EXHIBIT 10.121

EXECUTION COPY

RECEIVABLES FINANCING AGREEMENT

dated as of September 23, 2004

among

UPFC FUNDING CORP.,

as Borrower

UNITED AUTO CREDIT CORPORATION,

individually and as Seller and Servicer,

UNITED PANAM FINANCIAL CORP.,

as Guarantor,

THE LENDERS PARTIES HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Agent,

THE OTHER AGENTS PARTIES HERETO,

CENTERONE FINANCIAL SERVICES LLC,

as Backup Servicer

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Custodian

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative/Collateral Agent

i

(continued)

(continued)

(continued)

(continued)

EXHIBIT A	Form of Advance Request
EXHIBIT B	Form of Note
EXHIBIT C	Form of Borrowing Base Confirmation
EXHIBIT D	Form of Agreed Upon Procedures Letter

v

RECEIVABLES FINANCING AGREEMENT

THIS RECEIVABLES FINANCING AGREEMENT is made and entered into as of September 23, 2004, among UPFC FUNDING CORP., a California corporation (the “Borrower”), UNITED AUTO CREDIT CORPORATION, a California corporation, in its individual capacity (“UACC”) and as seller (in such capacity, the “Seller”) and as servicer (in such capacity, the “Servicer”), UNITED PANAM FINANCIAL CORP., a California corporation, in its individual capacity (“UPFC”) and as guarantor (in such capacity, the “Guarantor”), each NONCOMMITTED LENDER (as hereinafter defined) FROM TIME TO TIME PARTY HERETO, each COMMITTED LENDER (as hereinafter defined) FROM TIME TO TIME PARTY HERETO, the AGENTS for the Lender Groups from time to time parties hereto (each such party, together with their respective successors in such capacity, an “Agent”), CENTERONE FINANCIAL SERVICES LLC, as Backup Servicer, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Custodian, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Administrative/Collateral Agent (together with its successors in such capacity, the “Administrative/Collateral Agent”).

BACKGROUND

1. The Borrower desires that the Lenders extend financing to the Borrower on the terms and conditions set forth herein.

2. The Lenders are willing to provide such financing on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Accountants’ Report” has the meaning set forth in Section 8.7.

“Accounting Date” means (a) the last day of a Collection Period and (b) with respect to a Distribution Date or Servicer Report Date, the last day of the Collection Period preceding such Distribution Date or Servicer Report Date (such date being referred to as the “related Accounting Date” with respect to such Distribution Date or Servicer Report Date).

“Accrual Period” means, with respect to any Distribution Date, the period from and including the previous Distribution Date (or, in the case of the first Distribution Date, from and including the Effective Date) through and including the day preceding such Distribution Date.

“Additional Reserve Account Requirement” means, on any date, the product of (a) the Aggregate Outstanding Principal Balance of Eligible Contracts which are Transferred Contracts on such date and (b) the Additional Reserve Account Percentage on such date.

“Additional Reserve Account Percentage” means, on any date, the sum of (i) the product of (a) 0.35% and (b) the excess, if any, of the Walk-In Payment Ratio for the preceding Collection Period over 20%, (ii) any Initial Term Securitization Differential, (iii) any Subsequent Term Securitization Differential, (iv) the product of (a) 2% and (b) the number, if any, of the following events which have occurred as of such date (and which have not been cured as described below):

(1) the Net Loss Ratio exceeds (x) prior to the first Take-Out Securitization, 7.00% or (y) after the first Take-Out Securitization, 2.50%;

(2) the Delinquency Ratio exceeds (x) prior to the first Take-Out Securitization, 2.00% or (y) after the first Take-Out Securitization, 1.50%;

(3) the Portfolio Loss Ratio exceeds 8.00%; and

(4) the Portfolio Delinquency Ratio exceeds 2.00%.

and (v) the product of (a) 2% and (b) the number, if any, of the following events which have occurred as of such date (and which have not been cured as described below):

(A) the Net Loss Ratio exceeds (x) prior to the first Take-Out Securitization, 7.50% or (y) after the first Take-Out Securitization, 3.00%;

(B) the Delinquency Ratio exceeds (x) prior to the first Take-Out Securitization, 3.00% or (y) after the first Take-Out Securitization, 1.75%;

(C) the Portfolio Loss Ratio exceeds 9.00%; and

(D) the Portfolio Delinquency Ratio exceeds 2.25%.

If any event set forth in clauses (1) through (4) or (A) through (D) above shall occur, such event shall be deemed cured only if, subsequent thereto, for three consecutive Monthly Periods the related ratio shall comply with the requirements of such clause; provided, however, that Additional Reserve Account Percentage shall not be adjusted downward as specified above by more than one percentage point per Distribution Date for each such condition that has been satisfied for the three applicable Monthly Periods. If none of the events set forth in clauses (1) through (4) or (A) through (D) above shall have occurred, the amount included in the Additional Reserve Account Percentage pursuant to clauses (iv) and (v) shall be 0%.

“Adjusted Commitment Percentage” means, for a Committed Lender with respect to a specific Noncommitted Lender, the Commitment of such Committed Lender as a percentage of the Maximum Loan Amount of such Noncommitted Lender.

“Adjusted Eurodollar Rate” means, for any Fixed Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equivalent to the rate determined pursuant to the following formula:

Adjusted Eurodollar Rate	=	LIBOR Rate
1-LIBOR Reserve Percentage

on the first day of such Fixed Period.

“Administrative/Collateral Agent” means Deutsche Bank Trust Company Americas solely in its capacity as Administrative/Collateral Agent, together with its permitted successors and assigns in such capacity.

“Administrative/Collateral Agent Fee Letter” means (a) that certain schedule of fees of Deutsche Bank Trust Company Americas, acknowledged by UACC and the Borrower, as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Required Lenders and (b) any letter agreement(s) or schedule of fees entered into by UACC and the Borrower, with the consent of the Required Lenders, with a substitute Administrative/Collateral Agent in replacement of the schedule of fees referred to in clause (a) above relating to fees payable to such substitute Administrative/Collateral Agent.

“Administrative/Collateral Agent’s Account” has the meaning set forth in Section 5.1(a).

“Advance” means any amount disbursed by any Lender to the Borrower under this Agreement.

“Adverse Claim” means any claim of ownership or any Lien, security interest, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien or security interest, other than the security interest created hereunder.

“Affected Person” has the meaning set forth in Section 6.1.

“Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a)	to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing partners; or

(b)	to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” has the meaning set forth in the Preamble.

“Aggregate Eligible Contracts Balance” means, as of any date, the Aggregate Outstanding Principal Balance of all Transferred Contracts which are Eligible Contracts on such day of determination.

“Aggregate Interest Rate Caps Notional Amount” shall mean with respect to any date of determination an amount equal to the sum of the notional amounts or equivalent amounts of all outstanding Cap Agreements, Replacement Interest Rate Caps and Qualified Substitute Arrangements, each as of such date of determination.

“Aggregate Outstanding Principal Balance” means, with respect to any group of Contracts as of any date, the sum of the outstanding Principal Balances of all such Contracts as at 11:59 p.m. on the immediately preceding day.

“Agreement” shall mean this Receivables Financing Agreement (including the Fee Letter), as it may be amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means a fluctuating rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a)	the rate of interest announced publicly by DBNY in New York, New York, from time to time as DBNY’s base commercial lending rate; and

(b)	½ of one percent above the Federal Funds Rate.

“Alternative Rate” for any Advance means a rate per annum equal to 1.50% per annum above the Adjusted Eurodollar Rate for such Advance or portion thereof; provided, however, that in the case of

(a) any Fixed Period on or after the first day on which a Committed Lender shall have notified the related Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Committed Lender to fund such Advance at the Alternative Rate set forth above (and such Committed Lender shall not have subsequently notified such Agent that such circumstances no longer exist),

(b) any Fixed Period of less than seven days,

(c) any Fixed Period of seven to (and including) 29 days, in the event the Adjusted Eurodollar Rate is not reasonably available to any Agent for such a Fixed Period,

(d) any Fixed Period as to which the related Advance will not be funded by issuance of commercial paper, as determined by the related Agent (on behalf of a Noncommitted Lender) later than 12:00 noon (New York City time) on the second Business Day preceding the first day of such Fixed Period, or

(e) any Fixed Period for a Borrowing the principal amount of which allocated to the Committed Lenders in the aggregate is less than $1,000,000,

the “Alternative Rate” shall be a floating rate per annum equal to the Alternate Base Rate in effect on each day of such Fixed Period.

“Amount Available” means, with respect to any Distribution Date, the sum of (a) the amount of Net Collections with respect to the related Collection Period and any amounts paid into the Collection Account under any Interest Rate Cap with respect to the Accrual Period ending on the day preceding such Distribution Date, plus (b) any investment income earned on amounts on deposit in the Collection Account, the Cap Funding Reserve Account and the Reserve Account since the prior Distribution Date (or the Effective Date in the case of the first Distribution Date), plus (c) any Repurchase Amounts deposited in the Collection Account since the last day of the related Collection Period, plus (d) any amounts deposited in the Collection Account pursuant to Section 9.7(c) or 9.7(d) on such Distribution Date

“Available Commitment Amount” of a Noncommitted Lender means the aggregate of the unutilized Commitments of the Committed Lenders with respect to such Noncommitted Lender.

“Backup Servicer” means CenterOne Financial Services LLC, a Delaware limited liability company, in its capacity as Backup Servicer, together with its permitted successors and assigns in such capacity.

“Backup Servicer Fee” means, for any Distribution Date, the amount payable to the Backup Servicer as its regular fee on such Distribution Date pursuant to the Backup Servicer Fee Letter.

“Backup Servicer Fee Letter” means (a) that certain schedule of fees of CenterOne Financial Services LLC, acknowledged by UACC and the Borrower, and consented to by the Administrative/Collateral Agent            , as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Required Lenders and (b) any letter agreement(s) or schedule of fees entered into by UACC and the Borrower, with the consent of the Required Lenders, with a substitute Backup Servicer in replacement of the schedule of fees referred to in clause (a) above relating to fees payable to such substitute Backup Servicer.

“Bankruptcy Code” means the Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.

“Borrower” has the meaning set forth in the Preamble.

“Borrower Account Collateral” has the meaning set forth in Section 13.1.

“Borrower Accounts” has the meaning set forth in Section 9.1.

“Borrower Assigned Agreements” has the meaning set forth in Section 13.1.

“Borrower Collateral” has the meaning set forth in Section 13.1.

“Borrowing Base Confirmation” has the meaning set forth in Section 7.1.

“Cap Agreements” shall mean each interest rate cap agreement, between the Borrower and a Cap Provider, as amended from time to time, and any additional interest rate protection agreement or agreements, entered into between the Borrower and a Cap Provider, as the same may from time to time, with the prior written consent of the Required Lenders and the Rating Agencies, be amended, restated, modified and in effect.

“Cap Funding Reserve Account” means the account designated as the Cap Funding Reserve Account in, and which is established and maintained pursuant to, Section 9.1(a).

“Cap Funding Reserve Account Requirement” shall mean, with respect to any Servicer Report Date, the amount required as of such date to purchase Interest Rate Caps meeting the requirements of Section 11.6 of this Agreement if they were required to be purchased on such date pursuant thereto; provided that the Servicer (or, if UACC shall not be the Servicer, DBNY) shall contact qualified Cap Providers to determine the Cap Funding Reserve Account Requirement and shall report such amount (i) in the first monthly Distribution Date Statement following the Effective Date and (ii) in each monthly Distribution Date Statement following the Servicer Report Date in which UACC and UPFC fail to satisfy the Minimum Liquidity Amount Test.

“Cap Provider” shall mean (a) a third party cap provider having a senior unsecured debt rating of at least “A” by Standard & Poor’s and “A2” by Moody’s and not on credit watch with negative implications (or a similar status), or (b) a third party cap provider approved by the Lenders.

“Capped Fees/Expenses – Backup Servicer” means, at any time, fees, costs and expenses due at such time (if any) to the Backup Servicer under the Transaction Documents such that the aggregate amount of such fees, costs and expenses paid to the Backup Servicer under the Transaction Documents in any calendar year do not exceed $45,000.

“Capped Fees/Expenses – Administrative/Collateral Agent” means, at any time, fees, costs and expenses due at such time (if any) to the Administrative/Collateral Agent under the Transaction Documents such that the aggregate amount of such fees, costs and expenses paid to the Administrative/Collateral Agent under the Transaction Documents in any calendar year do not exceed $50,000.

“Capped Fees/Expenses – Custodian” means, at any time, fees, costs and expenses due at such time (if any) to the Custodian under the Transaction Documents such that the aggregate amount of such fees, costs and expenses paid to the Custodian under the Transaction Documents in any calendar year do not exceed $100,000.

“Capped Yield/Fee Amount” means, with respect to any Distribution Date, the amount of Yield which would have accrued on the Advances during the Accrual Period with respect to such Distribution Date if all Advances bore interest at 4% per annum.

“CenterOne” means CenterOne Financial Services LLC, a Delaware limited liability company.

“Collection Account” means the account designated as the Collection Account in, and which is established and maintained pursuant to, Section 9.1(a).

“Collection Period” means any calendar month and, with respect to a Servicer Report Date or a Distribution Date, the calendar month preceding the month in which such Servicer Report Date or Distribution Date occurs (such calendar month being referred to as the “related” Collection Period with respect to such Servicer Report Date or Distribution Date) or, in the case of the initial Distribution Date and Servicer Report Date, the period commencing at the opening of business on the Effective Date and ending at the end of the calendar month in which the Effective Date occurs. Any amount stated “as of the close of business of the last day of a Collection Period” shall give effect to the following calculations as determined as of the end of the day on such last day: (i) all applications of collections on the Transferred Contracts and Repurchase Amounts, and (ii) all distributions.

“Commercial Paper Rate” for Advances means, to the extent a Noncommitted Lender funds such Advances by issuing commercial paper, the sum of (i) the weighted average of the rates at which commercial paper notes of such Noncommitted Lender issued to fund such Advances may be sold by any placement agent or commercial paper dealer selected by such Noncommitted Lender, as agreed in good faith between each such agent or dealer and such Noncommitted Lender; provided if the rate (or rates) as agreed between any such agent or dealer and such Noncommitted Lender for any Advance is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum plus (ii) .05% per annum plus (iii) any and all reasonable costs and expenses of any issuing and paying agent or other Person responsible for the administration of such Noncommitted Lender’s commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper issued to fund the making or maintenance of any Advance. Each Noncommitted Lender shall notify the Administrative/Collateral Agent of its Commercial Paper Rate applicable to any Advance promptly after the determination thereof.

“Commitment” means, for any Committed Lender, the maximum amount of such Committed Lender’s commitment to fund Advances hereunder, as set forth on the signatures pages hereof. In the event that a Committed Lender maintains a portion of its Commitment hereunder with respect to more than one Noncommitted Lender, such Committed Lender shall be deemed to hold separate Commitments hereunder in each such capacity.

“Commitment Percentage” means, for a Committed Lender, such Committed Lender’s Commitment as a percentage of the aggregate Commitments of all Committed Lenders.

“Committed Lender” means, with respect to a Noncommitted Lender, each financial institution party to this Agreement designated as a “Committed Lender” with respect to such Noncommitted Lender, and any assignee of such Committed Lender pursuant to Article XVI to the extent such assignee has assumed a portion of the Commitment of such Committed Lender.

“Contract Collateral” means the Transferred Contracts together with the Other Conveyed Property.

“Custodial Receipt” means a Custodian’s Acknowledgment in the form of Exhibit A to the Sale and Servicing Agreement.

“Custodian” means Deutsche Bank Trust Company Americas solely in its capacity as Custodian, together with its permitted successors and assigns in such capacity.

“Custodian Fee Letter” means (a) that certain schedule of fees of Deutsche Bank Trust Company Americas, acknowledged by UACC and the Borrower, and consented to by the Administrative/Collateral Agent, as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Required Lenders and (b) any letter agreement(s) or schedule of fees entered into by UACC and the Borrower, with the consent of the Required Lenders, with a substitute Custodian in replacement of the schedule of fees referred to in clause (a) above relating to fees payable to such substitute Custodian.

“DBNY” means Deutsche Bank AG, New York Branch.

“Dealer Discount” means, with respect to any Contract, the percentage discount from par at which UACC purchased such Contract from the related Dealer.

“Debt/Income Ratio” means, with respect to any Contract, the percentage equivalent of a fraction the numerator of which is the aggregate outstanding Indebtedness of the Obligor under such Contract and denominator of which is the related Obligor’s gross income.

“Default Rate” means a rate per annum equal to 2.00% plus the Alternate Base Rate (but not less than the Yield (if any) in effect for the related monetary obligation).

“Delinquency Ratio” means, on any day, the average of the Monthly Delinquency Ratios for the three most recently completed Collection Periods.

“Distribution Date” means the 20th day of each calendar month, or if such 20th day is not a Business Day, the next succeeding Business Day, commencing October 20, 2004.

“Dollar(s)” and the sign “$” mean lawful money of the United States of America.

“Effective Date” has the meaning set forth in Section 7.1.

“Effective Advance Rate” means, on any day, the lesser of (i) the Initial Advance Rate and (ii) the percentage equivalent of a fraction the numerator of which is the then outstanding principal amount of all Advances and the denominator of which is the sum of (A) the Aggregate Eligible Contracts Balance as of such day less any Overconcentration Amount, plus (B) the amount on deposit in the Collection Account which represents principal collections on Transferred Contracts as of such day (other than, if such day is a Distribution Date, any such principal collections to be included in the Amount Available on such day).

“Eligible Account” means (i) a segregated trust account or (ii) a segregated direct deposit account, in each case, maintained with a depository institution or trust company organized under the laws of the United States of America, or any of the States thereof, or the District of Columbia, having a certificate of deposit, short term deposit or commercial paper rating of at least A-1+ by Standard & Poor’s and P-1 by Moody’s. In either case, such depository institution or trust company shall have been approved by the Required Lenders, acting in their discretion, by written notice to the Servicer. Deutsche Bank Trust Company Americas and DBNY are each deemed to be an acceptable depository institution to the Required Lenders.

“Eligible Assignee” has the meaning set forth in Section 16.1.

“Eligible Contract” means, as of any date, a Contract as to which the representations and warranties set forth in Section 3.01(b) of the Sale and Servicing Agreement are true and correct on such date.

“Eligible Servicer” means (a) UACC, (b) the Backup Servicer or (c) another Person which at the time of its appointment as Servicer (i) is servicing a portfolio of motor vehicle retail installment contracts and/or motor vehicle installment loans, (ii) is legally qualified and has the capacity to service the Transferred Contracts, (iii) has demonstrated the ability to service a portfolio of motor vehicle retail installment contracts and/or motor vehicle installment loans similar to the Transferred Contracts with reasonable skill and care, (iv) is qualified and entitled to use, pursuant to a license or other written agreement, and agrees to maintain the confidentiality of, the software which the Servicer uses in connection with performing its duties and responsibilities under this Agreement or otherwise has available software which is adequate to perform its duties and responsibilities under this Agreement, (v) has capital in excess of $75,000,000 and (vi) has been approved by the Required Lenders.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“Executive Officer” means, with respect to any corporation, the President, Chief Financial Officer or any Vice President.

“Facility” has the meaning set forth in Section 2.1.

“Facility Limit” means the Total Commitment.

“Facility Termination Date” means the earliest of (a) the Scheduled Facility Termination Date, (b) the Stated Facility Termination Date and (c) the effective date on which the Facility is terminated pursuant to Section 14.2.

“Facility Termination Event” means any of the events described in Section 14.1.

“Federal Funds Rate” means, for any period, a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative/Collateral Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” has the meaning set forth in Section 3.4.

“Fees” means all fees and other amounts payable by the Borrower to the Administrative/Collateral Agent, on behalf of itself, the Lenders and the Support Parties, pursuant to the Fee Letter.

“Fixed Period” means with respect to any Advance:

(a) the period commencing on the date of the initial funding of such Advance and ending on the succeeding Distribution Date; and

(b) thereafter, each period commencing on the last day of the immediately preceding Fixed Period for such Advance and ending on the next succeeding Distribution Date.

“GAAP” means generally accepted accounting principles in the United States, which are applicable to the circumstances as of any date of determination.

“Guarantor” has the meaning set forth in the Preamble.

“Increased Costs” means collectively, any increased cost, loss or liability owing to the Administrative/Collateral Agent and/or any other Affected Person under Article VI of this Agreement.

“Indebtedness” means, with respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services (including trade obligations); (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations issued for or liabilities incurred on the account of such Person; (e) obligations or liabilities of such Person arising under acceptance facilities; (f) obligations of such Person under any guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any lien on property or assets of such Person, whether or not the obligations have been assumed by such Person; or (h) obligations of such Person under any interest rate or currency exchange agreement.

“Indemnified Amounts” has the meaning set forth in Section 17.1.

“Indemnified Party” has the meaning set forth in Section 17.1.

“Indemnity Amounts” means, collectively, all indemnity obligations and other amounts owing to the Administrative/Collateral Agent, any Agent, any Lender and/or any other Indemnified Party under Section 13.7, Article XVII or Section 18.4.

“Independent Accountants” has the meaning set forth in Section 8.7.

“Initial Advance Rate” means, on any day, 88%.

“Initial Borrowing Base” means, on any day, the sum of (a) the product of (1) the Initial Advance Rate and (2) the sum of (i) the Aggregate Outstanding Principal Balance of all Transferred Contracts, if any, which are Eligible Contracts which are being transferred to the Borrower on such day of determination less any Overconcentration Amount with respect to such Transferred Contracts, plus (ii) the amount on deposit in the Collection Account which represents principal collections on Transferred Contracts as of such day (other than, if such day is a Distribution Date, any such principal collections to be included in the Amount Available on such day) and (b) the product of (1) the Effective Advance Rate on such day (prior to giving effect to the transfer of Eligible Contracts to the Borrower on such day) and (2) the Aggregate Eligible Contracts Balance as of such day less any Overconcentration Amount (each determined prior to giving effect to the transfer of Eligible Contracts to the Borrower on such day).

“Initial Term Securitization Differential” means, if (x) UACC or any Affiliate of UACC or the Borrower enters into any asset securitization transaction of any sort secured, directly or indirectly, by any Contract and (y) the initial credit enhancement (stated as a percentage of the principal balance of the Contracts in such asset securitization transaction) for the related surety provider or financial guaranty issuer, whether in the form of subordinated securities, letters of credit, cash reserve or spread account or otherwise, required by such surety provider or financial guaranty issuer exceeds the sum of (i) 100% minus the Initial Advance Rate, (ii) the Minimum Reserve Account Percentage minus (iii) 2%, the amount (expressed as a percentage) of such excess.

“Insolvency Event” means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 60 days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Interest Rate Caps” shall mean the interest rate caps provided pursuant to Cap Agreements by one or more Cap Providers to the Administrative/Collateral Agent pursuant to Section 11.6 which shall entitle the Administrative/Collateral Agent to receive monthly payments equal to the product of (i) the positive difference, if any, between LIBOR Rate in effect for each applicable Interest Accrual Period and a rate per annum no greater than 9.0%, (ii) the notional amount of such interest rate cap and (iii) the actual number of days in the Interest Accrual Period divided by 360.

“Interim Distribution Date” means any Business Day, other than a Distribution Date, on which Advances are being paid or prepaid.

“Investor” means (i) all Lenders, (ii) all other owners by assignment or participation of an Advance and, to the extent of the undivided interests so assigned or participated, all Participants (in accordance with Section 16.9), and (iii) each Agent and any subsequent holder of a Note (in accordance with Section 16.5).

“Lender” means any Noncommitted Lender or Committed Lender, and “Lenders” means, collectively, all Noncommitted Lenders and Committed Lenders.

“LIBOR Rate” shall mean, with respect to any Fixed Period, the rate per annum shown on Telerate Page 3750 as the composite offered rate for London interbank deposits for a period equal to such Fixed Period, as shown under the heading “USD” as of 11:00 a.m., London time, two Business Days prior to the first day of such Fixed Period; provided that in the event no such rate is shown, the LIBOR Rate shall be the rate per annum based on the rates at which Dollar deposits for a period equal to such Fixed Period are displayed on page “LIBOR” of the Reuters Monitor Money Rates Service or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks as of 11:00 a.m., London time, two London Business Days prior to the first day of such Fixed Period (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided further that in the event fewer than two such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be a rate per annum at which deposits in Dollars are offered by the principal office of Deutsche Bank AG in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Fixed Period for delivery on such first day and for a period equal to such Fixed Period.

“LIBOR Reserve Percentage” shall mean, with respect to any Fixed Period, a percentage (expressed as a decimal) equal to the weighted average of the percentages in effect during such Fixed Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements applicable to “Eurocurrency liabilities” pursuant to Regulation D or any other applicable regulation of the

Federal Reserve Board (or any successor thereto) which prescribes reserve requirements applicable to “Eurocurrency liabilities” as currently defined in Regulation D.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Liquidity Amount” shall mean, on any determination date, the sum of cash or cash equivalents owned by UACC and UPFC and any of their respective subsidiaries (including Pan American Bank) on such determination date and 80% of the unpledged securities or other obligations issued or guaranteed by any agency of the United States government owned by UACC and UPFC and any of their respective subsidiaries (including Pan American Bank) on such determination date.

“Maximum Loan Amount” of a Noncommitted Lender means the aggregate Commitment of the Committed Lenders with respect to such Noncommitted Lender.

“Minimum Liquidity Amount Test” shall be met, on any determination date, if the Liquidity Amount is then, and is reasonably expected throughout the then following six-month period to continue to be, at least $10,000,000, and UACC shall have provided a certification to such effect to the Administrative/Collateral Agent, accompanied by a quarterly financial forecast for the following two-year period and a reasonably detailed calculation of the Liquidity Amount and of compliance with such test.

“Minimum Reserve Account Requirement” means, on any date, the greater of (a) the product of 0.25% and the Facility Limit on such date and (b) the product of the Minimum Reserve Account Percentage and the Aggregate Outstanding Principal Balance of Eligible Contracts which are Transferred Contracts on such date.

“Minimum Reserve Account Percentage” means, on any date, 2%

“Monthly Delinquency Ratio” means, as of any date, the percentage equivalent of a fraction (a) the numerator of which is the Aggregate Outstanding Principal Balance of all Transferred Contracts which are Delinquent Contracts (including Contracts with respect to which the related Financed Vehicle was repossessed) as of such date and (b) the denominator of which is the Aggregate Outstanding Principal Balance of all Transferred Contracts as of such date.

“Monthly Net Loss Ratio” means, for any Collection Period, the percentage equivalent of a fraction (a) the numerator of which is the product of (i) the Aggregate Outstanding Principal Balance of all Transferred Contracts which became Liquidated Contracts during such Collection Period less Net Liquidation Proceeds during such Collection Period and (ii) 12 and (b) the denominator of which is the Aggregate Outstanding Principal Balance of all Transferred Contracts as of the last day of the preceding Collection Period.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Net Loss Ratio” means, on any day, the average of the Monthly Net Loss Ratios for the three most recently completed Collection Periods.

“Net Spread – All-In” means, as of any date, the positive excess (rounded upward to the nearest 0.5%), if any, of (a) the product of the weighted average APR of the Eligible Contracts on such date (after giving effect to any reduction of the APR of any Eligible Contract pursuant to the provision of Section 4.01 of the Sale and Servicing Agreement) times the Performing Loan Factor on such date over (b) the sum of (i) the Total Expense Percentage plus (ii) the weighted (on the basis of notional amounts) average strike prices for the Interest Rate Caps in effect on such date.

“Net Spread – Senior” means, as of any date, the positive excess (rounded upward to the nearest 0.5%), if any, of (a) the product of the weighted average APR of the Eligible Contracts on such date (after giving effect to any reduction of the APR of any Eligible Contract pursuant to the provision of Section 4.01 of the Sale and Servicing Agreement) times the Performing Loan Factor on such date over (b) the sum of (i) the Total Expense Percentage plus (ii) 3.15%.

“Noncommitted Lender” means each Structured Lender which shall become a party hereto.

“Noncommitted Lender Liquidity Arrangement” means each liquidity, credit enhancement or “back-stop” purchase or loan facility for a Noncommitted Lender relating to this Agreement.

“Noncommitted Percentage” means, for a Noncommitted Lender, such Noncommitted Lender’s Maximum Loan Amount as a percentage of the Facility Limit.

“Note” means the promissory grid note, in the form of Exhibit B, made payable to the order of an Agent, on behalf of the related Investors.

“Note Register” has the meaning set forth in Section 16.5(a).

“Note Registrar” has the meaning set forth in Section 16.5(a).

“Obligations” means all obligations (monetary or otherwise) of the Borrower to the Investors, the Agents, the Interest Rate Cap Counterparties, the Custodian, the Backup Servicer, CenterOne, the Administrative/Collateral Agent or any other Affected Person or Indemnified Party arising under or in connection with this Agreement, the Notes and each other Transaction Document.

“Officer’s Certificate” means a certificate signed by an Executive Officer.

“Official Body” means any government or political subdivision or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Opinion of Counsel” means a written opinion of independent counsel reasonably acceptable in form and substance and from counsel acceptable to the Required Lenders.

“Other Conveyed Property” means the items transferred to the Borrower pursuant to Section 2.01(a) of the Sale and Servicing Agreement other than the Transferred Contracts.

“Overconcentration Amount” means, as of any date, the sum, without duplication, of the following:

(a) the amount, if any, by which the Aggregate Outstanding Principal Balance of all Transferred Contracts which are Eligible Contracts which were originated by any Dealer exceeds 1.00% of the Aggregate Eligible Contracts Balance;

(b) the amount, if any, by which the Aggregate Outstanding Principal Balance of all Transferred Contracts which are Eligible Contracts which were originated by Obligors having an address in a particular state exceeds the percentage of the Aggregate Eligible Contracts Balance set forth opposite the name of such state below:

State	Percentage
California, Florida	25%
Texas	20%
Illinois, Arizona, New York, Ohio, North Carolina, Georgia, Virginia	10%
Indiana, Washington, Maryland, Missouri	7%
All other states	5%

(c) the Aggregate Outstanding Principal Balance, if any, of Transferred Contracts with the highest Dealer Discounts which if removed from the Transferred Contracts would cause the weighted average Dealer Discount of all remaining Transferred Contracts which are Eligible Contracts to be less than 7.5%;

(d) the Aggregate Outstanding Principal Balance, if any, of Transferred Contracts with the highest Debt/Income Ratios which if removed from the Transferred Contracts would cause the weighted average Debt/Income Ratio of all remaining Transferred Contracts which are Eligible Contracts to be less than 35%; and

(e) the Aggregate Outstanding Principal Balance, if any, of Transferred Contracts with the highest Payment/Income Ratios which if removed from the Transferred Contracts would cause the weighted average Payment/Income Ratio of all remaining Transferred Contracts which are Eligible Contracts to be less than 15%.

“Participant” has the meaning set forth in Section 16.9.

“Payment/Income Ratio” means, with respect to any Contract, the percentage equivalent of a fraction the numerator of which is the aggregate monthly payment due under such Contract and denominator of which is the related Obligor’s gross income.

“Performing Loan Factor” means, on any day, 1 minus the most recently calculated Monthly Delinquency Ratio.

“Permitted Investment” means, at any time:

(a) direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b) demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Administrative/Collateral Agent or any agent thereof acting in its commercial capacity); provided that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1+” by Standard & Poor’s and “P-1” by Moody’s;

(c) repurchase obligations pursuant to a written agreement (i) with respect to any obligation described in clause (a) above, where the Administrative/Collateral Agent has taken actual or constructive delivery of such obligation in accordance with Article IX of this Agreement, and (ii) entered into with (x) DBNY or (y) the corporate trust department of a depository institution or trust company organized under the laws of the United States or any State thereof, the deposits of which are insured by the Federal Deposit Insurance Corporation and the short-term unsecured debt obligations of which are rated at least “A-1+” by Standard & Poor’s and “P-1” by Moody’s (including, if applicable, the Administrative/Collateral Agent or any agent thereof acting in its commercial capacity);

(d) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any State whose long-term unsecured debt obligations are assigned one of the two highest long-term ratings by each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that an investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the Collection Account, the Cap Funding Reserve Account and the Reserve Account to exceed 10% of the value of Permitted Investments held in such accounts (with Permitted Investments held in such accounts valued at par);

(e) commercial paper that (i) is payable in United States dollars and (ii) is rated at least “A-1+” by Standard & Poor’s and “P-1” by Moody’s;

(f) units of money market funds rated in the highest credit rating category by each Rating Agency; or

(g) any other demand or time deposit, obligation, security or investment (including, without limitation, a hedging arrangement) as may be acceptable to the Required Lenders, as evidenced by a writing to that effect.

Permitted Investments may be purchased by or through the Administrative/Collateral Agent or any of its Affiliates. All Permitted Investments shall be held in the name of the Administrative/Collateral Agent. No Permitted Investment shall have an “r” highlighter affixed to its Standard & Poor’s rating.

“Permitted Lien” means (i) the Lien in favor of the Administrative/Collateral Agent for the benefit of the Secured Parties, (ii) the restrictions on transferability imposed by the Transaction Documents and (iii) inchoate Liens for taxes not yet payable and mechanics’ or suppliers’ liens for services or materials supplied the payment of which is not yet overdue.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Portfolio Delinquency Ratio” means, on any day, the average of the Portfolio Monthly Delinquency Ratios for the three most recently completed Collection Periods.

“Portfolio Monthly Delinquency Ratio” means, for any Collection Period, the percentage equivalent of a fraction (a) the numerator of which is the aggregate outstanding Principal Balance of all Contracts serviced by the Servicer which became Delinquent Contracts or with respect to which the related Financed Vehicle was repossessed during such Collection Period and (b) the denominator of which is the aggregate outstanding Principal Balance of all Contracts serviced by the Servicer as of the last day of the preceding Collection Period.

“Portfolio Monthly Loss Ratio” means, for any Collection Period, the percentage equivalent of a fraction (a) the numerator of which is the product of (i) the aggregate outstanding Principal Balance of all Contracts serviced by the Servicer which became Liquidated Contracts during such Collection Period less Net Liquidation Proceeds during such Collection Period and (ii) 12 and (b) the denominator of which is the aggregate outstanding Principal Balance of all Contracts serviced by the Servicer as of the last day of the preceding Collection Period.

“Portfolio Loss Ratio” means, on any day, the average of the Portfolio Monthly Loss Ratios for the three most recently completed Collection Periods.

“Purchase Date” means, with respect to a Transferred Contract, the date on which such Contract is sold or contributed to the Borrower pursuant to the Sale and Servicing Agreement.

“Qualified Substitute Arrangement” shall have the meaning specified in Section 11.6(d) of this Agreement.

“Rating Agencies” means Standard & Poor’s and Moody’s.

“Record Date” means, with respect to any Servicer Report Date or Distribution Date, the last day of the immediately preceding calendar month.

“Replacement Interest Rate Cap” shall mean one or more Interest Rate Caps, which in combination with all other Interest Rate Caps then in effect, after giving effect to any planned cancellations of any presently outstanding Interest Rate Caps satisfy the Borrower’s covenant contained in Section 11.6 of this Agreement to maintain Interest Rate Caps.

“Repurchased Contract” means, with respect to any Collection Period, any Transferred Contract as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Borrower or the Servicer, as applicable, on or before the related Servicer Report Date and any Transferred Contract purchased by the Servicer, the Seller or UACC pursuant to the Sale and Servicing Agreement as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Servicer, the Seller or UACC, as the case may be.

“Required Interest Rate Caps Notional Amount” shall mean, with respect to any date of determination, the outstanding principal amount of the Advances on such date of determination.

“Required Lenders” means, at any time, (a) Noncommitted Lenders holding Advances aggregating at least 66-2/3% of all Advances then owing to Noncommitted Lenders, and (b) Committed Lenders having Commitments or, if no Commitments are in effect, Advances, aggregating at least 66-2/3% of the Total Commitment or Advances owing to Committed Lenders (as the case may be).

“Required Reserve Account Amount” means, on any date, the sum of (a) the Minimum Reserve Account Requirement and (b) the Additional Reserve Account Requirement.

“Reserve Account” means the account designated as the Reserve Account in, and which is established and maintained pursuant to, Section 9.1(a).

“Responsible Officer” means, with respect to any Person that is not an individual, the President, any Vice-President or Assistant Vice-President or the Controller of such Person, or any other officer or employee having similar functions.

“Sale and Servicing Agreement” means the Sale and Servicing Agreement, dated as of September 23, 2004, by and among the Borrower, the Seller, the Custodian and the Servicer.

“Scheduled Facility Termination Date” means the date that is 364 days from the Effective Date of this Agreement or such later date to which the Scheduled Facility Termination Date may be extended, if extended, pursuant to Section 2.7.

“Secured Parties” means, collectively, each Agent, each Lender, the Administrative/Collateral Agent, each other Affected Person and their respective successors and assigns.

“Servicer” means UACC or, as applicable, any successor servicer appointed pursuant to the Sale and Servicing Agreement.

“Servicing Fee” means, with respect to any Distribution Date, the fee payable to the Servicer for services rendered during the related Collection Period, which shall be equal to one-twelfth of the Servicing Fee Percentage multiplied by the average Aggregate Outstanding Principal Balance of Transferred Contracts for each day during the related Collection Period and, with respect to any successor Servicer, the greater of (i) $5,000 per Collection Period and (ii) the aggregate for each Contract of the greater of (a) 3.00% times the Outstanding Principal Balance of that Contract as of the opening of business on the first day of such Collection Period times one twelfth and (b) $15.00 plus all expenses reimbursable to such successor Servicer pursuant to the Backup Servicer Fee Letter or this Agreement.

“Servicing Fee Percentage” means 3.0%, or, following a Servicer Default, such higher rate as may be payable at such time to a successor Servicer.

“Settlement Date” means, with respect to any Advance, (x) each Distribution Date or (y) the date on which the Borrower shall prepay such Advance pursuant to Section 2.6 hereof.

“SL Affected Party” has the meaning set forth in Section 3.3(c).

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Stated Facility Termination Date” means the date that is three years from the Effective Date of this Agreement.

“Structured Lender” shall mean any Person whose principal business consists of issuing commercial paper, medium term notes or other securities to fund its acquisition and maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets or interests therein and which is required by any nationally recognized statistical rating organization which is rating such securities to obtain from its principal debtors an agreement such as that set forth in Section 18.11(a) of this Agreement in order to maintain such rating.

“Subordinate Servicing Fee” means, with respect to any Distribution Date and with respect to any successor Servicer, the excess, if any, of the Servicing Fee calculated using $20.00 in clause (ii)(b) of the definition thereof over the Servicing Fee calculated using $15.00 in clause (ii)(b) thereof.

“Subsequent Term Securitization Differential” means, if (x) UACC or any Affiliate of UACC or the Borrower enters into any asset securitization transaction of any sort secured, directly or indirectly, by any Contract and (y) in connection with agreeing to any waiver or amendment to the transaction documents relating to such asset securitization, the related surety provider or financial guaranty issuer receives any additional credit enhancement (stated as a percentage of the principal balance of the Contracts in such asset securitization transaction) whether in the form of subordinated securities, letters of credit, cash reserve or spread account or otherwise, the amount (expressed as a percentage) of such additional credit enhancement.

“Subsidiary” means, with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

“Support Facility” shall mean any liquidity or credit support agreement with a Noncommitted Lender which relates to this Agreement (including any agreement to purchase an assignment of or participation in Notes).

“Support Party” shall mean any other bank, insurance company or other financial institution extending or having a commitment to extend funds to or for the account of a Noncommitted Lender (including by agreement to purchase an assignment of or participation in Notes) under a Support Facility. Each Committed Lender for a Noncommitted Lender shall be deemed to be a Support Party for such Noncommitted Lender.

“Tangible Net Worth” means, with respect to any Person, the net worth of such Person calculated in accordance with GAAP after subtracting therefrom the aggregate amount of such Person’s intangible assets, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Take-Out Securitization” means (i) a financing transaction of any sort undertaken by any Affiliate of UACC or the Borrower secured, directly or indirectly, by any Contract which was a Transferred Contract prior to such transaction or (ii) any UACC or other asset securitization, secured loans, whole loan sale or similar transactions involving any Contract which was a Transferred Contract prior to such transaction or any beneficial interest therein.

“Target Advance Rate” means, on any day, 85%.

“Target Borrowing Base” means, on any day, the product of (1) the Target Advance Rate and (2) the sum of (i) the Aggregate Eligible Contracts Balance as of such day less any Overconcentration Amount, plus (ii) the amount on deposit in the Collection Account which represents principal collections on Transferred Contracts as of such day (other than, if such day is a Distribution Date, any such principal collections to be included in the Amount Available on such day).

“Taxes” has the meaning set forth in Section 5.1(b).

“Total Commitment” means the aggregate of the Commitments of all Committed Lenders.

“Total Expense Percentage” means, as of any date, the sum of (a) the Servicing Fee Percentage plus (b) the “Program Fee Rate” (as defined in the Fee Letter) plus (c) the “Usage Fee Rate” (as defined in the Fee Letter) plus (d) the rate at which fees due to the Custodian under the Custodian Fee Letter accrue (if calculated on the basis of the outstanding amount of Contracts) plus (e) the rate at which fees and expenses due to the Backup Servicer under the Backup Servicer Letter accrue (if calculated on the basis of the outstanding amount of Contracts) plus (f) the rate at which fees due to the Administrative/Collateral Agent under the Administrative/Collateral Agent Fee Letter accrue (if calculated on the basis of the outstanding amount of Contracts).

“Transaction Documents” means this Agreement, the Notes, the Fee Letter, the Sale and Servicing Agreement, the Intercreditor Agreement, each Interest Rate Cap and the other documents to be executed and delivered in connection with this Agreement.

“Transferred Contract” means each Contract which appears on any Schedule of Contracts at any time hereafter submitted to the Borrower pursuant to the Sale and Servicing Agreement, whether purchased by the Borrower or contributed to the capital of the Borrower. Once a Contract appears on any such Schedule of Contracts it shall remain a Transferred Contract; provided, however, that any Contract that is released from the Lien granted to the Administrative/Collateral Agent for the benefit of the Secured Parties pursuant hereto shall not be a “Transferred Contract” after such Contract is so released.

“Transfer Request” has the meaning set forth in Section 13.4.

“UACC” has the meaning set forth in the Preamble.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unmatured Facility Termination Event” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Facility Termination Event.

“UPFC” has the meaning set forth in the Preamble.

“Walk-In Payment Percentage” means, with respect to any Collection Period, the percentage equivalent of a fraction the numerator of which is the amount of Net Collections received in cash by the Servicer at its offices (as opposed to by mail) during such Collection Period and the denominator of which is the amount of Net Collections deposited in Collection Account by the Servicer during such Collection Period.

“Walk-In Payment Ratio” means, on any day, the average of the Walk-In Payment Percentages for the three most recently completed Collection Periods.

“written” or “in writing” (and other variations thereof) means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

“Yield” means, with respect to any period, the daily interest accrued on Advances during such period as provided for in Article III.

SECTION 1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto.

(b) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(d) The following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Instruments, Inventory, Investment Property and Proceeds.

(e) For the avoidance of doubt, on each date on which the Aggregate Eligible Contracts Balance, the Initial Borrowing Base or the Target Borrowing Base is required to be calculated by the Borrower, the Servicer, the Lenders or the Agents hereunder, the eligibility of each of the Transferred Contracts shall be redetermined as of such calculation date (i.e., each reference to a Closing Date in Section 3.01(b) of the Sale and Servicing Agreement shall be deemed to be a reference to the date of calculation) and, as a consequence thereof, Contracts that were Eligible Contracts on the related Closing Date may be excluded from the Aggregate Eligible Contracts Balance, the Initial Borrowing Base or the Target Borrowing Base (as the case may be) on the date of calculation.

(f) Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Sale and Servicing Agreement.

ARTICLE II

THE FACILITY, ADVANCE PROCEDURES AND NOTE

SECTION 2.1. Facility. On the terms and subject to the conditions set forth in this Agreement, each Noncommitted Lender may, in its sole discretion, make Advances (to the extent of its Available Commitment Amount) to the Borrower on a revolving basis from time to time during the period commencing on the Effective Date and ending on the Facility Termination

Date, in each case in such amounts as may be requested by the Borrower pursuant to Section 2.2. If on any day there shall be more than one Noncommitted Lender, any Advance requested by the Borrower on such day shall be allocated among the Noncommitted Lenders pro rata on the basis of their respective Noncommitted Percentages and each Noncommitted Lender may, in its sole and absolute discretion, determine whether to make an Advance in its allocated amount. If a Noncommitted Lender elects not to make a requested Advance, each of the Committed Lenders with respect to such Noncommitted Lender shall make Advances (in an aggregate amount equal to the requested Advance) to the Borrower (to the extent of the unutilized Commitment of each such Committed Lender and pro rata among such Committed Lenders in accordance with their respective Adjusted Commitment Percentages) on a revolving basis from time to time during the period commencing on the Effective Date and ending on the Facility Termination Date. The lending arrangement made available to the Borrower pursuant to the preceding sentences of this Section 2.1 is herein called the “Facility”. The aggregate principal amount of all Advances from time to time outstanding hereunder shall not exceed the lesser of (a) the Facility Limit and (b) the Initial Borrowing Base. In addition, under no circumstances shall any Lender make any Advance if after giving effect thereto the aggregate outstanding principal balance of all Advances owing to such Lender would exceed (i) if such Lender is a Noncommitted Lender, its Maximum Loan Amount or (ii) if such Lender is a Committed Lender, its applicable Commitment. Within the limits of the Facility, the Borrower may borrow, prepay and reborrow under this Section 2.1. No additional Advances may be made if the Backup Servicer shall be acting as Servicer.

SECTION 2.2. Advance Procedures. The Borrower may request an Advance hereunder by giving notice to the Administrative/Collateral Agent of a proposed Advance not later than 1:00 P.M., New York time, three Business Days prior to the proposed date of such Advance. Each such notice (herein called an “Advance Request”) shall be in the form of Exhibit A and shall include the date and amount of such proposed Advance and the Schedule of Contracts setting forth the information required therein with respect to the Contracts, if any, to be acquired by the Borrower on the date such Advance is requested to be made. No more than two Advance Requests may be made in any calendar week. Any Advance Request given by the Borrower pursuant to this Section 2.2 shall be irrevocable and binding on the Borrower. The Administrative/Collateral Agent shall promptly forward a copy of each Advance Request received by it to each Agent and each Lender. The Administrative/Collateral Agent shall have no obligation to lend funds hereunder.

Each Noncommitted Lender shall notify the Agent for its Lender Group by 10:00 a.m., New York City time, on the applicable requested date of Advance whether it has elected to make the Advance requested of it pursuant to the preceding paragraph. In the event that a Noncommitted Lender shall not have timely provided such notice, such Noncommitted Lender shall be deemed to have elected not to make such Advance. Such Agent shall notify each Committed Lender for such Noncommitted Lender on or prior to 11:00 a.m., New York City time, on the applicable requested date of Advance if such Noncommitted Lender has not elected to advance its entire Noncommitted Percentage of the Advance requested, which notice shall specify (i) the identity of such Noncommitted Lender, (ii) the portion of the Advance which such Noncommitted Lender has not elected to advance as provided above, and (iii) the respective

Adjusted Commitment Percentages of such Committed Lenders on such requested date of Advance (as determined by such Agent in good faith; for purposes of such determination, such Agent shall be entitled to rely conclusively on the most recent information provided by such Noncommitted Lender or its agent or by the agent for its Support Parties). Subject to receiving such notice and to the satisfaction of the applicable conditions set forth in Article VI hereof, each of such Noncommitted Lender’s Committed Lenders shall make a loan on the applicable requested date of Advance in an amount equal to its Adjusted Commitment Percentage of the portion of the Advance which such Noncommitted Lender has not elected to advance, in an amount equal to its share of the Advance so loaned.

SECTION 2.3. Funding. Subject to the satisfaction, in the determination of the Lenders, of the conditions precedent set forth in Article VII with respect to such Advance, each Lender’s portion of the requested Advance payable pursuant to Section 2.2 of this Agreement shall be made available to the Administrative/Collateral Agent at or prior to 2:00 p.m., New York City time, on the requested date of Advance, by deposit of immediately available funds to the Administrative/Collateral Agent’s Account. Subject to the satisfaction, in the determination of the Lenders, of the conditions precedent set forth in Article VII with respect to such Advance (as evidenced by the advancing of such funds by the Lenders) and the Administrative/Collateral Agent’s receipt of such funds, the Administrative/Collateral Agent shall make the proceeds of such requested Advance available as follows: first, to the extent the amount on deposit in the Reserve Account is less than the Required Reserve Account Amount (computed by the Borrower (as set forth in the related Advance Request) after giving effect to the proposed Advance and to the transfer to the Borrower of any Contracts to be transferred to it by the Seller on such date) on the proposed date of the Advance, an amount equal to such deficiency shall be deposited in the Reserve Account (by wire to account no. 01-419647 maintained at Deutsche Bank Trust Company Americas (ABA #021-001-033), referencing UPFC Reserve Acct 43045, with telephone notice (including wire number) to Tara Richards/Peter Becker, telephone 212-250-5996); second, to the extent the amount on deposit in the Cap Funding Reserve Account is less than the Cap Funding Reserve Account Requirement (computed after giving effect to the proposed Advance and to the transfer to the Borrower of any Contracts to be transferred to it by the Seller on such date) on the proposed date of the Advance, an amount equal to such deficiency shall be deposited in the Cap Funding Reserve Account (by wire to account no. 01-419647 maintained at Deutsche Bank Trust Company Americas (ABA #021-001-033), referencing UPFC Cap Funding Reserve Acct 43046, with telephone notice (including wire number) to Tara Richards/Peter Becker, telephone 212-250-5996); third, to pay any upfront cost of acquiring any Interest Rate Cap; fourth, to pay any fees and expenses due to the Lenders or the Agents on the date of such Advance; and fifth, all amounts of the proposed Advance in excess of the amounts distributed pursuant to first, second, third and fourth above shall be made available to the Borrower by deposit to such account as may be designated by the Borrower (in a written notice received by the Administrative/Collateral Agent at least one Business Day prior to the date of such Advance) in same day funds no later than 3:00 p.m., New York City time, on the date of such Advance.

In the event that notwithstanding the fulfillment of the applicable conditions set forth in Article VII hereof with respect to an Advance, a Noncommitted Lender elected to make an Advance but failed to make its portion thereof available to the Administrative/Collateral Agent when required pursuant to the preceding paragraph, such Noncommitted Lender shall be deemed to have rescinded its election to make such advance, and neither the Borrower nor any other party shall have any claim against such Noncommitted Lender by reason of its failure to timely make such advance. In any such case, the Administrative/Collateral Agent shall give notice of such failure not later than 2:30 p.m., New York City time, on the requested date of Advance to each Committed Lender for such Noncommitted Lender and to the Agent for its Lender Group, the Borrower and the Servicer, which notice shall specify (i) the identity of such Noncommitted Lender, (ii) the amount of the advance which it had elected but failed to make and (iii) the respective Adjusted Commitment Percentages of such Committed Lenders on such date (as determined by the related Agent). Subject to receiving such notice, each of such Noncommitted Lender’s Committed Lenders shall lend a portion of the requested Advance in an amount equal to its Adjusted Commitment Percentage of the amount described in clause (ii) above at or before 4:00 p.m., New York City time, on such date and otherwise in accordance with this Section 2.3. Subject to the Administrative/Collateral Agent’s receipt of such funds, the Administrative/Collateral Agent will not later than 5:00 p.m., New York City time, on such date make such funds available in accordance with the provisions of the preceding paragraph.

SECTION 2.4. Notes. All Advances by the Lenders in a Lender Group shall be further evidenced by a Note, executed by the Borrower, with appropriate insertions, payable to the order of the Agent for such Lender Group. The Borrower hereby irrevocably authorizes each Agent to make (or cause to be made) appropriate notations on the grid attached to the Notes (or on any continuation of such grid, or at such Agent’s option, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Advances evidenced thereby and each payment of principal thereon. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any of the Obligations or any payment thereon.

SECTION 2.5. Reductions of Commitments.

(a) At any time the Borrower may, upon at least five Business Days’ prior written notice to the Administrative/Collateral Agent, reduce the Total Commitment in whole or in part. Each partial reduction shall be in an aggregate amount of $25,000,000 or integral multiples of $5,000,000 in excess thereof (or such other amount requested by the Borrower to which the Administrative/Collateral Agent consents). Reductions of the aggregate Commitments pursuant to this subsection 2.5(a) of this Agreement shall be allocated (i) to the Maximum Loan Amount of each Noncommitted Lender, pro rata based on the Noncommitted Percentage represented by such Maximum Loan Amount, and (ii) to the aggregate Commitments of Committed Lenders for each Noncommitted Lender pro rata based on their respective Adjusted Commitment Percentages. The Administrative/Collateral Agent shall promptly deliver a copy of any such notice to each Agent and each Lender.

(b) On the Facility Termination Date, the Commitment of each Lender shall be automatically reduced to zero.

SECTION 2.6. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Advance on the Scheduled Facility Termination Date. Prior thereto, the Borrower:

(a) may, from time to time on any Business Day, make a prepayment, in whole or in part, of the outstanding principal amount of any Advance; provided, however, that

(i) all such voluntary prepayments shall require at least three Business Days’ prior written notice to the Administrative/Collateral Agent; and

(ii) all such voluntary partial prepayments shall be in a minimum amount of $5,000,000 and an integral multiple of $1,000,000;

(b) shall, on each date when the outstanding amount of Advances exceeds the Initial Borrowing Base, make a prepayment of the Advances in an amount equal to such excess;

(c) shall, immediately upon any acceleration of the maturity date of any Advance pursuant to Section 14.2, repay all Advances, unless, pursuant to Section 14.2(a), only a portion of all Advances is so accelerated, in which event the Borrower shall repay the accelerated portion of the Advances; and

(d) shall, on the date the Borrower receives any net proceeds from any Take-Out Securitization, make a prepayment of the Advances in an amount substantially equal to such net proceeds or, if less, the total outstanding amount of Advances.

Each such prepayment shall be subject to the payment of any amounts required by Section 6.2 resulting from a prepayment or payment of an Advance prior to the end of the Fixed Period with respect thereto.

SECTION 2.7. Extension of Facility. The Borrower may request (in a written notice delivered to the Administrative/Collateral Agent, on or prior to the 30th calendar day, but not earlier than the 90th calendar day, prior to each Scheduled Facility Termination Date) that the Lenders extend the Scheduled Facility Termination Date for successive periods of 364 days. The Scheduled Facility Termination Date shall be extended accordingly if the Administrative/Collateral Agent (acting pursuant to the instructions of all the Lenders, which instructions may be given or withheld in their sole and absolute discretion) notifies the Borrower that the then-current Scheduled Facility Termination Date shall be so extended for a period of 364 days. If any Lender instructs the Administrative/Collateral Agent not to extend such date or fails to give the Administrative/Collateral Agent any instruction with respect to any such request, the Administrative/Collateral Agent shall notify the Borrower that the Lenders have declined the request of the Borrower and the Scheduled Facility Termination Date shall not be so extended. If no such notice is received by the Borrower by the close of business on the 10th calendar day prior to the then-current Scheduled Facility Termination Date, the Lenders shall be deemed to have declined the request of the Borrower and the Scheduled Facility Termination Date shall not be so extended.

ARTICLE III

YIELD, FEES, ETC.

SECTION 3.1. Yield. The Borrower hereby promises to pay Yield on the unpaid principal amount of each Advance (or each portion thereof) for the period commencing on the date of such Advance until such Advance is paid in full. No provision of this Agreement or the Notes shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law.

SECTION 3.2. Yield Payment Dates. Yield accrued on each Advance shall be payable, without duplication:

(a) on the Facility Termination Date;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Advance; and

(c) on each Distribution Date; provided that Yield relating to such Advance may also be payable, at the option of the Borrower, on an Interim Distribution Date selected (upon not less than two Business Days’ prior written notice to the Administrative/Collateral Agent) by the Borrower.

SECTION 3.3. Yield Calculation. (a) Interest shall accrue on the Advances during each Accrual Period at the following rates:

(i) Each Noncommitted Lender’s portion of each Advance shall bear interest on each day during each Accrual Period at a rate per annum equal to such Noncommitted Lender’s Commercial Paper Rate for such day, except as otherwise provided in clause (ii) below.

(ii) If and to the extent that, and only for so long as, a Noncommitted Lender at any time determines in good faith that it is unable to raise or is precluded or prohibited from raising, or that it is not advisable to raise, funds through the issuance of commercial paper notes in the commercial paper market of the United States to finance its making or maintenance of its portion of any Advance or any portion thereof (which determination may be based on any allocation method employed in good faith by such Noncommitted Lender), including by reason of market conditions or by reason of insufficient availability under any of its Support Facilities or the downgrading of any of its Support Parties, upon notice from such Noncommitted Lender to the Agent for its Lender Group and the Administrative/Collateral Agent, such Noncommitted Lender’s portion of such Advance shall bear interest at a rate per annum equal to the Alternative Rate, rather than as otherwise determined pursuant to clause (i) above.

(iii) Each Committed Lender’s portion of each Advance shall bear interest for each Accrual Period at a rate per annum equal to the Alternative Rate.

Notwithstanding clauses (i), (ii) and (iii) above, after the date any principal amount of any Advance is due and payable (whether on the Facility Termination Date, upon acceleration or otherwise) or after any other monetary obligation of the Borrower or the Servicer (only if UACC is the Servicer) arising under this Agreement shall become due and payable, the Borrower or the Servicer (only if UACC is the Servicer), as the case may be, shall pay (to the extent permitted by law, if in respect of any unpaid amounts representing Yield) Yield (after as well as before judgment) on such amounts, payable on demand, at a rate per annum equal to the Default Rate.

(b) If (A) the consolidation of the assets and liabilities of a Noncommitted Lender which is a Structured Lender on the balance sheet of an administrator, manager, credit or liquidity enhancer or similar party with respect to such Lender or any Affiliate of such administrator, manager, credit or liquidity enhancer or similar party (each, an “SL Affected Party”) shall be required, or capital shall be required to be maintained with respect thereto under any capital requirements as if such assets were owned by such SL Affected Party, by the Securities and Exchange Commission, any banking regulatory authority or any other domestic or foreign governmental authority having jurisdiction over such SL Affected Party, or (B) the independent auditors for a SL Affected Party shall have advised such SL Affected Party in writing that in their opinion such consolidation is required under GAAP or applicable law, rule or regulations, then, upon notice by such Lender to the Borrower and the related Agent, such Lender’s Advances shall bear interest at a rate per annum equal to the Alternative Rate, rather than as otherwise determined pursuant to clause (a) above.

SECTION 3.4. Fees. The Borrower agrees to pay to the Administrative/Collateral Agent, on behalf of itself, the Agents, the Support Parties and the Lenders, certain fees in the amounts and on the dates set forth in the letter agreement among the Administrative/Collateral Agent, the Borrower and UACC, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified, the “Fee Letter”). Fees accrued on each Advance shall be payable, without duplication, on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Advance. The Borrower agrees to pay to the Custodian certain fees in the amounts and on the dates set forth in the Custodian Fee Letter.

SECTION 3.5. Computation of Yield and Fees. All Yield and Fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such Yield or fee is payable over a year comprised of 360 days (or, in the case of Yield on an Advance bearing Yield on the basis of the Alternate Base Rate, 365 days or, if appropriate, 366 days). The Agent for each Purchaser Group shall notify the Administrative/Collateral Agent, the Borrower and the Servicer of the Yield and Fees accrued one Business Day prior to each Distribution Date and from time to time upon request of the Administrative/Collateral Agent, the Borrower or Servicer.

ARTICLE IV

GUARANTY

SECTION 4.1. Guaranty of Payment and Performance. The Guarantor hereby guarantees to the Administrative/Collateral Agent (on behalf of the Agents and the Lenders) the payment and performance, of all liabilities, agreements and other obligations of each UACC, the Seller and the Servicer to the Administrative/Collateral Agent, each Agent, and each of the Lenders under the Transaction Documents, whether direct or indirect, absolute or contingent, due or to become due, secured or unsecured, now existing or hereafter arising or acquired excluding, however, the payment of the Advances and Fees and Yield thereon (such non-excluded obligations, collectively, the “Guaranteed Obligations”). The guaranty provided hereunder is an absolute, unconditional and irrevocable guaranty of the full and punctual payment and performance of the Guaranteed Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative/Collateral Agent, any Agent or any Lender first attempt to collect any of the Guaranteed Obligations from UACC, the Seller or the Servicer or resort to any security or other means of obtaining their payment. Should UACC, the Seller or the Servicer default in the payment or performance of any of the Guaranteed Obligations, the obligations with respect to the payment or performance in default of the Guarantor hereunder shall become immediately due and payable to the Administrative/Collateral Agent (on behalf of the Agents and the Lenders), without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by the Administrative/Collateral Agent (on behalf of the Agents and the Lenders), acting at the direction of the Required Lenders, on any number of occasions.

SECTION 4.2. Agreement to Pay Expenses. The Guarantor agrees, as the principal obligor and not as a guarantor only, to pay to the Administrative/Collateral Agent, on demand, all reasonable costs and expenses (including court costs and reasonable legal expenses) incurred or expended by the Administrative/Collateral Agent in connection with enforcement of the obligations of any of the Guarantor under this Article IV from the time such amounts become due until payment, at the rate per annum equal to 2% plus the Alternate Base Rate in effect from time to time; provided that, if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

SECTION 4.3. Unenforceability of Guaranteed Obligations Against UACC, the Seller or the Servicer. If for any reason UACC, the Seller or the Servicer has no legal existence or is under no legal obligation to discharge any of the Guaranteed Obligations, or if any of the Guaranteed Obligations have become irrecoverable from UACC, the Seller or the Servicer by operation of law or for any other reason, the guaranty and the primary payment obligation provided under this Article IV shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Guaranteed Obligations. In the event that acceleration of the time for payment of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of UACC, the Seller or the Servicer, or for any other reason, all such amounts otherwise subject to acceleration under the terms of any agreement evidencing, securing or otherwise executed in connection with any Guaranteed Obligation (including this Agreement) shall be immediately due and payable by the Guarantor.

SECTION 4.4. Waiver of Subrogation. Until the termination hereof and the payment and performance in full of all Guaranteed Obligations and payment in full of the principal of, and interest on, the Advances, the Guarantor shall not exercise any rights against UACC, the Seller or the Servicer arising as a result of payment by the Guarantor under this Article IV, by way of subrogation or otherwise, and will not prove any claim in competition with the Administrative/Collateral Agent, the Agents or the Lenders in respect of any payment hereunder in bankruptcy or insolvency proceedings of any nature; the Guarantor will not claim any set-off or counterclaim against UACC, the Seller or the Servicer in respect of any liability of the Guarantor to such Person; the Guarantor waives any benefit of and any right to participate in any collateral which may be held by the Administrative/Collateral Agent, the Agents or the Lenders; and notwithstanding any other provision to the contrary contained herein, the Guarantor hereby irrevocably waives any and all rights it may have at any time (whether arising directly or indirectly, by operation of law or by contract) to assert any claim against UACC, the Seller or the Servicer on account of payments made under Article IV, including, without limitation, any and all rights of or claim for subrogation, contribution, reimbursement, exoneration and indemnity.

SECTION 4.5. Subordination. The payment of any amounts due with respect to any Indebtedness of UACC, the Seller or the Servicer now or hereafter held by the Guarantor is hereby subordinated to the prior payment in full of the Guaranteed Obligations, provided that so long as no default in the payment or performance of the Guaranteed Obligations has occurred and is continuing and no Facility Termination Event or Unmatured Facility Termination Event has occurred and is continuing, and no demand for payment of any of the Guaranteed Obligations has been made that remains unsatisfied, UACC, the Seller and the Servicer may make, and the Guarantor may demand and accept, any payments of principal of and interest on such subordinated Indebtedness in the amounts, at the rates and on the dates agreed by such Person and the Guarantor, and, if applicable, as specified in such instruments, securities or other writings as shall evidence such subordinated Indebtedness. The Guarantor agrees that after the occurrence of any default in the payment or performance of the Guaranteed Obligations or a Facility Termination Event or Unmatured Facility Termination Event with respect to payment of the principal of, and interest on, the Advances, the Guarantor will not demand, sue for or otherwise attempt to collect any such Indebtedness of UACC, the Seller or the Servicer to the Guarantor until the Guaranteed Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lenders and be paid over to the Administrative/Collateral Agent (for the benefit of the Lenders) on account of the Guaranteed Obligations without affecting in any manner the liability of the Guarantor under this Article IV.

SECTION 4.6. Waivers by Guarantor. The Guarantor agrees that the Guaranteed Obligations will be paid and performed strictly in accordance with their respective terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative/Collateral Agent, the Agents or the Lenders with respect thereto. The Guarantor waives presentment, demand, protest, notice of acceptance, notice of Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of UACC, the Seller or the Servicer, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations and agrees that the Guaranteed Obligations shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative/Collateral Agent, any Agent or any of the Lenders to assert any claim or demand or to enforce any right or remedy against UACC, the Seller or the Servicer; (ii) any extensions or renewals of any of the Guaranteed Obligations; (iii) any rescissions, waivers, amendments or modifications of any of the terms or provisions of any agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations, including, without limitation, the Transaction Documents; (iv) the substitution or release of any entity primarily or secondarily liable for any obligation of UACC, the Seller or the Servicer under this Agreement or the other Transaction Documents; (v) the adequacy of any rights the Agents, the Lenders or the Administrative/Collateral Agent may have against any collateral or other means of obtaining repayment of the Guaranteed Obligations; (vi) the impairment of any collateral securing the Guaranteed Obligations, including without limitation the failure to perfect or preserve any rights the Administrative/Collateral Agent, the Agents or the Lenders might have in such collateral or the substitution, exchange, surrender, release, loss or destruction of any such collateral; or (vii) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor.

ARTICLE V

PAYMENTS; TAXES

SECTION 5.1. Making of Payments; Taxes. (a) Subject to, and in accordance with, the provisions hereof, all payments of principal of, or Yield on, the Advances and of all Fees and other amounts shall be made by the Borrower no later than 2:00 p.m., New York time, on the day when due in lawful money of the United States of America in immediately available funds to the Administrative/Collateral Agent, at its account (account number –014-196-47 (account name – Trust and Securities Services) maintained at the office of Deutsche Bank Trust Company Americas, New York, New York (ABA # 021 001 033), reference: UPFC Funding Corp., with telephone notice (including wire number) to the Administrative/Collateral Agent (telephone number 212-250-5996)), or such other account as the Administrative/Collateral Agent shall designate in writing to the Borrower (the “Administrative/Collateral Agent’s Account”). Payments received by the Administrative/Collateral Agent after 2:00 p.m., New York time, on any day will be deemed to have been received by the Administrative/Collateral Agent on its next following Business Day. The Administrative/Collateral Agent shall, upon receipt of such payments, promptly remit such payments (in the same type of funds received by the Administrative/Collateral Agent) to the Agent for each Lender Group and pro rata among the Lender Groups on the basis of the respective amounts owing to such Lender Groups of the Obligations to which such payments relate. Each Agent shall allocate to the Lenders in its Lender Group each payment in respect of the Advances received by such Agent as provided herein. Payments in reduction of the principal amount of the Advances shall be allocated and applied to Lenders pro rata based on their respective portions of such Advances, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower. Payments of Yield shall be allocated and applied to Lenders pro rata based upon the respective amounts of interest due and payable to them, determined as provided above in subsection 3.3(a). Payments of the “Usage Fee” (as defined in the Fee Letter) shall be allocated and paid to Lenders pro rata based upon their respective principal interests in the Advances for the applicable Accrual Period. Payments of the “Program Fee” (as defined in the Fee Letter) shall be allocated and paid to the Agent for each Lender Group pro rata based on the aggregate Commitments of the Lenders in such Lender Group. Each Lender in a Lender Group shall be entitled to receive the share of the Program Fee allocated to such Lender Group as may be agreed upon from time to time between such Lender and the Agent for such Lender Group.

(b) All payments described in Section 5.1(a) and all other payments made by or on behalf of the Borrower, the Seller, UACC, the Guarantor, UPFC or the Servicer (so long as UACC is the Servicer) to the Administrative/Collateral Agent for the benefit of itself, the Agents or the Lenders or to any other Affected Person under this Agreement and any other Transaction Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Official Body (excluding (i) taxes imposed on the net income of the Administrative/Collateral Agent or such other Affected Person, however denominated, and (ii) franchise taxes imposed on the net income of the Administrative/Collateral Agent or such other Affected Person in each case imposed: (1) by the United States or any political subdivision or taxing authority thereof or therein; (2) by any jurisdiction under the laws of which the Administrative/Collateral Agent or such Affected Person or its applicable lending office is organized or located, managed or controlled or in which its principal office is located or any political subdivision or taxing authority thereof or therein; or (3) by reason of any connection between the jurisdiction imposing such tax and the Administrative/Collateral Agent, such Affected Person or such lending office other than a connection arising solely from this Agreement or any other Transaction Document or any transaction hereunder or thereunder) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, collectively or individually, “Taxes”). If any such Taxes are required to be withheld from any amounts payable to the Administrative/Collateral Agent or any other Affected Person hereunder or under any other Transaction Document, the amounts so payable to the Administrative/Collateral Agent or such Affected Person shall be increased to the extent necessary to yield to the Administrative/Collateral Agent or such Affected Person (after payment of all Taxes) all amounts payable hereunder or thereunder at the rates or in the amounts specified in this Agreement and the other Transaction Documents. The Borrower (or the party required to “gross-up” the applicable payment) and UPFC, jointly and severally, shall indemnify the Administrative/Collateral Agent or any such Affected Person for the full amount of any such Taxes on the Settlement Date occurring after the date of written demand therefor by the Administrative/Collateral Agent; provided that no Person shall be indemnified pursuant to this Section 5.1(b) to the extent the reason for such indemnification relates to, or arises from, the failure by such Person to comply with the provisions of Section 5.1(c).

(c) Each Affected Person that is not incorporated under the laws of the United States of America or a state thereof or the District of Columbia shall:

(i) prior to becoming a party to, or acquiring an interest in, any Transaction Document or Noncommitted Lender Liquidity Arrangement (if not a party to a Transaction Document), deliver to the Borrower and the Administrative/Collateral Agent (A) two duly completed copies of Form W-8ECI or Form W-8BEN, or successor applicable form, as the case may be, and (B) an IRS Form W-9, or successor applicable form, as the case may be; and

(ii) deliver to the Borrower and the Administrative/Collateral Agent two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative/Collateral Agent;

unless, in any such case, an event (including, without limitation, any change in treaty, law or regulation) has occurred after the Effective Date and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Affected Person from duly completing and delivering any such form with respect to it, and such Affected Person so advises the Borrower and the Administrative/Collateral Agent. Each such Affected Person so organized shall certify (i) in the case of a Form W-8ECI or Form W-8BEN, that it is entitled to receive payments under the this Agreement and the other Transaction Documents without deduction or withholding of any United States federal income taxes and (ii) in the case of an IRS Form W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that desires to become an additional party to a Noncommitted Lender Liquidity Arrangement, shall, prior to the effectiveness of such addition, be required to provide all of the forms and statements required pursuant to this Section 5.1(c) unless such Person has previously delivered such forms in its capacity as a party to a Transaction Document.

SECTION 5.2. Application of Certain Payments. Each payment of principal of the Advances shall be applied to such Advances as the Borrower shall direct or, in the absence of such direction or during the existence of a Facility Termination Event or after the Facility Termination Date, as the Required Lenders shall determine, in their discretion.

SECTION 5.3. Due Date Extension. If any payment of principal or Yield with respect to any Advance falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional Yield shall accrue and be payable for the period of such extension at the rate applicable to such Advance.

ARTICLE VI

INCREASED COSTS, ETC.

SECTION 6.1. Increased Costs. If due to the introduction of or any change in or in the interpretation of any law or regulation occurring or issued after the date hereof, any Agent, any

Lender or other Investor, any Support Party, or any of their respective Affiliates (each an “Affected Person”) determines that compliance with any law or regulation or any guideline or request from any central bank or other Official Body (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of its obligations or commitments hereunder or with respect hereto or to the funding thereof and other obligations or commitments of the same type (other than any increase in cost resulting solely from a consolidation event described in Section 3.3(b) but only if the Borrower is liable for the payment of the increased rate of interest under such Section 3.3(b)), then, upon demand by such Affected Person (with a copy to the Administrative/Collateral Agent) (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed), the Borrower agrees to pay to the Administrative/Collateral Agent, for the account of such Affected Person (as a third-party beneficiary), on the Distribution Date following the date on which such Affected Person provides notice of such event to the Borrower and the Servicer (provided that such notice is delivered on or prior to the third Business Day prior to such Distribution Date and otherwise on the Distribution Date following such Distribution Date), subject to and in accordance with the priorities set forth in Section 9.5(a), additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such obligations, commitments or fundings. Such written statement shall, in the absence of manifest error, be rebuttably presumptive evidence of the subject matter thereof. Any Affected Person claiming any additional amounts payable pursuant to this Section 6.1 agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different office or branch of such Affected Person as its lending office or take such other actions if the making of such a designation or taking of such other actions would avoid the need for, or reduce the amount of, any such additional amounts and would not, in the reasonable judgment of such Affected Person, be otherwise disadvantageous to such Affected Person.

SECTION 6.2. Funding Losses. The Borrower hereby agrees that upon demand by any Affected Person (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) it will indemnify such Affected Person against any net loss or expense which such Affected Person may sustain or incur (including, without limitation, any net loss or expense incurred by reason of or resulting from interest to accrue on the related commercial paper after the date of any failed borrowing, payment or prepayment of an Advance or from the liquidation or reemployment of deposits or other funds acquired by such Affected Person to fund or maintain any Advance to the Borrower), as reasonably determined by such Affected Person, as a result of any failure by the Borrower to borrow an Advance on the date specified therefor in an Advance Request (other than due to a default by a Lender) or as a result of any payment or prepayment (including any mandatory prepayment) of any Advance on a date other than the last day of the Fixed Period for such Advance. Such written statement shall, in the absence of manifest error, be rebuttably presumptive evidence of the subject matter thereof.

SECTION 6.3. Replacement of Affected Person. Upon the receipt by the Borrower of a claim for reimbursement or compensation under Section 6.1 hereof by an Affected Person, if payment thereof shall not be waived by such Affected Person, the Borrower may (a) request such Affected Person or the Lender that has assigned an interest in its Advances to such Affected Person to use reasonable efforts to assist the Borrower in its attempt to obtain a replacement bank, financial institution or Structured Lender, as applicable, satisfactory to the Borrower (in the case of a replacement Lender), to acquire and assume all or a ratable part of such Affected Person’s commitment to make Advances, Advances, or interests therein, or (b) request one or more of the other Lenders or Investors to acquire and assume all or a part of such Affected Person’s commitment to make Advances, Advances or interests therein. Upon notice from the Borrower, such Affected Person shall, or the Lender that has assigned an interest in its Advances to such Affected Person shall cause such Affected Person to, assign, without recourse, its commitment to make Advances, Advances or interests therein and its other rights and obligations (if any) hereunder, or a ratable share thereof, to the replacement bank, financial institution or Structured Lender designated by the Borrower and consented to by the Administrative/Collateral Agent for a purchase price equal to the sum of the principal amount of the Advances or interests therein so assigned, all accrued and unpaid Yield thereon and any other amounts (including Fees and any amounts owing under this Article VI) to which such Affected Person is entitled hereunder; provided, that the Borrower shall provide such Affected Person with an Officer’s Certificate of UACC stating that such replacement bank, financial institution or Structured Lender has advised the Borrower that it is not subject to, or has agreed not to seek, such increased amount.

ARTICLE VII

EFFECTIVENESS; CONDITIONS TO ADVANCES

SECTION 7.1. Effectiveness. This Agreement shall become effective on the first day (the “Effective Date”) on which the Administrative/Collateral Agent, on behalf of the Lenders, shall have received the following, each in form and substance satisfactory to each Agent:

(a) Agreement. This Agreement executed by each party thereto;

(b) Notes. For each Lender Group, a Note duly completed and executed by the Borrower and payable to the Agent for such Lender Group;

(c) Fee Letter. The Fee Letter, duly executed and delivered by the parties thereto, and evidence that all amounts required to be paid on the Effective Date thereunder shall have been paid;

(d) [reserved]

(e) Transaction Documents. Executed counterparts of each of the other Transaction Documents, the Backup Servicer Fee Letter, the Administrative/Collateral Agent Fee Letter and the Custodian Fee Letter, duly executed by each of the parties thereto;

(f) Resolutions. A copy of the resolutions of the Board of Directors (or similar items) of each of the Borrower, UPFC and UACC approving the Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its Secretary or Assistant Secretary;

(g) Charters. The Articles of Incorporation of each of the Borrower and UACC certified by the Secretary of State of its jurisdiction of organization; and a certified copy of the Borrower’s, UPFC’s and UACC’s by-laws or the equivalent;

(h) Good Standing Certificates. Good Standing Certificates for each of the Borrower, UPFC and UACC issued by the applicable Official Body of its jurisdiction of organization;

(i) Incumbency. A certificate of the Secretary or Assistant Secretary of each of the Borrower, UPFC and UACC certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it;

(j) Filings. Acknowledgment copies of proper Financing Statements, as may be necessary or, in the opinion of the Required Lenders, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Administrative/Collateral Agent on behalf of the Secured Parties in all Borrower Collateral in which an interest may be pledged hereunder;

(k) Searches. Certified copies of Requests for Information or Copies (Form UCC-11) (or a similar search report certified by a party acceptable to each Agent), dated a date reasonably near to the date of the initial Advance, listing all effective financing statements which name the Borrower or UACC (under their respective present names and any previous names) as debtor and which are filed in the jurisdictions in which filings were made pursuant to Section 7.1(j), together with copies of such financing statements;

(l) Opinions. Legal opinion(s) of Mitchell Silberberg & Knupp LLP, special counsel for the Borrower, UPFC and UACC, and of external counsel for the Custodian, Administrative/Collateral Agent and the Backup Servicer, each in form and substance satisfactory to each Agent covering such matters as any Agent may reasonably request;

(m) [reserved]

(n) Commercial Paper Ratings. Evidence satisfactory to each initial Lender which is a Structured Lender that its acquisition of Notes hereunder will not result in a reduction or withdrawal of the rating of its commercial paper notes by Moody’s, Standard & Poor’s or any other nationally recognized rating agency rating its commercial paper notes;

(o) Term Securitization. Evidence that UACC shall have closed its initial public term securitization of Contracts;

(p) Accountants’ Letter. A report of a firm of nationally recognized independent certified public accountants on the application of the agreed upon procedures in substantially the form of Exhibit D and in form and substance satisfactory to each Agent; and

(q) Other. Such other approvals, documents, opinions, certificates and reports, including, without limitation, a review by an independent accountant of the Contract Files and the books and records of the Servicer and the Borrower, as any Agent may reasonably request.

SECTION 7.2 All Advances. The making of each Advance (including the initial Advance) is subject to the condition that the Effective Date shall have occurred and to the following further conditions precedent that:

(a) No Facility Termination Event, etc. Each of the Transaction Documents shall be in full force and effect and (i) no Facility Termination Event or Unmatured Facility Termination Event has occurred and is continuing or will result from the making of such Advance, (ii) the representations and warranties of the Borrower, UPFC, the Servicer and the Seller contained herein are true and correct as of the date of such requested Advance, with the same effect as though made on the date of (and after giving effect to) such Advance, (iii) after giving effect to such Advance, the aggregate outstanding principal balance of the Advances hereunder will not exceed the lesser of the Facility Limit and the Initial Borrowing Base and (iv) the Backup Servicer shall not have been appointed as successor Servicer;

(b) Advance Request, etc. The Administrative/Collateral Agent shall have received the Advance Request for such Advance in accordance with Section 2.2, together with all items required to be delivered in connection therewith;

(c) Facility Termination Date. The Facility Termination Date shall not have occurred;

(d) Minimum Advance Amount. The amount of such Advance is not less than $5,000,000;

(e) Custodial Receipt. The Administrative/Collateral Agent shall have received a duly completed and executed Custodial Receipt in respect of each Transferred Contract identified in the related Schedule of Contracts or Schedule of Subsequent Contracts, as the case may be, if any, submitted with the Advance Request for such Advance;

(f) Portfolio Review. The Administrative/Collateral Agent shall have received the results of the most recent review required to be made by the Independent Accountants pursuant to Section 8.7, which review shall contain no exceptions unacceptable to the Required Lenders in their reasonable discretion, any finding of unacceptability to be evidenced by written notice by the Required Lenders to the Administrative/Collateral Agent;

(g) Borrowing Base Confirmation. The Administrative/Collateral Agent shall have received a duly completed and executed certificate regarding the Initial Borrowing Base in the form attached hereto as Exhibit C (a “Borrowing Base Confirmation”), computed as of the date of such Advance and after giving effect thereto and to the purchase by the Borrower of any Contracts to be purchased by it under the Sale and Servicing Agreement on such date, demonstrating that the aggregate principal amount of all Advances shall not exceed the Initial Borrowing Base;

(h) Interest Rate Caps; Cap Funding Reserve Account. The Administrative/Collateral Agent shall have received evidence, in form and substance satisfactory to the Required Lenders, that the Borrower has arranged for the Administrative/Collateral Agent to enter into Interest Rate Caps to the extent required by, and satisfying the requirements of, Section 11.6, and after giving effect to the Advance, to the transfer of Contracts from the Seller to the Borrower on the date of such Advance and the application of the proceeds thereof in accordance with Section 2.3, the amount on deposit in the Cap Funding Reserve Account is not less than the Cap Funding Reserve Account Requirement, if any;

(i) Reserve Account. The Administrative/Collateral Agent shall have received evidence, in form and substance satisfactory to the Required Lenders, that, after giving effect to the Advance on the Effective Date, to the transfer of Contracts from the Seller to the Borrower on such date and the application of the proceeds thereof in accordance with Section 2.3, the amount on deposit in the Reserve Account is not less than the Required Reserve Account Amount and that all amounts required to be deposited in the Borrower Accounts pursuant to the Sale and Servicing Agreement and this Agreement on such date have been so deposited;

(j) Ratings. The Notes shall remain rated at least BBB by Standard & Poor’s and Baa2 by Moody’s;

(k) Net Spread. The Net Spread — Senior for the Eligible Contracts which are Transferred Contracts shall not be less than 13.5% and the Net Spread – All-In for the Eligible Contracts which are Transferred Contracts shall not be less than 0%;

(l) Cash Collection Rate. The average of the Cash Collection Rates for the three most recently completed Collection Periods shall not be less than 20.75%. As used herein, “Cash Collection Rate” means, with respect to any Collection Period, the ratio of (i) the product of (A) 12 and (B) the amount deposited during such Collection Period in the Collection Account which represented interest collections on Transferred Contracts to (ii) the average Initial Borrowing Base during such Collection Period;

(m) Support Facilities. In the case of any Lender which is a Structured Lender, such Lender’s Support Facilities shall be in full force and effect;

(n) Borrower’s Certification. The Borrower shall have delivered to the Administrative/Collateral Agent an Officer’s Certificate dated the date of such requested Advance certifying that the conditions described in subsections 7.2(a) through 7.2(l) have been satisfied; and

(o) Other. The Administrative/Collateral Agent shall have received such other approvals, documents, opinions, certificates and reports as it may reasonably request at the direction of the Required Lenders.

ARTICLE VIII

ADMINISTRATION AND SERVICING OF RECEIVABLES

SECTION 8.1. Duties of the Servicer. The Servicer shall manage, service, administer and make collections on the Transferred Contracts and perform the other actions required by the Servicer under the terms and provisions of the Sale and Servicing Agreement and this Agreement. Upon the occurrence of a Level 3 Trigger Event (as defined in the Spread Account Agreement dated as of September 22, 2004 among UPFC Auto Receivables Trust 2004-A, as issuer, AMBAC Assurance Corporation, as insurer, and Deutsche Bank Trust Company Americas, as trustee), the Servicer shall within 30 days send notice to the Obligors that payments must be mailed to the Servicer’s service provider.

SECTION 8.2. Representations and Warranties of the Servicer. The Servicer represents, warrants and covenants as of the Effective Date and as of the date of each Advance as to itself:

(a) Organization and Good Standing. It has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and now has, power, authority and legal right to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party;

(b) Due Qualification. It is duly qualified to do business as a foreign corporation in good standing and has obtained all necessary licenses and approvals in all jurisdictions where the failure to do so would have a material adverse effect on its ability to perform its obligations under its Transaction Documents and its ability to enforce the Transferred Contracts and the other Borrower Collateral;

(c) Power and Authority. It has the power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party (in any capacity) and to carry out its terms and their terms; and the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party (in any capacity) have been duly authorized by the Servicer by all necessary corporate action;

(d) Binding Obligation. This Agreement and the Transaction Documents to which it is a party (in any capacity) have been executed and delivered by the Servicer and constitute its legal, valid and binding obligations enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(e) No Violation. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party (in any capacity), the consummation of the transactions contemplated thereby and the fulfillment of the terms thereof do not (A) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its certificate of incorporation or bylaws, or any indenture, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it or its properties are bound, (B) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement and the other Transaction Documents, or (c) violate any law, order, rule or regulation applicable to it of any Official Body having jurisdiction over it or any of its properties;

(f) No Proceedings. There are no proceedings or investigations pending or, to the best of its knowledge, threatened against it, before any Official Body having jurisdiction over it or its properties (A) asserting the invalidity of any of the Transaction Documents, (B) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by the Transaction Documents, (C) seeking any determination or ruling that would have a material adverse effect on the performance by it of its obligations under, or the validity or enforceability of, any of the Transaction Documents or (D) that could have a material adverse effect on the Contracts Collateral or (E) seeking to materially and adversely affect the federal income tax or other federal, state or local tax attributes of the Notes or seeking to impose any excise, franchise, transfer or similar tax upon the Notes or the sale and assignment of the Transferred Contracts hereunder;

(g) No Consents. No consent, license, approval, authorization or order of, or registration, declaration or filing with, any Official Body or other Person is required to be made in connection with the execution, delivery or performance of this Agreement and the Transaction Documents to which it is a party (in any capacity) or the consummation of the transactions contemplated thereby, except such as have been duly made, effected or obtained;

(h) Taxes; ERISA. The Servicer has filed on a timely basis all tax returns (including, without limitation, foreign, federal, state, local and otherwise) required to be filed, is not liable for taxes payable by any other Person and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from the Servicer. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by the Servicer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due at or prior to the relevant Purchase Date. Each benefit plan, if any, of the Servicer that is a “defined benefit” plan as defined in Section 3(35) of ERISA is in compliance in all material respects with ERISA and there is no Lien of the Pension Benefit Guaranty Corporation on any of the Contracts Collateral;

(i) Investment Company Status. It is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such Act;

(j) Information True and Correct. All information heretofore or hereafter furnished by or on behalf of the Servicer in writing to the Borrower, any Lender, any Agent or the Administrative/Collateral Agent in connection with this Agreement or any transaction contemplated hereby is and will be true and complete in all material respects and does not and will not omit to state a material fact necessary to make the statements contained therein not misleading; and

(k) Other Documents. The representations and warranties made by it (in any capacity) in each of the other Transaction Documents to which it is a party are true and correct in all material respects as of the date(s) made.

SECTION 8.3. Covenants of the Servicer. The Servicer covenants and agrees to comply with covenants made by it (in any capacity) in each of the other Transaction Documents to which it is a party.

SECTION 8.4. Servicing Fee; Payment of Certain Expenses by Servicer; Backup Servicer Fee. On each Distribution Date, the Servicer shall be entitled to receive out of the Collection Account the Servicing Fee for the related Collection Period pursuant to Section 9.5. The Servicer shall be required to pay all expenses incurred by it in connection with its activities under this Agreement and the Sale and Servicing Agreement; provided, however, that if the Backup Servicer shall have become the successor Servicer, the Servicer shall be entitled to reimbursement of its expenses as specified in the Backup Servicer Fee Letter and Section 9.5. On each Distribution Date, the Backup Servicer shall be entitled to receive out of the Collection Account the Backup Servicer Fee for the related Collection Period pursuant to Section 9.5.

SECTION 8.5. Distribution Date Statement. No later than 2:00 p.m., New York City time, on each Servicer Report Date, the Servicer shall deliver to the Administrative/Collateral Agent and the Backup Servicer a Distribution Date Statement executed by a Responsible Officer of the Servicer. The parties hereto acknowledge that the basis for calculating Yield on the Advances may change between the date the Servicer delivers a Distribution Date Statement and the related Distribution Date and that the amount the Servicer sets forth in a Distribution Date Statement as Yield accrued on the Advances as of the related Distribution Date is its good faith estimate of such Yield; in the event of any change in calculating Yield during such period of time, the parties agree to use reasonable efforts to revise the Distribution Date Statement on or prior to such Distribution Date to reflect such changes, provided that if such revisions are not made by such time, then appropriate corrections shall be made on the next Distribution Date.

SECTION 8.6. Annual Statement as to Compliance; Notice of Servicer Default.

(a) The Servicer shall deliver to Administrative/Collateral Agent and the Backup Servicer on or before April 30 (or 120 days after the end of the Servicer’s fiscal year, if other than December 31) of each year, beginning on April 30, 2005, an officer’s certificate signed by any Responsible Officer of the Servicer, dated as of the preceding December 31 (or other applicable date), stating that (i) a review of the activities of the Servicer during the preceding 12-month period (or such other period as shall have elapsed from the Effective Date to the date of the first such certificate) and of its performance under this Agreement has been made under such officer’s supervision, and (ii) to such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such period, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(b) The Servicer shall deliver to Administrative/Collateral Agent, the Custodian and the Backup Servicer, promptly after having obtained knowledge thereof, but in no event later than two Business Days thereafter, written notice in an Officers’ Certificate of any event that, with the giving of notice or lapse of time, would become a Servicer Default or a Facility Termination Event under Section 14.1.

SECTION 8.7. Annual Independent Accountants’ Report. The Servicer shall cause a firm of nationally recognized independent certified public accountants (the “Independent Accountants”), who may also render other services to UPFC, UACC, the Servicer or the Seller, to deliver to the Administrative/Collateral Agent, the Backup Servicer, the Agents and each Rating Agency, on or before March 31 (or 91 days after the end of the Servicer’s fiscal year, if other than December 31) of each year, beginning on March 31, 2005, with respect to the twelve months ended the immediately preceding December 31 (or other applicable date) (or such other period as shall have elapsed from the Effective Date to the date of such certificate), a statement (the “Accountants’ Report”) addressed to the Administrative/Collateral Agent, the Backup Servicer and the Agents, to the effect that such firm has audited the consolidated financial statements of UPFC and issued its report thereon and that (1) such audit was made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as such firm considered necessary in the circumstances; (2) the firm is independent of UPFC, UACC, the Seller and the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants, and (3) includes a report on the application of agreed upon procedures acceptable to the Required Lenders (such procedures to be substantially similar to those set forth in the letter attached as Exhibit D hereto) to (A) three randomly selected Distribution Date Statements including the delinquency, default and loss statistics required to be specified therein noting whether any exceptions or errors in the Distribution Date Statements were found and (B) a statistically significant number of randomly selected Contract Files. In the event that such

Independent Accountants require the Administrative/Collateral Agent or the Backup Servicer to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 8.7, the Agents shall direct the Administrative/Collateral Agent or the Backup Servicer in writing to so agree; it being understood and agreed that the Administrative/Collateral Agent or the Backup Servicer will deliver such letter of agreement in conclusive reliance upon the written direction of the Agents, and the Administrative/Collateral Agent or the Backup Servicer has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures. Notwithstanding the foregoing, if CenterOne shall become the successor Servicer, such report (A) shall relate only to the Contracts and CenterOne’s servicing of the Contracts, (B) the fees and expenses of CenterOne associated therewith shall be reimbursable, and (C) the independence of the accountants shall be only with respect to CenterOne and its affiliates

The Servicer shall promptly deliver to each Agent a copy of the accountants letter delivered in connection with each Take-Out Securitization.

SECTION 8.8. Access to Certain Documentation and Information Regarding Contracts.

(a) Each of the Borrower, the Seller and the Servicer shall permit representatives of the Administrative/Collateral Agent, each Agent, the Backup Servicer and the Custodian at any time and from time to time during normal business hours as the Administrative/Collateral Agent, such Agent, the Backup Servicer and the Custodian shall reasonably request, (a) to inspect and make copies of and abstracts from its records relating to the Transferred Contracts, and (b) to visit its properties in connection with the collection, processing or servicing of the Transferred Contracts for the purpose of examining such records, and to discuss matters relating to the Transferred Contracts or such Person’s performance under this Agreement and the other Transaction Documents with any officer or employee of such Person having knowledge of such matters. In each case, such access shall be afforded without charge; provided, however, if the Servicer is not UACC, access on any more than two occasions in any calendar year will bear a charge of $5,000 per occasion. In connection with any inspection, the Administrative/Collateral Agent, any Agent and the Custodian may institute procedures to permit it to confirm the Obligor balances in respect of any Transferred Contracts. Each of the Borrower, the Seller and the Servicer agrees to render to the Administrative/Collateral Agent, each Agent and the Custodian such clerical and other assistance as may be reasonably requested with regard to the foregoing. Nothing in this Section 8.8 shall derogate from the obligation of the Borrower, the Seller and the Servicer to observe any applicable law prohibiting disclosure of information regarding the Obligors, and the failure of the Servicer to provide access as a result of such obligation shall not constitute a breach of this Section 8.8.

(b) The Servicer shall make arrangements for the prompt and safe transfer of, and the Servicer shall provide to the Backup Servicer, all necessary servicing files and records, including (as deemed necessary by the Backup Servicer at such time): (A) account documentation, (B) servicing system tapes (in a format acceptable to the Backup Servicer), (C) account payment history, (D) collections history and (E) the trial balances, in each case reflecting all applicable loan information, as of the following dates: (1) on an annual basis commencing April 1, 2005, (2) following a Facility Termination Event under section 14.1, monthly, (3) on the close of business on the day immediately preceding the day on which the Backup Servicer becomes the successor and (4) on any other day requested by the Required Lenders.

SECTION 8.9. Certain Duties of Backup Servicer.

(a) On or before each Servicer Report Date, the Servicer shall deliver to the Administrative/Collateral Agent and the Backup Servicer a computer tape or a diskette or any other electronic transmission in a format acceptable to the Administrative/Collateral Agent and the Backup Servicer containing the information with respect to the Transferred Contracts as of the related Accounting Date necessary for preparation of the Distribution Date Statement relating to such Servicer Report Date.

(b) Prior to each such Distribution Date, the Backup Servicer shall use such tape or diskette (or other means of electronic transmission acceptable to the Administrative/Collateral Agent and the Backup Servicer) and review the related Distribution Date Statement in order to perform the following:

(i)	confirm that the Distribution Date Statement is complete on its face or note any discrepancies;

(ii)	review the Aggregate Outstanding Principal Balance of the Transferred Contracts, all Monthly P&I collected on or in respect of the Contracts, the Delinquency Ratio, and the Net Loss Ratio; and

(iii)	verify the mathematical accuracy of any calculations on the face of the Distribution Date Statement or note any discrepancies.

(c) In the event of any discrepancy between the information set forth in (ii) or (iii) in clause (b) above as calculated by the Servicer from that determined or calculated by the Backup Servicer, the Backup Servicer shall promptly report such discrepancy to the Servicer and the Administrative/Collateral Agent. In the event of a discrepancy as described in the preceding sentence, the Servicer and the Backup Servicer shall attempt to reconcile such discrepancies prior to the related Distribution Date, but in the absence of a reconciliation, distributions on the related Distribution Date shall be made by the Administrative/Collateral Agent consistent with the information provided by the Servicer and the Servicer and the Backup Servicer shall attempt to reconcile such discrepancies prior to the next Servicer Report Date. If the Backup Servicer and the Servicer are unable to reconcile discrepancies with respect to such Distribution Date Statement by the next Servicer Report Date, the Servicer shall cause the Independent Accountants, at the Servicer’s expense, to examine the Distribution Date Statement and attempt to reconcile the discrepancies at the earliest possible date. The effect, if any, of such reconciliation shall be reflected in the Distribution Date Statement for such next succeeding Servicer Report Date.

(d) Other than the duties specifically set forth in this Agreement, the Backup Servicer shall have no obligations hereunder, including to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer shall have no liability for any actions taken or omitted by the Servicer, except for the express duties of the Backup Servicer set forth herein. The Backup Servicer shall have no liability for any obligation of the Service or for any error contained in any certificate, notice or data prepared by the Servicer (whether or not verified by the Backup Servicer), such obligations being solely the obligations of the Servicer.

(e) Upon appointment of the Backup Servicer as the successor Servicer, its obligations as Backup Servicer shall terminate.

SECTION 8.10. Consequences of a Servicer Default. If a Servicer Default shall occur and be continuing, the Administrative/Collateral Agent, acting at the direction of the Required Lenders, by written notice given to the Servicer, may terminate all of the rights and obligations of the Servicer pursuant to the terms of the Sale and Servicing Agreement and appoint a successor pursuant to the terms thereof. In addition, upon the occurrence of a Servicer Default, the Servicer shall, if so requested by the Administrative/Collateral Agent, acting at the direction of the Required Lenders, deliver to the Backup Servicer its Monthly Records within two days after demand therefor and a computer tape or diskette (or any other means of electronic transmission acceptable to the Backup Servicer) containing as of the close of business on the date of demand all of the data maintained by the Servicer in computer format in connection with servicing the Transferred Contracts.

SECTION 8.11. Appointment of Backup Servicer as Successor Servicer. On and after the termination of the Servicer pursuant to Section 8.10, the Backup Servicer (or any other successor Servicer appointed by the Administrative/Collateral Agent) shall be the successor in all respects to the Servicer in its capacity as Servicer under this Agreement and the Sale and Servicing Agreement and the transactions set forth or provided for in this Agreement and the Sale and Servicing Agreement and shall be subject to all the rights, responsibilities, restrictions, duties, liabilities and termination provisions relating thereto placed on the Servicer by the terms and provisions of this Agreement and the Sale and Servicing Agreement.

Upon the notice to CenterOne that it shall be appointed successor Servicer, CenterOne shall develop a reasonable transition plan and shall be granted a reasonable period of time, which shall not exceed 90 days, to implement such plan and assume the obligations of the Servicer and the servicing of the Contracts in accordance with its customary servicing procedures, including a reasonable period of time to hire required personnel, load and configure the necessary information onto its computer systems, establish necessary cash management procedures, locate and contact the obligors to redirect payments, and any other transition related item required or reasonably necessary to perform its obligations as Servicer or subservicer.

CenterOne shall service the Contracts in its own name from centralized locations using its own personnel and properties and shall have no liability arising from or responsibility for the personnel or properties of any other or predecessor Servicer. All powers, rights and authorities granted to the Servicer are hereby granted to CenterOne and each of its Affiliates and agents as are necessary, appropriate or convenient to perform its functions as Servicer or subservicer. If CenterOne shall be a subservicer, the Servicer shall deliver to CenterOne copies of all information delivered to or by it in its capacity as Servicer, and CenterOne’s obligations and liabilities shall be solely to the Servicer and not to any other party or Person. Any provision of this Agreement or the Sale and Servicing Agreement requiring CenterOne to use best efforts shall require only reasonable efforts with respect thereto.

The level of servicing performance provided by CenterOne as successor Servicer is based on and subject to (i) CenterOne maintaining an average of not more than approximately 375 Contracts per dedicated full-time equivalent servicing associate, together with attendant supervisory personnel ratios in accordance with CenterOne’s customary servicing policies, (ii) centralization of the Contract Files, and (iii) the Obligors’ having been directed to make payments to a lockbox. In the event that any person desires to decrease the minimum average number of accounts per dedicated full-time equivalent servicing associate, the Servicing Fee and other compensation to CenterOne will be adjusted by mutual consent.

In the event that CenterOne is appointed successor Servicer, (a) if CenterOne is later removed as Servicer other than due to a Servicer Default with respect to CenterOne that has occurred and is continuing or (b) all or substantially all of the Contracts are sold in connection with Facility Termination Event, CenterOne shall be entitled to a termination fee, immediately payable in cash as part of the Servicing Fee, in an amount equal to six times the average monthly fees of CenterOne over the preceding four Collection Periods.

SECTION 8.12. Indemnification of Backup Servicer. Without limiting any other rights which the Backup Servicer may have hereunder or under applicable law, UPFC agrees to indemnify the Backup Servicer, including in its capacity as successor Servicer, and each of its successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing, forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated thereby or the use of proceeds therefrom by the Borrower, the Seller or UACC, except (a) damages, losses, claims, liabilities, costs and expenses payable to such Person to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of any such person or its agent or subcontractor and (b) any tax upon or measured by net income on any such Person.

SECTION 8.13. Delegation of Duties. The Servicer, including the Backup Servicer as successor Servicer, may at any time appoint a subservicer or subcontractor to perform all or any portion of its obligations as Servicer hereunder; provided that the Servicer shall obligated and be liable for the performance of such obligations in accordance with the provisions of this Agreement without diminution of such obligations by virtue of the appointment of such subservicer or subcontractor to the same extent as if the Servicer were alone performing such obligations.

ARTICLE IX

ACCOUNTS; PAYMENTS

SECTION 9.1. Borrower Accounts.

(a) On or prior to the Effective Date, the Servicer shall establish the Collection Account, the Reserve Account and the Cap Funding Reserve Account each in the name of the Administrative/Collateral Agent for the benefit of the Secured Parties. The Collection Account, the Reserve Account and the Cap Funding Reserve Account shall each be an Eligible Account which is a segregated trust account initially established with the Administrative/Collateral Agent. If at any time the Collection Account, the Cap Funding Reserve Account or the Reserve Account ceases to be an Eligible Account, the Administrative/Collateral Agent shall transfer such account to another institution such that such account shall meet the requirements of an Eligible Account.

(b) All amounts held in the Collection Account, the Cap Funding Reserve Account and the Reserve Account (collectively, the “Borrower Accounts”), shall, to the extent permitted by applicable laws, rules and regulations, be invested by the Administrative/Collateral Agent, as directed by the Servicer (so long as UACC is the Servicer) in writing (or, if the Servicer or UACC fails to provide such direction, amounts in the Collection Account shall be invested in investments described in clause (f) of the definition of Permitted Investments), in Permitted Investments that mature not later than one Business Day prior to the Distribution Date for the Collection Period to which such amounts relate. Any such written direction shall certify that any such investment is authorized by this Section 9.1. Investments in Permitted Investments shall be made in the name of the Administrative/Collateral Agent on behalf of the Secured Parties, and, except as specifically required below, such investments shall not be sold or disposed of prior to their maturity. The taxpayer identification number associated with each Borrower Account shall be that of the Borrower and the Borrower shall report for Federal, state and local income tax purposes, the income, if any, represented by each Borrower Account. If any amounts are needed for disbursement from the Collection Account, the Cap Funding Reserve Account or the Reserve Account and sufficient uninvested funds are not available therein to make such disbursement, the Administrative/Collateral Agent shall cause to be sold or otherwise converted to cash a sufficient amount of the investments in such account to make such disbursement upon the direction of the Servicer (so long as UACC is the Servicer) or, if the Servicer or UACC shall fail to give such direction, DBNY.

Subject to the other provisions hereof, the Administrative/Collateral Agent shall have sole control over each such investment and the income thereon, and any certificate or other instrument evidencing any such investment, if any, shall be delivered directly to the Administrative/Collateral Agent or its agent, together with each document of transfer, if any, necessary to transfer title to such investment to the Administrative/Collateral Agent in a manner that complies with this Section 9.1. All interest, dividends, gains upon sale and other income from, or earnings on, investments of funds in the Collection Account shall be deposited in the Collection Account and distributed pursuant to Section 9.5. All interest, dividends, gains upon sale and other income from or earnings on, investments of funds in the Reserve Account shall be deposited in the Reserve Account and distributed pursuant to Section 9.7. All interest, dividends, gains upon sale and other income from or earnings on, investments of funds in the Cap Funding Reserve Account shall be deposited in the Collection Account and distributed pursuant to Section 9.5. If the Administrative/Collateral Agent is given instructions to invest funds in any of the Borrower Accounts in investments other than investments of the type described in clause (f) of the definition of “Permitted Investments”, the Person giving such instructions agrees to assist the Administrative/Collateral Agent in complying with the requirements herein with respect to such investments.

SECTION 9.2. Servicer Reimbursements. The Servicer shall be entitled to be reimbursed from amounts on deposit in, or to be deposited in, the Collection Account with respect to a Collection Period for amounts previously deposited in the Collection Account but later determined by the Servicer to have resulted from mistaken deposits or postings or checks returned for insufficient funds. The amount to be reimbursed hereunder shall be paid to the Servicer on the related Distribution Date pursuant to Section 9.5(a)(iv). Upon the request of the Administrative/Collateral Agent or any Agent, the Servicer shall certify any amount to be reimbursed hereunder and shall supply such other information as may be necessary in the opinion of the Administrative/Collateral Agent to verify the accuracy of such certification. The Administrative/Collateral Agent shall not be under any obligation to make the request described in the immediately preceding sentence.

SECTION 9.3. Application of Collections. With respect to each Transferred Contract, payments by or on behalf of the Obligor shall be applied to interest and principal thereof to reduce the balance thereof in accordance with the terms of such Transferred Contract and Section 5.02 of the Sale and Servicing Agreement.

SECTION 9.4. Additional Deposits. On or before each Servicer Report Date, the Servicer (so long as UACC is the Servicer) or the Borrower shall deposit into the Collection Account the aggregate Repurchase Amounts with respect to Repurchased Contracts. All such deposits of Repurchase Amounts shall be made in immediately available funds. On each Distribution Date, the Administrative/Collateral Agent shall withdraw from the Reserve Account such amounts as required to be applied by Section 9.7 and apply such amounts as set forth in such Section. Upon receipt, the Administrative/Collateral Agent shall remit to the Collection Account any amounts paid by a counterparty under any Interest Rate Cap.

SECTION 9.5. Distributions.

(a) On each Distribution Date, the Administrative/Collateral Agent shall distribute from the Collection Account, in accordance with the applicable Distribution

Date Statement provided by the Servicer, the Amount Available for such Distribution Date in the following order of priority:

(i)	FIRST, from the Amount Available, to the extent not previously paid by UACC or otherwise by or on behalf of the Borrower, to the Custodian, any accrued and unpaid fees and expenses (including those of its legal counsel) for the related Collection Period pursuant to the Custodian Fee Letter, which expenses shall not exceed the amount of the Capped Fees/Expenses – Custodian;

(ii)	SECOND, from the remaining Amount Available, to the extent not previously paid by UACC or otherwise by or on behalf of the Borrower, to the Administrative/Collateral Agent, any accrued and unpaid fees and expenses (including those of its legal counsel) for the related Collection Period pursuant to the Administrative/Collateral Agent Fee Letter, which expenses shall not exceed the amount of the Capped Fees/Expenses –Administrative/Collateral Agent;

(iii)	THIRD, from the remaining Amount Available, to the extent not previously paid by UACC or otherwise by or on behalf of the Borrower, to the Backup Servicer, any accrued and unpaid fees and expenses pursuant to the Backup Servicer Fee Letter, which expenses shall not exceed the amount of the Capped Fees/Expenses – Backup Servicer;

(iv)	FOURTH, from the remaining Amount Available, to the Servicer, any accrued and unpaid Servicing Fees, any transition expenses payable to a successor Servicer pursuant to the Sale and Servicing Agreement to the extent not paid by the predecessor Servicer, provided, that such transition expenses, including travel, boarding fees, mailing costs, obligor letters (welcome and goodbye) and document packaging and shipping, shall not exceed $200,000 in the aggregate (nor shall the boarding fee exceed $5.00 per contract) and the amounts specified in Section 9.2 to the extent the Servicer has not reimbursed itself in respect of such amounts pursuant to Section 9.6;

(v)

FIFTH, from the remaining Amount Available, to the Administrative/Collateral Agent, on behalf of the Lenders, an amount equal to the lesser of (A) Yield on the Advances accrued during the Accrual Period with respect to such Distribution Date (and any Yield with respect to any prior Accrual Period to the extent not paid on a prior Distribution Date), and the Fees payable on such Distribution Date pursuant to the Fee Letter (and any Fees due and not paid on a prior Distribution Date) and (B) the Capped Yield/Fee Amount with respect to such Distribution Date;

(vi)	SIXTH, from the remaining Amount Available, to the Administrative/Collateral Agent, on behalf of the Lenders, to repay pursuant to Section 2.6(b) the principal amount of Advances in an amount equal to the excess, if any, of the then outstanding principal amount of all Advances over the Target Borrowing Base with respect to such Distribution Date;

(vii)	SEVENTH, from the remaining Amount Available, if no Facility Termination Event shall have occurred and be continuing, to the Reserve Account, until the amount on deposit therein is equal to the Required Reserve Account Amount;

(viii)	EIGHTH, from the remaining Amount Available, if a Facility Termination Event shall have occurred and be continuing, to the Administrative/Collateral Agent, on behalf of the Lenders, the principal amount of outstanding Advances until such Advances are paid in full;

(ix)	NINTH, from the remaining Amount Available, to the extent not previously paid pursuant to clause FIFTH above, to the Administrative/Collateral Agent, on behalf of the Lenders, an amount equal to Yield on the Advances accrued during the Accrual Period with respect to such Distribution Date (and any Yield with respect to any prior Accrual Period to the extent not paid on a prior Distribution Date), and the Fees payable on such Distribution Date pursuant to the Fee Letter (and any Fees due and not paid on a prior Distribution Date);

(x)	TENTH, from the remaining Amount Available, to the Administrative/Collateral Agent, for the benefit of Affected Persons, any Increased Costs then due and owing;

(xi)	ELEVENTH, from the remaining Amount Available, to the extent not previously paid by or on behalf of the Borrower, to each Indemnified Party, any Indemnity Amounts then due and owing to each such Indemnified Party;

(xii)	TWELFTH, from the remaining Amount Available, to the Servicer the accrued and unpaid Subordinate Servicing Fee;

(xiii)	THIRTEENTH, from the remaining Amount Available, to the extent not previously paid pursuant to clause FIRST, SECOND or THIRD above, pro rata to the Backup Servicer, the Custodian and the Administrative/Collateral Agent, any costs and expenses due to the Backup Servicer, the Custodian and the Administrative/Collateral Agent under the Transaction Documents; and

(xiv)	FOURTEENTH, from the remaining Amount Available, to the Borrower.

(b) On each Interim Distribution Date, the Administrative/Collateral Agent shall, at the written direction of the Servicer (so long as UACC is the Servicer), withdraw from the Collection Account and distribute the following amounts in the following order of priority:

(i)	FIRST, to the Administrative/Collateral Agent, on behalf of the Lenders, Yield and Fees accrued in respect of the Advances being paid or prepaid on such date; and

(ii)	SECOND, to the Administrative/Collateral Agent, on behalf of the Lenders, an amount equal to the Advances being paid or prepaid on such date.

(c) Amounts withdrawn from the Reserve Account pursuant to Section 9.7(a), (b) or (c) shall be applied solely to the payments specified in such Section 9.7(a), (b) or (c), as the case may be (notwithstanding any deficiency in amounts available to make payments of higher priority as set forth in Section 9.5(a)), but only to the extent that the Amount Available with respect to such Distribution Date or Interim Distribution Date (as the case may be), after application as provided above, was insufficient to make such payment.

SECTION 9.6. Net Deposits. So long as no Servicer Default has occurred and is continuing, the Servicer may make the remittances to be made by it pursuant to Sections 9.3 and 9.4 net of amounts (which amounts may be netted prior to any such remittance for a Collection Period) to be distributed to it pursuant to Section 9.2 or 9.5(a)(iv); provided, however, that the Servicer shall account for all of such amounts in the related Distribution Date Statement as if such amounts were deposited and distributed separately; and provided, further, that if an error is made by the Servicer in calculating the amount to be deposited or retained by it, with the result that an amount less than required is deposited in the Collection Account, the Servicer shall make a payment of the deficiency to the Collection Account immediately upon becoming aware, or receiving notice from the Administrative/Collateral Agent or any Agent, of such error.

SECTION 9.7. The Reserve Account.

(a) If, on any Distribution Date prior to the Facility Termination Date, the Amount Available is less than the aggregate amount required to be distributed pursuant to clauses (i), (ii), (iii), (iv), (v), (vi) and (ix) of Section 9.5(a), the Administrative/Collateral Agent shall withdraw (or, if the Reserve Account shall not at such time be maintained by the Administrative/Collateral Agent, the Administrative/Collateral Agent shall direct the holder of the Reserve Account to withdraw) the amount of such deficiency (but not in excess of the amount required to be distributed pursuant to clauses (v), (vi) and (ix) of Section 9.5(a)), up to the amount available in the Reserve Account, from the Reserve Account and shall apply such amount directly (and solely) to any unpaid amounts described in clauses (v), (vi) (but only to the extent the then outstanding principal amount of all Advances exceeds the Initial Borrowing Base) and (ix) of Section 9.5(a) in the order of priority and in the manner set forth in such clauses of Section 9.5(a).

(b) If, on any Interim Distribution Date prior to the Facility Termination Date, the amount withdrawn from the Collection Account is less than the aggregate amount required to be distributed pursuant to clauses (i) and (ii) of Section 9.5(b), the Administrative/Collateral Agent shall withdraw (or, if the Reserve Account shall not at such time be maintained by the Administrative/Collateral Agent, the Administrative/Collateral Agent shall direct the holder of the Reserve Account to withdraw) the amount of such deficiency, up to the amount available in the Reserve Account, from the Reserve Account and apply such amount to any unpaid amounts described in clauses (i) and (ii) of Section 9.5(b) in the order of priority and in the manner set forth in such clauses of Section 9.5(b).

(c) If, on the Facility Termination Date, the Amount Available is less than the aggregate amount required to be distributed pursuant to clauses (i), (ii), (iii), (iv), (v), (vi), (viii) and (ix) of Section 9.5(a), the Administrative/Collateral Agent shall withdraw (or, if the Reserve Account shall not at such time be maintained by the Administrative/Collateral Agent, the Administrative/Collateral Agent shall direct the holder of the Reserve Account to withdraw) the amount of such deficiency (but not in excess of the amount required to be distributed pursuant to clauses (v), (vi), (viii) and (ix) of Section 9.5(a)), up to the amount available in the Reserve Account, from the Reserve Account and shall apply such amount directly (and solely) to any unpaid amounts described in clauses (v), (vi), (viii) and (ix) of Section 9.5(a) in the order of priority and in the manner set forth in such clauses of Section 9.5(a). After making the withdrawal required by this Section 9.5(c), the Reserve Account shall be closed and any remaining funds in the Reserve Account shall be deposited in the Collection Account to be applied as part of the Amount Available on such Facility Termination Date.

(d) On each Distribution Date prior to the Facility Termination Date and based solely on the Distribution Date Statement for such Distribution Date, the Administrative/Collateral Agent shall withdraw from the Reserve Account the amount on deposit in the Reserve Account in excess of the Required Reserve Account Amount (after giving effect to all distributions to be made on such Distribution Date pursuant to Section 9.5(a), and any withdrawals to be made from the Reserve Account pursuant to Section 9.7(a)) and deposit such amount in the Collection Account (and such amount shall constitute a part of the Amount Available with respect to such Distribution Date).

ARTICLE X

REPRESENTATIONS AND WARRANTIES

In order to induce the other parties hereto to enter into this Agreement and, in the case of the Lenders, to make Advances hereunder, each of the Borrower, the Guarantor and the Seller hereby represents and warrants to the Administrative/Collateral Agent, the Backup Servicer and the Investors as to itself, as of the Effective Date and the date of each Advance (unless otherwise indicated), as follows:

SECTION 10.1. Organization and Good Standing. It has been duly organized and is validly existing under the laws of the jurisdiction of its organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted. It had at all relevant times and now has, power, authority and legal right (x) in the case of the Borrower, to acquire and own the Transferred Contracts and the Other Conveyed Property, and to grant to the Administrative/Collateral Agent a security interest in the Transferred Contracts, the Other Conveyed Property and the other Borrower Collateral and (y) in the case of the Borrower, the Guarantor and the Seller, to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

SECTION 10.2. Due Qualification. It is duly qualified to do business and has obtained all necessary licenses and approvals in all jurisdictions where the failure to do so would have a material adverse effect on (i) its ability to perform its obligations under this Agreement, (ii) the validity or enforceability of the Contracts and the Other Conveyed Property or (iii) its ability to perform its obligations hereunder and under its Transaction Documents.

SECTION 10.3. Power and Authority. It has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out its terms and their terms, respectively; the Borrower has full power and authority to grant to the Administrative/Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Transferred Contracts and the other Borrower Collateral and has duly authorized such grant by all necessary corporate action; and the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by each such Person by all necessary corporate action.

SECTION 10.4. Security Interest; Binding Obligations. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered; this Agreement (together with the filing of any required financing statements) shall create a valid first priority perfected security interest (except, as to priority, for any Permitted Liens that may arise after the Effective Date, to the extent granted priority under applicable law) in the Borrower Collateral in favor of the Administrative/Collateral Agent, for the benefit of the Secured Parties, enforceable against the Borrower and creditors of the Borrower and any Affiliate thereof (including UACC), to the extent (as to perfection and priority) that a security interest in said Borrower Collateral may be perfected under the applicable UCC; and this Agreement and the other Transaction Documents to which it is a party shall constitute legal, valid and binding obligations of each such Person enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

SECTION 10.5. No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and the fulfillment of the terms of this Agreement and the other Transaction Documents to which it is a party, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws or the equivalent of such Person, or any indenture, agreement, mortgage, deed of trust or other instrument to which such Person is a party or by which it is bound or any of its properties are subject, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement, or violate any law, order, rule or regulation applicable to such Person of any Official Body having jurisdiction over such Person or any of its properties, or in any way materially adversely affect such Person’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party.

SECTION 10.6. No Proceedings. There are no proceedings or investigations pending or, to the knowledge of such Person, threatened against such Person, before any court or Official Body having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that might materially and adversely affect the performance by such Person of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents, (D) that could have a material adverse effect on the Transferred Contracts or other Borrower Collateral or (E) seeking to materially and adversely affect the federal income tax or other federal, state or local tax attributes of the Notes or seeking to impose any excise, franchise, transfer or similar tax upon the Notes or the sale and assignment of the Contracts and the other Borrower Collateral hereunder.

SECTION 10.7. No Consents. It is not required to obtain the consent of any other party or any approval, authorization, consent, license, approval or authorization, or registration or declaration with, any Official Body or other Person in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the other Transaction Documents to which it is a party, except such as have been duly made, effected or obtained.

SECTION 10.8. Solvency. It is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the Transaction Documents. The Borrower has no Indebtedness to any Person other than pursuant to this Agreement and the other Transaction Documents except such Indebtedness to the Seller as has been subordinated to the Borrower’s obligations under this Agreement. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, it will have an adequate amount of capital to conduct its business in the foreseeable future.

SECTION 10.9. Tax Treatment. For federal income tax purposes, the Borrower or UACC will be treated as the owner of the Transferred Contracts and Other Conveyed Property,

the Borrower or UACC will be treated as the borrower under this Agreement, and the Advances made under this Agreement will be treated as the Indebtedness of the Borrower or UACC. For legal purposes, the Seller and the Borrower will treat the purchase or absolute assignment of the Transferred Contracts and Other Conveyed Property pursuant to the Sale and Servicing Agreement as a purchase or absolute assignment of the Seller’s full right, title and ownership interest in such Transferred Contracts and Other Conveyed Property. For avoidance of doubt, UACC may consolidate the Borrower and/or its properties and other assets for accounting purposes.

SECTION 10.10. Compliance With Laws. It has complied and will comply in all material respects with all applicable laws, rules, regulations, judgments, agreements, decrees and orders with respect to its business and properties and all Borrower Collateral.

SECTION 10.11. Taxes. It has filed on a timely basis all tax returns (including, without limitation, foreign, federal, state, local and otherwise) required to be filed, is not liable for taxes payable by any other Person and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from such Person. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by such Person in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby including the transfer of each Transferred Contract and Other Conveyed Property to such Person have been paid or shall have been paid if and when due at or prior to the Effective Date and the relevant Purchase Date, as the case may be.

SECTION 10.12. Certificates. Each Distribution Date Statement, Advance Request and Borrowing Base Confirmation is accurate in all material respects as of the date thereof.

SECTION 10.13. No Liens, Etc. The Borrower Collateral and each part thereof is owned by the Borrower free and clear of any Adverse Claim or restrictions on transferability and the Borrower has the full right, corporate power and lawful authority to assign, transfer and pledge the same and interests therein, and upon the making of each Advance, the Administrative/Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens that may arise after the Effective Date to the extent granted priority under applicable law) in such Borrower Collateral, free and clear of any Adverse Claim or restrictions on transferability, to the extent (as to perfection and priority) that a security interest in said Borrower Collateral may be perfected under the applicable UCC. No effective financing statement or other instrument similar in effect covering all or any part of the Borrower Collateral is on file in any recording office, except such as will be released on the Effective Date or as may have been filed in favor of the Administrative/Collateral Agent as “Secured Party” pursuant hereto or as necessary or advisable to effect the sales contemplated by the Sale and Servicing Agreement.

SECTION 10.14. Purchase and Sale. After giving effect to the making of the Advances and the application of the proceeds thereof on each Purchase Date, the Contracts Collateral will have been purchased by or contributed to the Borrower on such Purchase Date pursuant to the

Sale and Servicing Agreement and all amounts owing to the Seller as consideration therefor will be paid in full (other than amounts due under the Promissory Notes).

SECTION 10.15. Information True and Correct. All information heretofore or hereafter furnished by or on behalf of such Person in writing to any Lender, any Agent or the Administrative/Collateral Agent in connection with this Agreement or any transaction contemplated hereby is and will be true and complete in all material respects and does not and will not omit to state a material fact necessary to make the statements contained therein not misleading.

SECTION 10.16. ERISA Compliance. Such Person has no benefit plans subject to ERISA.

SECTION 10.17. Financial or Other Condition. There has been no material adverse change in its condition (financial or otherwise), business, operations, results of operations, or properties since its date of organization.

SECTION 10.18. Investment Company Status. It is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

SECTION 10.19. Eligible Contracts. All Contracts included in the Initial Borrowing Base as of the most recently delivered Distribution Date Statement or Borrowing Base Confirmation are Eligible Contracts.

SECTION 10.20. Use of Proceeds. Neither Borrower, the Seller nor UACC is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System) and none of the proceeds of the Advances will be used, directly or indirectly, for a purpose that violates Regulation T, Regulation U, Regulation X or any other regulation promulgated by the Board of Governors of the Federal Reserve System from time to time.

SECTION 10.21. Separate Existence. The Borrower is operated as an entity with assets and liabilities distinct from those of UPFC, UACC and any other Affiliates of the Borrower, UPFC or UACC, and the Borrower hereby acknowledges that the Administrative/Collateral Agent, each of the Agents and each of the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from UACC and each such Affiliate. Since its formation, the Borrower has been (and will be) operated in such a manner as to comply with the covenants set forth in Section 11.5.

There is not now, nor will there be at any time in the future, any agreement or understanding between UACC and the Borrower (other than as expressly set forth herein) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

SECTION 10.22. Investments. The Borrower does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person, other than, in the case of the Borrower, the Permitted Investments in the Borrower Accounts.

SECTION 10.23. Representation and Warranties True and Correct. Each of the representations and warranties of such Person contained in this Agreement and the other Transaction Documents is true and correct in all material respects and such Person hereby makes each such representation and warranty to, and for the benefit of, the Administrative/Collateral Agent and the other Secured Parties as if the same were set forth in full herein.

SECTION 10.24. Transaction Documents. The Sale and Servicing Agreement is the only agreement pursuant to which the Borrower purchases and receives contributions of Contracts, and the Transaction Documents delivered to the Administrative/Collateral Agent represent all material agreements between the Seller, on the one hand, and the Borrower, on the other. It has furnished to the Administrative/Collateral Agent and each Agent true, correct and complete copies of each Transaction Document to which it is a party, each of which is in full force and effect. Neither the Borrower, the Seller nor any Affiliate party thereto is in default of any of its obligations thereunder in any material respect. Upon the purchase and/or contribution of each Transferred Contract pursuant to the Sale and Servicing Agreement, the Borrower shall be the lawful owner of, and have good title to, such Transferred Contract and all assets relating thereto, free and clear of any Liens. All such assets are transferred to the Borrower without recourse to the Seller except as described in the Sale and Servicing Agreement. The purchases of such assets by the Borrower constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Borrower constitute valid and true transfers for consideration, each enforceable against creditors of the Seller, and no such assets shall constitute property of the Seller.

SECTION 10.25. Ownership of the Borrower. One hundred percent (100%) of the outstanding capital stock of the Borrower is and will be directly owned (both beneficially and of record) by UACC. All such stock is and will be validly issued, and there are no options, warrants or other rights to acquire shares or other equity rights in the Borrower.

ARTICLE XI

COVENANTS

From the date hereof until the first day following the Facility Termination Date on which all Obligations shall have been finally and fully paid and performed, each of the Borrower, the Guarantor, the Servicer (so long as UACC is the Servicer) and the Seller (unless otherwise indicated) hereby covenants and agrees with the Investors, the Custodian and the Administrative/Collateral Agent that:

SECTION 11.1. Protection of Security Interest of the Secured Parties.

(a) At or prior to the Effective Date, the Borrower shall have filed or caused to be filed a UCC-1 financing statement, naming the Borrower as debtor, naming the

Administrative/Collateral Agent (for the benefit of the Secured Parties) as secured party and describing the Borrower Collateral, with the office of the Secretary of State of the State of California. From time to time thereafter, the Borrower shall file such financing statements and cause to be executed and filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Secured Parties under this Agreement in the Borrower Collateral and in the proceeds thereof. The Borrower shall deliver (or cause to be delivered) to the Administrative/Collateral Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. In the event that the Borrower fails to perform its obligations under this subsection, the Administrative/Collateral Agent at the direction of the Required Lenders may do so, in each case at the expense of the Borrower.

(b) The Borrower shall not change its name, identity or corporate structure in any manner that would, make any financing statement or continuation statement filed by the Borrower (or by the Administrative/Collateral Agent on behalf of the Borrower) in accordance with paragraph (a) above seriously misleading or change its jurisdiction of organization, unless the Borrower shall have given the Administrative/Collateral Agent at least 30 days prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements.

(c) The Borrower shall maintain its computer systems, if any, so that, from and after the time of the first Advance under this Agreement, the Borrower’s master computer records (including archives) that shall refer to the Borrower Collateral indicate clearly that such Borrower Collateral is subject to first priority security interest in favor of the Administrative/Collateral Agent, for the benefit of the Secured Parties. Indication of the Administrative/Collateral Agent’s (for the benefit of the Secured Parties) security interest shall be deleted from or modified on the Borrower’s computer systems when, and only when, the Borrower Collateral in question shall have been paid in full, the security interest under this Agreement has been released in accordance with its terms, with respect to any Transferred Contract, upon such Transferred Contract becoming a Repurchased Contract or otherwise as expressly permitted by the Sale and Servicing Agreement or by this Agreement.

(d) Without limiting any of the other provisions hereof, if at any time the Borrower shall propose to sell, grant a security interest in, or otherwise transfer any interest in motor vehicle receivables to any prospective lender or other transferee, the Borrower shall give to such prospective lender or other transferee computer tapes, records, or print-outs (including any restored from archives) that, if they shall refer in any manner whatsoever to any Borrower Collateral shall indicate clearly that such Borrower Collateral is subject to a first priority security interest in favor of the Administrative/Collateral Agent, for the benefit of the Secured Parties.

SECTION 11.2. Other Liens or Interests. Except for the security interest granted hereunder, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Borrower Collateral or any interest therein

(other than Permitted Liens), and the Borrower shall defend the right, title, and interest of the Administrative/Collateral Agent (for the benefit of the Secured Parties) and the Investors in and to the Borrower Collateral against all claims of third parties claiming through or under the Borrower.

SECTION 11.3. Costs and Expenses. The Borrower shall pay all of its reasonable costs and disbursements in connection with the performance of its obligations hereunder and under the Transaction Documents.

SECTION 11.4. Reporting Requirements. The Borrower shall furnish, or cause to be furnished, to the Administrative/Collateral Agent:

(a) as soon as available and in any event within 120 days (or next succeeding Business Day if the last day of such period is not a Business Day) after the end of each fiscal year, a copy of the audited consolidated financial statements for such year for each of UPFC and its consolidated Subsidiaries and UACC and its consolidated Subsidiaries, in each case certified without qualification by Independent Accountants acceptable to the Required Lenders, and each other report or statement sent to shareholders or publicly filed by UACC, UPFC, the Seller or the Borrower;

(b) as soon as available and in any event within 45 days (or next succeeding Business Day if the last day of such period is not a Business Day) after the end of each of the first three quarters of each fiscal year of UACC and UPFC, a consolidated balance sheet of each of UPFC and its consolidated Subsidiaries and UACC and its consolidated Subsidiaries as of the end of such quarter and including the prior comparable period, and consolidated statements of income and retained earnings, of each of UPFC and its consolidated Subsidiaries and UACC and its consolidated Subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer or chief accounting officer of UPFC and UACC, respectively, identifying such documents as being the documents described in this paragraph (b) and stating that the information set forth therein fairly presents the financial condition of UPFC and its consolidated Subsidiaries or UACC and its consolidated Subsidiaries, as the case may be, as of and for the periods then ended, subject to year-end adjustments and confirming that UPFC or UACC, as the case may be, is in compliance with all financial covenants in the Transaction Documents;

(c) as soon as possible and in any event within five days after the occurrence of a Facility Termination Event or Unmatured Facility Termination Event, the statement of an Executive Officer of the Borrower or UACC setting forth complete details of such Facility Termination Event or Unmatured Facility Termination Event and the action which the Borrower has taken, is taking and proposes to take with respect thereto; and

(d) promptly, from time to time, such other information, documents, records or reports respecting the Transferred Contracts, the Other Conveyed Property related thereto or the Financed Vehicles related thereto, the other Borrower Collateral or the condition or operations, financial or otherwise, of the Borrower, the Seller, UPFC or

UACC or any of its Subsidiaries, as any Agent may, from time to time, reasonably request.

SECTION 11.5. Separate Existence.

(a) The Borrower shall conduct its business solely in its own name through its duly authorized officers or agents so as not to mislead others as to the identity of the entity with which such persons are concerned, and shall use its best efforts to avoid the appearance that it is conducting business on behalf of any Affiliate thereof or that the assets of the Borrower are available to pay the creditors of UACC or any Affiliate thereof (other than as expressly provided herein).

(b) It shall maintain corporate records and books of account separate from those of UACC and any other Affiliate thereof.

(c) It shall obtain proper authorization for all corporate action requiring such authorization.

(d) It shall pay its own operating expenses and liabilities from its own funds.

(e) It will insure that the annual financial statements of UACC shall disclose the effects of the transactions contemplated hereby in accordance with GAAP.

(f) The resolutions, agreements and other instruments of the Borrower underlying the transactions described in the Transaction Documents shall be continuously maintained by the Borrower as official records of the Borrower.

(g) It shall maintain an arm’s-length relationship with UACC and its other Affiliates, and shall not hold itself out as being liable for the debts of UACC or any of its other Affiliates.

(h) It shall keep its assets and liabilities separate from those of all other entities other than as permitted by the Transaction Documents.

(i) The books and records of the Borrower shall be maintained at the address designated herein for receipt of notices, unless the Borrower shall otherwise advise the parties hereto in writing.

(j) It shall not maintain bank accounts or other depository accounts to which any Affiliate is an account party, into which any Affiliate makes deposits or from which any Affiliate has the power to make withdrawals, except as otherwise permitted by the Transaction Documents.

(k) It shall insure that any consolidated financial statements of UACC have notes to the effect that the Borrower is a separate entity whose creditors have a claim on its assets prior to those assets becoming available to its equity holders.

(l) It shall not amend, supplement or otherwise modify (i) its organization documents, except in accordance therewith and with the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld) or (ii) its bylaws except in accordance therewith.

SECTION 11.6. Interest Rate Caps.

(a) The Borrower hereby covenants and agrees that in the event the LIBOR Rate is greater than 5.00% at any time, it shall, within two Business Days, obtain and deliver to the Administrative/Collateral Agent one or more Interest Rate Caps from qualified Cap Providers in favor of the Administrative/Collateral Agent for the benefit of the Secured Parties having, singly or in the aggregate, an Aggregate Interest Rate Caps Notional Amount not less than the Required Interest Rate Caps Notional Amount, which (1) each shall have a notional principal amount equal to or greater than $5,000,000, (2) may provide for reductions of the Aggregate Interest Rate Caps Notional Amount on each Distribution Date on an amortization schedule for such Aggregate Interest Rate Caps Notional Amount assuming a 0.0 ABS prepayment speed (or such other ABS prepayment speed as may be approved in writing by the Required Lenders and the Rating Agencies) and zero losses, and (3) shall have other terms and conditions and be represented by Cap Agreements otherwise acceptable to the Required Lenders and the Rating Agencies. The Borrower agrees that each Interest Rate Cap shall provide for payments to the Administrative/Collateral Agent and that such payments shall be deposited into the Collection Account.

(b) On any Servicer Report Date on which the Minimum Liquidity Amount Test has not been satisfied, the Borrower shall be required to deposit an amount equal to the Cap Funding Reserve Account Requirement into the Cap Funding Reserve Account on such Servicer Report Date; provided, however, that if the Minimum Liquidity Amount Test is subsequently satisfied for any three consecutive Servicer Report Dates following the Servicer Report Date on which the Minimum Liquidity Amount Test failed to be satisfied, all funds then on deposit in the Cap Funding Reserve Account shall be released to the Borrower on the third such Servicer Report Date; provided further, that if the Cap Funding Reserve Account Requirement shall increase on any applicable Servicer Report Date as a result of an increase in the estimated cost of purchasing Interest Rate Caps from qualified Cap Providers, the Borrower shall be required to deposit an amount equal to such additional cost into the Cap Funding Reserve Account on such Servicer Report Date; provided further, that if the Cap Funding Reserve Account Requirement shall decrease on any applicable Servicer Report Date as a result of a decrease in the estimated cost of purchasing Interest Rate Caps from qualified Cap Providers, the excess of the amount on deposit in the Cap Funding Reserve Account over the adjusted Cap Funding Reserve Account Requirement shall be withdrawn from the Cap Funding Reserve Account and released to the Borrower on such Servicer Report Date. As specified in Section 11.6(a) above, in the event the LIBOR Rate is greater than 5.00% at any time, the Borrower may use the funds in the Cap Funding Reserve Account to purchase one or more Interest Rate Caps. If the Borrower defaults on its obligations under Section 11.6(a), the Administrative/Collateral Agent, at the direction of the Required Lenders, may use the funds in the Cap Funding Reserve Account to purchase the Interest Rate Caps; provided, however, that such action by the Administrative/Collateral Agent shall not release the Borrower from its obligations under this Section 11.6; provided further, that the Servicer shall provide the Administrative/Collateral Agent with all information necessary to purchase such Interest Rate Caps; provided further, that if the amount on deposit in the Cap Funding Reserve Account is insufficient to purchase any required Interest Rate Caps, the Borrower shall be responsible for any such shortfall; provided further, that if the Borrower defaults on its obligation with respect to such Cap Funding Reserve Account shortfall, the Administrative/Collateral Agent shall follow the instructions provided by the Required Lenders with respect to the satisfaction of any such shortfall or the purchase of any Interest Rate Caps. Funds retained in the Cap Funding Reserve Account following application as set forth above shall be invested at the direction of the Servicer in Permitted Investments with maturities not later than the next succeeding Business Day. Any earnings on such invested funds shall be deposited and held in the Cap Funding Reserve Account and applied in the same manner and priority as payments pursuant to the Interest Rate Caps.

(c) In the event that any Cap Provider defaults in its obligation to make a payment to the Administrative/Collateral Agent under one or more Cap Agreements on any date on which payments are due pursuant to a Cap Agreement, the Administrative/Collateral Agent shall make a demand on such Cap Provider, or any guarantor, if applicable, demanding payment by 12:30 p.m., New York City time, on such date. The Administrative/Collateral Agent shall give notice to the Lenders and the Rating Agencies upon the continuing failure by any Cap Provider to perform its obligations during the two Business Days following a demand made by the Administrative/Collateral Agent on such Cap Provider, and shall take such action with respect to such continuing failure as may be directed by the Required Lenders.

(d) In the event that any Cap Provider no longer maintains the ratings specified in the definition of “Cap Provider,” then within 30 days after receiving notice of such decline in the creditworthiness of such Cap Provider as determined by any Rating Agency, either (x) such Cap Provider, upon the receipt of the consent of the Required Lenders and with the prior written confirmation of each Rating Agency that such arrangement will not result in the reduction or withdrawal of the rating of the Notes, will enter into an arrangement the purpose of which shall be to assure performance by the Cap Provider of its obligations under the Interest Rate Cap; or (y) the Borrower shall at its option either (i) upon the receipt of the consent of the Required Lenders, and with the prior written confirmation of each Rating Agency that such arrangement will not result in the reduction or withdrawal of the rating of the Notes, cause such Cap Provider to pledge securities in the manner provided by applicable law which shall be held by the Administrative/Collateral Agent free and clear of the Lien of any third party, in a manner conferring on the Administrative/Collateral Agent a perfected first Lien in such securities securing such Cap Provider’s performance of its obligations under the applicable Interest Rate Cap, (ii) provided that a Replacement Interest Rate Cap or Qualified Substitute Arrangement meeting the requirements of Section 11.6(e) has been obtained, (A) provide written notice to such Cap Provider (with a copy to the Administrative/Collateral Agent) of its intention to terminate the applicable Interest Rate Cap within such 30-day period and (B) terminate the applicable Interest Rate Cap within such 30-day period, request the payment to it of all amounts due to the Administrative/Collateral Agent under the applicable Interest Rate Cap through the termination date and deposit any such amounts so received, on the day of receipt, to the

Collection Account, or (iii) establish any other arrangement (including an arrangement or arrangements in addition to or in substitution for any prior arrangement made in accordance with the provisions of this Section 11.6(d)) which (A) satisfy the Required Lenders and (B) are subject to the condition that each Rating Agency shall have confirmed in writing that such arrangement will not result in the reduction or withdrawal of the rating of the Notes (a “Qualified Substitute Arrangement”); provided, however, that in the event at any time any alternative arrangement established pursuant to clause (x) or (y)(i) or (y)(iii) above shall cease to be satisfactory to the Required Lenders, then the provisions of this Section 11.6(d) shall again be applied and in connection therewith the 30-day period referred to above shall commence on the date the Borrower receives notice of such cessation or termination, as the case may be.

(e) Unless an alternative arrangement pursuant to clause (x) or (y)(i) or (y)(iii) of Section 11.6(d) is being established, the Borrower shall use its best efforts to obtain a Replacement Interest Rate Cap or Qualified Substitute Arrangement meeting the requirements of this Section 11.6(e) during the 30-day period referred to in Section 11.6(d). Neither the Borrower nor the Administrative/Collateral Agent shall terminate the Interest Rate Cap unless, prior to the expiration of the 30-day period referred to in said Section 11.6(d), the Borrower delivers to the Administrative/Collateral Agent (i) a Replacement Interest Rate Cap or Qualified Substitute Arrangement, (ii) to the extent applicable, an Opinion of Counsel as to the due authorization, execution and delivery and validity and enforceability of such Replacement Interest Rate Cap or Qualified Substitute Arrangement, as the case may be, (iii) evidence that the Required Lenders have consented to the termination of the Interest Rate Cap and its replacement with such Replacement Interest Rate Cap or Qualified Substitute Arrangement and (iv) a letter from each Rating Agency confirming that such termination and replacement will not adversely affect its rating of the Notes.

(f) The Servicer or the Borrower shall notify the Administrative/Collateral Agent within five Business Days after obtaining actual knowledge that the senior unsecured debt rating of the Cap Provider has been withdrawn or reduced by any Rating Agency.

(g) Notwithstanding the foregoing, the Borrower may at any time obtain a Replacement Interest Rate Cap, provided that the Borrower delivers to the Administrative/Collateral Agent evidence of the receipt of the consent of the Required Lenders to the termination of the then-current Interest Rate Cap and its replacement with such Replacement Interest Rate Cap and a letter from each Rating Agency confirming that such termination and replacement will not adversely affect its rating of the Notes.

(h) The Borrower shall not agree to any amendment to any Interest Rate Cap unless (i) the Borrower shall have received evidence of the consent of the Required Lenders to such amendment to such Interest Rate Cap and (ii) it shall have received a letter from each Rating Agency confirming that such amendment will not adversely affect its rating of the Notes.

(i) The Borrower shall notify each Rating Agency and the Lenders after obtaining actual knowledge of the transfer by the related Cap Provider of any Interest Rate Cap, or any interest or obligation thereunder.

(j) The Administrative/Collateral Agent, with the consent of the Required Lenders, upon notification from the Borrower, shall sell all or a portion of the Interest Rate Caps subject to the following conditions having been met:

(x) the Aggregate Interest Rate Caps Notional Amount after giving effect to such sale shall equal or exceed the Required Interest Rate Caps Notional Amount as of the date of such sale after giving effect to all payments and allocations made pursuant to this Agreement;

(y) such sale will not result in a downgrading or withdrawal of the then-current rating on the Notes by any Rating Agency; and

(z) the minimum notional amount denomination of any Interest Rate Cap to be sold is $1,000,000.

The Borrower shall have the duty of obtaining a fair market value price for the sale of the Administrative/Collateral Agent’s rights under any Interest Rate Cap, notifying the Administrative/Collateral Agent of prospective purchasers and bids, and selecting the purchaser of such Interest Rate Cap. The Administrative/Collateral Agent upon receipt of the purchase price in the Collection Account shall execute all documentation necessary to effect the transfer of the Administrative/Collateral Agent’s rights under such Interest Rate Cap and to release the Lien of the Administrative/Collateral Agent on such Interest Rate Cap and proceeds thereof.

SECTION 11.7. Tangible Net Worth. The Borrower shall maintain at all times a positive Tangible Net Worth.

SECTION 11.8. Stock, Merger, Consolidation, Etc. The Borrower shall not merge or consolidate with any other Person or permit any other Person to become the successor to all or substantially all of its business or assets without the prior written consent of the Required Lenders.

SECTION 11.9. Change in Name. It shall not make any change to its name or use any trade names, fictitious names, assumed names or “doing business as” names.

SECTION 11.10. Indebtedness; Guarantees. The Borrower shall not create, incur, assume or suffer to exist any indebtedness other than indebtedness permitted under the Transaction Documents. The Borrower shall incur no additional borrowed money indebtedness secured by the Borrower Collateral other than the Advances. The Borrower shall not assume, guarantee, endorse or otherwise be or become directly or contingently liable for the obligations of any Person by, among other things, agreeing to purchase any obligation of another Person, agreeing to advance funds to such Person or causing or assisting such Person to maintain any amount of capital.

SECTION 11.11. Limitation on Transactions with Affiliates. The Borrower shall not enter into, or be a party to any transaction with any Affiliate of the Borrower, except for (a) the transactions contemplated by the Transaction Documents and (b) to the extent not otherwise prohibited under this Agreement, other transactions in the nature of employment contracts and directors’ fees, upon fair and reasonable terms materially no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

SECTION 11.12. Documents. Except as other wise expressly permitted herein (including, without limitation, in Section 11.6 regarding Interest Rate Caps), it shall not cancel or terminate any of the Transaction Documents to which it is party (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or amend or otherwise modify any term or condition of any of the Transaction Documents to which it is party (in any capacity) or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Transaction Documents to which it is party (in any capacity) or take any other action under any such agreement not required by the terms thereof, unless (in each case) the Required Lenders shall have consented thereto (which consent shall not unreasonably be withheld to the extent set forth in such Transaction Document).

SECTION 11.13. Preservation of Existence. It shall observe all procedures required by its organizational documents and preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would materially adversely affect (1) the interests hereunder of the Required Lenders or any Secured Party, (2) the collectibility of any Transferred Contract or (3) its ability to perform its obligations hereunder or under any of the other Transaction Documents.

SECTION 11.14. Keeping of Records and Books of Account. The Servicer shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Contracts in the event of the destruction of the originals thereof) and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Transferred Contracts (including, without limitation, records adequate to permit the daily identification of all collections of and adjustments to each Transferred Contract).

SECTION 11.15. Accounting Treatment. The Borrower shall not prepare any financial statements or other statements (including any tax filings which are not consolidated with those of UACC) which shall account for the transactions contemplated by the Sale and Servicing Agreement in any manner other than as the sale of, or a capital contribution of, the Transferred Contracts and the related assets by the Seller to the Borrower. For avoidance of doubt, UACC may consolidate the Borrower and/or its properties and other assets for accounting purposes.

SECTION 11.16. Limitation on Investments. The Borrower shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except as otherwise permitted herein and pursuant to the other Transaction Documents.

SECTION 11.17. Distributions. The Borrower shall not declare or make (a) payment of any distribution on or in respect of any shares of its capital stock, or (b) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire such shares unless (in each case) at the time of such declaration or payment (and after giving effect thereto) no Facility Termination Event under Section 14.1 or Unmatured Facility Termination Event under Section 14.1 shall occur or be continuing and no amount payable by the Borrower under any Transaction Document is then due and owing but unpaid.

SECTION 11.18. Maintain Records of Transferred Contracts. The Servicer shall, at its own cost and expense, maintain satisfactory and complete records of the Contract Collateral, including a record of all payments received and all credits granted with respect to the Contract Collateral and all other dealings with the Contract Collateral. The Servicer shall maintain its computer systems so that, from and after the time of sale under the Sale and Servicing Agreement of the Contracts to the Borrower, the Servicer’s master computer records (including any back-up archives) that refer to a Transferred Contract shall indicate the interest of the Borrower and the Administrative/Collateral Agent in such Transferred Contract and that such Transferred Contract is owned by the Borrower and has been pledged to the Administrative/Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement.

SECTION 11.19. Performance of Borrower Assigned Agreements. The Borrower shall (i) perform and observe all the terms and provisions of the Transaction Documents (including, without limitation, each of the Borrower Assigned Agreements) to which it is a party to be performed or observed by it, maintain such Transaction Documents in full force and effect, enforce such Transaction Documents in accordance with their terms and take all such action to such end as may be from time to time requested by any Agent, and (ii) upon request of any Agent, make to any other party to such Transaction Documents such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder.

SECTION 11.20. Notice of Material Adverse Claim. It shall advise the Administrative/Collateral Agent promptly, in reasonable detail, (i) of any material Adverse Claim, other than a Permitted Lien, known to it made or asserted against any of the Borrower Collateral, and (ii) of the occurrence of any event which would have a material adverse effect on the aggregate value of the Borrower Collateral or on the assignments and security interests granted by the Borrower in this Agreement.

SECTION 11.21. Further Assurances; Financing Statements.

(a) The Borrower agrees that at any time and from time to time, at its expense, it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that may be necessary or desirable or that the Required Lenders may request to perfect and protect the assignments and security interests granted or purported to be granted by this Agreement or to enable the Administrative/Collateral Agent or any of the Secured Parties to exercise and enforce its rights and remedies under this Agreement with respect to any Borrower Collateral. Without limiting the generality of the foregoing, the Borrower shall execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable or that the Required Lenders may reasonably request to protect and preserve the assignments and security interests granted by this Agreement.

(b) The Borrower and each Secured Party hereby severally authorize the Administrative/Collateral Agent, upon receipt of written direction from the Required Lenders (if the Borrower has failed to fulfill its duties under Section 11.21(a)), to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Borrower Collateral.

(c) It shall furnish to the Administrative/Collateral Agent from time to time such statements and schedules further identifying and describing the Contract Collateral and such other reports in connection with the Borrower Collateral as the Required Lenders may reasonably request, all in reasonable detail.

ARTICLE XII

THE SERVICER; THE BACKUP SERVICER

SECTION 12.1. Liability of Servicer. The Servicer (in its capacity as such) shall be liable hereunder only to the extent of the obligations in this Agreement and the other Transaction Documents specifically undertaken by the Servicer and the representations made by the Servicer.

SECTION 12.2. Merger or Consolidation of, or Assumption of the Obligations of, the Servicer or Backup Servicer. The Servicer shall not merge or consolidate with any other Person, convey, transfer or lease all or substantially all its assets as an entirety to another Person, or permit any other Person to become the successor to all or substantially all of its business or assets, unless after the merger, consolidation, conveyance, transfer, lease or succession, the successor or surviving entity shall be an Eligible Servicer and shall be capable of fulfilling the duties of the Servicer contained in this Agreement. Any Person (i) into which the Servicer may be merged or consolidated, (ii) resulting from any merger or consolidation to which the Servicer shall be a party, (iii) which acquires by conveyance, transfer, or lease substantially all of the assets of the Servicer, or (iv) succeeding to the business of the Servicer, in any of the foregoing cases shall execute an agreement of assumption to perform every obligation of the Servicer under this Agreement and the other Transaction Documents to which the Servicer is a party and, whether or not such assumption agreement is executed, shall be the successor to the Servicer under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding; provided, however, that nothing contained herein shall be deemed to release the Servicer from any obligation hereunder. The Servicer shall provide notice of any merger, consolidation or succession pursuant to this Section 12.2(a) to the Required Lenders and the Backup Servicer and the Required Lenders shall have consented thereto. Notwithstanding the foregoing, as a condition to the consummation of the transactions referred to in clauses (i), (ii), (iii) and (iv) above, (x) immediately after giving effect to such transaction, no representation or warranty made pursuant to Section 8.2 shall have been breached in any material respect (for purposes hereof, such representations and warranties shall speak as of the date of the consummation of such transaction) and no event that after notice or lapse of time would become a Facility Termination Event pursuant to Section 14.1 shall have occurred and be continuing, (y) the Servicer shall have delivered to the Administrative/Collateral Agent an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation, merger or succession and such agreement of assumption comply with this Section 12.2(a), and (z) the Servicer shall have delivered to the Administrative/Collateral Agent an Opinion of Counsel, stating, in the opinion of such counsel, either (A) all financing statements and continuation statements and amendments thereto have been executed and filed that are necessary to preserve and protect the security interest of the Administrative/Collateral Agent (for the benefit of the Secured Parties) in the Transferred Contracts and reciting the details of the filings, if any, or (B) no such action shall be necessary to preserve and protect such interest.

SECTION 12.3. Limitation on Liability of Backup Servicer.

(a) Neither the Backup Servicer nor any of the directors or officers or employees or agents of the Backup Servicer shall be under any liability to the Borrower, the Investors or the Administrative/Collateral Agent, except as provided in this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement; provided, however, that this provision shall not protect the Backup Servicer or any such Person against any liability that would otherwise be imposed by reason of a breach of this Agreement or willful misfeasance, bad faith or negligence in the performance of its duties. The Backup Servicer and any director, officer, employee or agent of the Backup Servicer may rely in good faith on the written advice of counsel or on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement.

(b) Unless acting as Servicer hereunder, the Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement, and the Administrative/Collateral Agent, the Borrower and the Investors shall look only to the Servicer to perform such obligations.

(c) The Backup Servicer shall have no responsibility and shall not be in default hereunder nor incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if any such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability (i) for any act or failure to act by any third party, including the Servicer or the Administrative/Collateral Agent or for any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party or (ii) that is due to or results from the invalidity, unenforceability of any Transferred Contract under applicable law or the breach or the inaccuracy of any representation or warranty made with respect to any Transferred Contract.

(d) Notwithstanding anything in this Agreement to the contrary, a delay in or a failure to perform by the Backup Servicer, including in its capacity as successor

Servicer, under this Agreement for a period of no more than 60 days shall not constitute a breach under this Agreement or a Servicer Default if such delay or failure could not be prevented by the exercise of reasonable diligence by the Servicer and such delay or failure was caused by an act of God or the public enemy, acts of declared or undeclared war, public disorder, rebellion or sabotage, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes; provided, however, that the foregoing shall not relieve the Servicer from using reasonable efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement.

SECTION 12.4. Backup Servicer Not to Resign. Subject to the provisions of Section 12.2, the Backup Servicer shall not resign from the obligations and duties imposed on it by this Agreement as Backup Servicer except upon a determination that by reason of a change in legal requirements the performance of its duties under this Agreement would cause it to be in violation of such legal requirements and the Administrative/Collateral Agent does not elect to waive the obligations of the Backup Servicer to perform the duties which render it legally unable to act or to delegate those duties to another Person. Any such determination permitting the resignation of Backup Servicer shall be evidenced by an Opinion of Counsel to such effect delivered and acceptable to the Required Lenders. No resignation of the Backup Servicer shall become effective until an entity acceptable to the Required Lenders shall have assumed the responsibilities and obligations of the Backup Servicer; provided, however, that in the event a successor Backup Servicer is not appointed within 60 days after the Backup Servicer has given notice of its resignation as permitted by this Section 12.4, the resignation of the Backup Servicer shall become effective. Notwithstanding the foregoing, the Backup Servicer may resign for any reason, provided an entity acceptable to the Required Lenders shall have assumed the responsibilities and obligations of the Backup Servicer prior to the effectiveness of any such resignation.

ARTICLE XIII

GRANT OF SECURITY INTEREST

SECTION 13.1. Borrower’s Grant of Security Interest. As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations (including, without limitation, Advances, Yield and other amounts at any time owing hereunder), the Borrower hereby assigns and pledges to the Administrative/Collateral Agent, for the benefit of the Secured Parties, and grants to the Administrative/Collateral Agent, for the benefit of the Secured Parties, a security interest in and lien upon, all of the Borrower’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Borrower now has or hereafter acquires an interest and wherever the same may be located (collectively, the “Borrower Collateral”):

(a) all Contract Collateral;

(b) the Sale and Servicing Agreement and all other documents now or hereafter in effect to the extent they relate to the purchase, servicing or processing of Transferred Contracts (collectively, the “Borrower Assigned Agreements”), including

(i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Borrower Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Assigned Agreements, (iii) the Borrower’s right of foreclosure as lienholder of the vehicles underlying the Contracts, (iv) claims of the Borrower for damages arising out of or for breach of or default under the Borrower Assigned Agreements, and (v) the right of the Borrower to amend, waive or terminate the Borrower Assigned Agreements, to perform under the Borrower Assigned Agreements and to compel performance and otherwise exercise all remedies and rights under the Borrower Assigned Agreements;

(c) all of the following (the “Borrower Account Collateral”):

(i)	the Collection Account, all funds held in the Collection Account, and all certificates and instruments, if any, from time to time representing or evidencing the Collection Account or such funds,

(ii)	the Reserve Account, all funds held in the Reserve Account, and all certificates and instruments, if any, from time to time representing or evidencing the Reserve Account or such funds,

(iii)	the Cap Funding Reserve Account, all funds held in the Cap Funding Reserve Account, and all certificates and instruments, if any, from time to time representing or evidencing the Cap Funding Reserve Account or such funds,

(iv)	all investments from time to time of amounts in the Collection Account, Reserve Account and Cap Funding Reserve Account, and all certificates and instruments, if any, from time to time representing or evidencing such investments,

(v)	all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Administrative/Collateral Agent or any Secured Party or any assignee or agent on behalf of the Administrative/Collateral Agent or any Secured Party in substitution for or in addition to any of the then existing Borrower Account Collateral, and

(vi)	all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Borrower Account Collateral;

(d) each Interest Rate Cap including all rights of the Borrower to receive moneys due and to become due thereunder;

(e) all additional property that may from time to time hereafter be granted and pledged by the Borrower or by anyone on its behalf under this Agreement, including the deposit with the Administrative/Collateral Agent of additional moneys by the Borrower;

(f) all Accounts, all Chattel Paper, all Documents, all Equipment, all General Intangibles, all Instruments, all Investment Property and all Inventory of the Borrower;

(g) all Proceeds, accessions, substitutions, rents and profits of any and all of the foregoing Borrower Collateral (including proceeds that constitute property of the types described in paragraphs (a) through (f) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Administrative/Collateral Agent or a Secured Party or any assignee or agent on behalf of the Administrative/Collateral Agent or a Secured Party is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Borrower Collateral.

SECTION 13.2. Delivery of Collateral. All documents in the Contracts File shall be delivered to and held by or on behalf of the Custodian pursuant to the Sale and Servicing Agreement, and shall be in suitable form for transfer by delivery.

SECTION 13.3. Borrower Remains Liable. Notwithstanding anything in this Agreement, (a) except to the extent of the Servicer’s duties under this Agreement, the Borrower shall remain liable under the Transferred Contracts, Borrower Assigned Agreements and other agreements (including each Interest Rate Cap) included in the Borrower Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by a Secured Party or the Administrative/Collateral Agent of any of its rights under this Agreement shall not release the Borrower, UACC, the Guarantor, UPFC, the Seller or the Servicer from any of their respective duties or obligations under the Transferred Contracts, Borrower Assigned Agreements or other agreements included in the Borrower Collateral, (c) the Agents, the Secured Parties, the Administrative/Collateral Agent and the Custodian shall not have any obligation or liability under the Transferred Contracts, Borrower Assigned Agreements or other agreements included in the Borrower Collateral by reason of this Agreement, and (d) neither the Agent, the Administrative/Collateral Agent, the Custodian nor any of the Secured Parties shall be obligated to perform any of the obligations or duties of the Borrower, UACC, the Guarantor, UPFC, the Seller or the Servicer under the Transferred Contracts, Borrower Assigned Agreements or other agreements included in the Borrower Collateral or to take any action to collect or enforce any claim for payment assigned under this Agreement.

SECTION 13.4. Release of Borrower Collateral.

(a) Generally. To the extent that (i) the Initial Borrowing Base equals or exceeds the aggregate outstanding principal amount of Advances, (ii) all Advances, Yield thereon and other amounts due under the Receivables Financing Agreement have been paid in full, and (iii) there is no Facility Termination Event or Unmatured Facility Termination Event under Section 14.1, in connection with the sale or transfer of

Contracts pursuant to a Take-Out Securitization, in connection with the purchase by the Servicer or the Seller of a Transferred Contract pursuant to the Sale and Servicing Agreement, or in connection with the payment in full of the Advances and other Obligations hereunder, the Borrower may from time to time obtain releases of the Administrative/Collateral Agent’s (for the benefit of the Secured Parties) security interest in all or any part of the Contract Collateral (with the matters set forth in the foregoing clauses (i), (ii) and (iii) being determined immediately after giving effect to any requested release and any payments made on the date thereof, including, without limitation, any repayment of Advances and payment of Yield thereon on such date). Each request (a “Transfer Request”) for a partial release of Contract Collateral, except in connection with the purchase by the Servicer or the Seller of a Transferred Contract pursuant to the Sale and Servicing Agreement, shall be addressed to the Administrative/Collateral Agent, demonstrating compliance with the immediately preceding sentence and acknowledging that the receipt of proceeds from such sale or transfer shall be deposited into the Collection Account.

(b) Transfers. With respect to each Transfer Request that is received by the Administrative/Collateral Agent by 12:00 noon, New York time on a Business Day, the Administrative/Collateral Agent shall use due diligence and reasonable efforts to review such Transfer Requests and instruct the Custodian to prepare the files, identified in each Transfer Request, for shipment by 12:00 noon, New York time on the fourth succeeding Business Day or, with respect to shipping out more than 1000 files on any one Business Day, as mutually agreed between the Custodian and the Borrower.

(c) Continuation of Lien. Unless released in writing by the Administrative/Collateral Agent, as herein provided, the security interest in favor of the Administrative/Collateral Agent, for the benefit of the Secured Parties, in all Borrower Collateral shall continue in effect until such time as the Administrative/Collateral Agent shall have received payment in full of the proceeds from the sale or transfer of such Borrower Collateral to third parties in accordance with this Section 13.4.

(d) Application of Proceeds; No Duty. Neither the Administrative/Collateral Agent nor any Secured Party shall be under any duty at any time to credit Borrower for any amount due from any third party in respect of any purchase of any Contract Collateral contemplated above, until the Administrative/Collateral Agent has actually received such amount in immediately available funds for deposit to the Collection Account. Neither any Secured Party nor the Administrative/Collateral Agent shall be under any duty at any time to collect any amounts or otherwise enforce any obligations due from any third party in respect of any such purchase of Contracts covered by the release of such portion of Contract Collateral or in respect of a securitization or financing thereof with a third party.

(e) Representation in Connection with Releases, Sales and Transfers. The Borrower represents and warrants that each request for any release or transfer in connection with any Take-Out Securitizations pursuant to Section 13.4(a) shall automatically constitute a representation and warranty to the Secured Parties and the

Administrative/Collateral Agent to the effect that immediately before and after giving effect to such release or Transfer Request, there is no Facility Termination Event or Unmatured Facility Termination Event under Section 14.1 and each of the other conditions set forth in Section 13.4 have been satisfied.

(f) Release of Security Interest. Upon receipt of a Transfer Request or, in connection with the purchase by the Servicer, UACC or the Seller of a Transferred Contract pursuant to the Sale and Servicing Agreement, upon the Servicer’s written request, and, in each case upon receipt in the Collection Account of proceeds from the sale or transfer (including, without limitation, in connection with the purchase by the Servicer, UACC or the Seller of a Transferred Contract pursuant to the Sale and Servicing Agreement, the related Repurchase Amount), the Administrative/Collateral Agent at the written direction of the Required Lenders shall promptly release, at the Borrower’s expense, such part of the Contract Collateral covered in connection with the Transfer Request or such Servicer’s request and shall deliver, at the Borrower’s expense, and without recourse, representation or warranty of any kind, the Contracts Files on the released portion of Contract Collateral to the trustee or such similar entity in connection with the applicable Take-Out Securitization or, in connection with the purchase by the Servicer, UACC or the Seller of a Transferred Contract pursuant to the Sale and Servicing Agreement, the Servicer; provided that the trustee or such similar entity in connection with the third party securitization (including any Take-Out Securitization) or the Servicer or the Borrower, as the case may be, acknowledges and agrees (i) that all proceeds thereof that it receives from such sale are held in trust for the Secured Parties and (ii) that it shall transfer such funds to the Administrative/Collateral Agent for deposit in the Collection Account. The foregoing notwithstanding, upon the deposit into the Collection Account of all amounts required to effect a full payment or prepayment by an Obligor of a Transferred Contract, the security interest of the Administrative/Collateral Agent in that Receivable shall be automatically deemed released.

SECTION 13.5. Expenses. It is understood that the Administrative/Collateral Agent shall be entitled to receive reimbursement for costs and expenses and such reimbursement obligation shall be payable by the Borrower to the extent funds are available therefor under Section 9.5(a) hereof and otherwise by UACC.

SECTION 13.6. Representations And Warranties Of the Administrative/Collateral Agent. The Administrative/Collateral Agent represents and warrants as of the date hereof that:

(a) It is a trust company, validly existing and in good standing under the laws of New York;

(b) It has full power, authority and legal right to execute, deliver and perform this Agreement and the Sale and Servicing Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement and the Sale and Servicing Agreement; and

(c) This Agreement and the Sale and Servicing Agreement have been duly executed and delivered by it and each constitutes its legal, valid and binding agreement, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

SECTION 13.7. Indemnity. The Borrower (to the extent of funds available therefor under Section 9.5 of this Agreement) and UACC agree, jointly and severally, to indemnify and hold harmless the Administrative/Collateral Agent and the Custodian and their respective directors, officers, agents and employees against any and all claims, damages, losses, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees, court costs and costs of investigation) of any kind or nature whatsoever arising out of or in connection with this Agreement and the Transaction Documents that may be imposed upon, incurred by or asserted against the Administrative/Collateral Agent or the Custodian; provided, however, that this Section 13.7 shall not relieve the Administrative/Collateral Agent or the Custodian from liability for its willful misconduct or gross negligence (and neither the Borrower nor UACC shall have any obligation to indemnify any such person for any liabilities arising therefrom). The provisions of this Section 13.7 shall survive the resignation or removal of the Administrative/Collateral Agent or the Custodian or any successor Administrative/Collateral Agent or Custodian and the termination of this Agreement.

SECTION 13.8. Certain Remedies.

(a) The Administrative/Collateral Agent may, in its discretion (with the consent of the Required Lenders), and shall, at the written direction of the Required Lenders, proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate proceedings as the Required Lenders shall deem necessary to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in any Transaction Document or in and of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Administrative/Collateral Agent by any Transaction Document or by law.

(b) In case there shall be pending, relative to the Borrower or any other obligor upon the Notes or any Person having or claiming an ownership interest in the Borrower Collateral, proceedings under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Borrower or its property or such other obligor or Person, or in case of any other comparable judicial proceedings relative to the Borrower or other obligor upon the Note, or to the creditors of property of the Borrower or such other obligor, the Administrative/Collateral Agent, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Administrative/Collateral Agent shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered but without any obligation, subject to Section 13.8(a), by intervention in such proceedings or otherwise:

(i)	to file and prove a claim or claims for the whole amount of principal and Yield owing and unpaid in respect of the Note, all other amounts owing to the Investors and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Administrative/Collateral Agent (including any claim for reimbursement of all expenses (including the fees and expenses of counsel) and liabilities incurred, and all advances, if any, made, by the Administrative/Collateral Agent and each predecessor Administrative/Collateral Agent, except as determined to have been caused by its own gross negligence or willful misconduct) and of each of the other Secured Parties allowed in such proceedings;

(ii)	unless prohibited by applicable law and regulations, to vote (with the consent of the Agent) on behalf of the holders of the Notes in any election of a trustee, a standby trustee or person performing similar functions in any such proceedings;

(iii)	to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute all amounts received with respect to the claims of the Secured Parties on their behalf; and

(iv)	to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative/Collateral Agent or the Secured Parties allowed in any judicial proceedings relative to the Borrower, its creditors and its property;

and any trustee, receiver, liquidator, custodian or other similar official in any such proceeding is hereby authorized by each of such Secured Parties to make payments to the Administrative/Collateral Agent, and, in the event that the Administrative/Collateral Agent shall consent, to the making of payments directly to such Secured Parties, to pay to the Administrative/Collateral Agent such amounts as shall be sufficient to cover all reasonable expenses and liabilities incurred, and all advances made, by the Administrative/Collateral Agent and each predecessor Administrative/Collateral Agent except as determined to have been caused by its own gross negligence or willful misconduct.

(c) Nothing herein contained shall be deemed to authorize the Administrative/Collateral Agent to authorize or consent to or vote for or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder thereof or to authorize the Administrative/Collateral Agent to vote in respect of the claim of any Secured Party in any such proceeding except, pursuant to Section 13.8(b)(ii), to vote for the election of a trustee in bankruptcy or similar person.

(d) All rights of action and of asserting claims under the Transaction Documents, may be enforced by the Administrative/Collateral Agent without the possession of the Notes or the production thereof in any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Administrative/Collateral Agent shall be brought in its own name as Administrative/Collateral Agent, and any recovery of judgment, subject to the payment of the reasonable expenses, disbursements and compensation of the Administrative/Collateral Agent, each predecessor Administrative/Collateral Agent and their respective agents and attorneys, shall be for the ratable benefit of the holders of the Notes and other Secured Parties.

(e) In any proceedings brought by the Administrative/Collateral Agent to enforce the Liens under the Transaction Documents (and also any proceedings involving the interpretation of any provision of any Transaction Document), the Administrative/Collateral Agent shall be held to represent all the Secured Parties, and it shall not be necessary to make any Secured Party a party to any such proceedings.

SECTION 13.9. Other Remedies. Following a Facility Termination Event, the Administrative/Collateral Agent may (with the consent of the Required Lenders) but shall have no obligation, or the Administrative/Collateral Agent shall, at the written direction of the Required Lenders, also do one or more of the following (subject to Section 13.8):

(a) institute proceedings in its own name and on behalf of the Secured Parties as Administrative/Collateral Agent for the collection of all amounts then payable on the Notes or hereunder and Fee Letter with respect thereto, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Borrower and any other obligor upon the Notes moneys adjudged due;

(b) institute proceedings from time to time for the complete or partial foreclosure upon the Borrower Collateral;

(c) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the right and remedies of the Administrative/Collateral Agent and the Secured Parties; and

(d) sell the Borrower Collateral or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law.

SECTION 13.10. Limitation on Duty of Administrative/Collateral Agent in Respect of Collateral.

(a) Beyond the exercise of reasonable care in the custody thereof, the Administrative/Collateral Agent shall have no duty as to any Borrower Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Administrative/Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Borrower Collateral. The Administrative/Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Borrower Collateral in its possession if the Borrower Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Borrower Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Administrative/Collateral Agent in good faith.

(b) The Administrative/Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Borrower Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Borrower Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Administrative/Collateral Agent, for the validity or sufficiency of the Borrower Collateral or any agreement or assignment contained therein, for the validity of the title of the Borrower to the Borrower Collateral, for insuring the Borrower Collateral or for the payment of taxes, charges, assessments or Liens upon the Borrower Collateral or otherwise as to the maintenance of the Borrower Collateral.

(c) The Administrative/Collateral Agent shall have no duty to act outside of the United States in respect of any Borrower Collateral located in any jurisdiction other than the United States.

(d) The Administrative/Collateral Agent may act through its agents or attorneys and shall not be liable for any misconduct or negligence of any such agents or attorneys appointed with due care by it hereunder.

(e) In no event shall Administrative/Collateral Agent be liable for special, punitive or consequential damages.

ARTICLE XIV

FACILITY TERMINATION EVENTS

SECTION 14.1. Facility Termination Events. Each of the following shall constitute a Facility Termination Event under this Agreement:

(a) Default in the payment when due of any principal of any Advance, which default shall continue unremedied for one Business Day, or default in the payment of any other amount payable by the Borrower or UACC (in any capacity) hereunder, including, without limitation, any Yield on any Advance or any Fees which default shall continue for two Business Days;

(b) The Borrower, the Seller, the Servicer, the Guarantor, UPFC (in any capacity) or UACC (in any capacity) shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, or any other Transaction Document on its part to be performed or observed and, except in the case of the covenants and agreements contained in Sections 11.6, 11.7 and 11.8, as to each of which no grace period shall apply, any such failure shall remain unremedied for 30 days after knowledge thereof or after written notice thereof shall have been given by the Administrative/Collateral Agent to the Borrower, the Seller, the Servicer, the Guarantor, UPFC or UACC;

(c) Any representation or warranty of the Borrower, the Seller, the Servicer, the Guarantor, UPFC or UACC (in any capacity) made or deemed to have been made hereunder or in any other Transaction Document or any other writing or certificate furnished by or on behalf of the Borrower, the Seller, the Servicer, the Guarantor, UPFC or UACC (in any capacity) to the Administrative/Collateral Agent for purposes of or in connection with this Agreement or any other Transaction Document (including any Distribution Date Statement or Borrowing Base Confirmation) shall prove to have been false or incorrect in any material respect when made or deemed to have been made; provided that no breach shall be deemed to occur hereunder in respect of any representation or warranty relating to the “eligibility” of any Transferred Contract if such Transferred Contract shall have been purchased or repurchased by the Servicer, the Seller or the Borrower;

(d) An Insolvency Event shall have occurred and be continuing with respect to the Borrower, the Seller, the Servicer, the Guarantor, UPFC or UACC;

(e) The aggregate principal amount of all Advances outstanding hereunder exceeds the Initial Borrowing Base and such condition continues unremedied for one Business Day;

(f) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the assets of the Borrower or the Seller and such lien shall not have been released within 30 days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Seller and such lien shall not have been released within 30 days;

(g) (i) Any Transaction Document or any lien or security interest granted thereunder by the Borrower, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; or (ii) the Borrower, the Seller, the Servicer, the Guarantor, UPFC or UACC or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document; or (iii) any security interest securing any Obligation shall, in whole or in part, cease to be a perfected first priority security interest (except, as to priority, for Permitted Liens that may arise after the applicable Purchase Date) against the Borrower;

(h) A Servicer Default shall have occurred and be continuing;

(i) the Delinquency Ratio exceeds (x) prior to the first Take-Out Securitization, 4.00% or (y) after the first Take-Out Securitization, 2.00%;

(j) the Net Loss Ratio exceeds (x) prior to the first Take-Out Securitization, 8.00% or (y) after the first Take-Out Securitization, 3.50%;

(k) UACC fails to own directly or indirectly 100% of the outstanding equity in the Borrower or UPFC fails to own directly or indirectly 100% of the outstanding equity in UACC;

(l) The Borrower, the Seller, the Servicer, the Guarantor, UPFC or UACC or any Subsidiary of any of the foregoing shall fail to pay any principal of or premium or interest on any Indebtedness having a principal amount of $10,000,000 (or, in the case of the Borrower, $50,000) or greater, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness of the Borrower, the Seller, the Servicer, the Guarantor, UPFC or UACC or any such Subsidiary, as applicable; or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; or any early amortization event, pay out event or other similar event shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Indebtedness if the effect of such event is to cause the principal of such Indebtedness to be amortized on an accelerated basis;

(m) UACC does not engage in at least two Take-Out Securitizations in each calendar year each of which includes 95% or more of the aggregate principal balance of Eligible Contracts at the time such Take-Out Securitization closes, or UACC does not engage in such a Take-Out Securitization within 210 days after the later of (i) the last such Take-Out Securitization and (ii) the Effective Date;

(n) On any Distribution Date, after giving effect to all deposits and withdrawals on such date, the amount on deposit in the Reserve Account is less than the Required Reserve Account Amount;

(o) On any Distribution Date, after giving effect to all deposits and withdrawals on such date, the amount on deposit in the Cap Funding Reserve Account is less than the Cap Funding Reserve Account Requirement;

(p) The report of the auditors with respect to annual financial statements of the Servicer delivered pursuant to Section 11.4(a) is qualified in any manner; or

(q) Ray Thousand shall cease to be CEO of UACC and the replacement CEO has not been approved by the Required Lenders.

SECTION 14.2. Effect of Facility Termination Event.

(a) Optional Termination. Upon notice by the Administrative/Collateral Agent that a Facility Termination Event (other than a Facility Termination Event described in Section 14.1(d)) has occurred, the Required Lenders may declare all or any portion of the outstanding principal amount of the Advances and other Obligations to be due and payable, whereupon the full unpaid amount of such Advances and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and the Facility Termination Date shall be deemed to have occurred.

(b) Automatic Termination. Upon the occurrence of a Facility Termination Event described in Section 14.1(d), the Facility Termination Date shall be deemed to have occurred automatically, and all outstanding Advances under this Agreement and all other Obligations under this Agreement shall become immediately and automatically due and payable, all without presentment, demand, protest or notice of any kind.

SECTION 14.3. Rights Upon Termination Event. If a Facility Termination Event shall have occurred and be continuing, the Required Lenders may direct the Administrative/Collateral Agent to exercise any of the remedies specified herein in respect of the Borrower Collateral.

ARTICLE XV

THE AGENTS

SECTION 15.1. Appointment. Each Lender and each Agent hereunder hereby irrevocably designates and appoints Deutsche Bank Trust Company Americas as Administrative/Collateral Agent hereunder and under the other Transaction Documents, and authorizes the Administrative/Collateral Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative/Collateral Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Each Lender in each Lender Group hereby irrevocably designates and appoints the Agent for such Lender Group as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. The Administrative/Collateral Agent shall promptly deliver, but in any event no later than the following Business Day, a copy of any notice, certificate, report or other documents received by it in its capacity as Administrative/Collateral Agent to each Agent. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative/Collateral Agent nor any Agent (the Administrative/Collateral Agent and each Agent being referred to in this Article as a “Note Agent”) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Note Agent.

SECTION 15.2. Delegation of Duties. Each Note Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Note Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 15.3. Exculpatory Provisions. Neither any Note Agent (acting in such capacity) nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 15.2 under or in connection with this Agreement or the other Transaction Documents (except for its, their or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any Person for any recitals, statements, representations or warranties of any Person (other than itself) contained in the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, the Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or any other document furnished in connection therewith or herewith, or for any failure of any Person (other than itself or its directors, officers, agents or employees) to perform its obligations under any Transaction Document or for the satisfaction of any condition specified in a Transaction Document. Except as otherwise expressly provided in this Agreement, no Note Agent shall be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, the Transaction Documents, or to inspect the properties, books or records of the Borrower, the Seller, UACC, the Guarantor, UPFC or the Servicer.

SECTION 15.4. Reliance by Agents. Each Note Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to each of the Lenders), independent accountants and other experts selected by such Note Agent. Each Note Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith unless it shall first receive such advice or concurrence of the Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction (i) in the case of the Administrative/Collateral Agent, by the Lenders or (ii) in the case of an Agent, by the Lenders in its Lender Group, against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative/Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Lender Group.

SECTION 15.5. Notices. No Note Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Facility Termination Event unless such Note Agent has received notice from the Servicer, the Borrower or any Lender, referring to this Agreement and describing such event. In the event that the Administrative/Collateral Agent receives such a notice, it shall promptly give notice thereof to each Agent, and in the event any Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group. The Administrative/Collateral Agent shall take such action with respect to such event as shall be reasonably directed by the Required Lenders, and each Agent shall take such action with respect to such event as shall be reasonably directed by (i) Lenders in its Lender holding greater than 50% of the outstanding Advances held by such Lender Group; provided that unless and until such Note Agent shall have received such directions, such Note Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.

SECTION 15.6. Non-Reliance on Agent. The Lenders expressly acknowledge that neither any Note Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by a Note Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower, the Borrower, the Seller, UACC, the Guarantor, UPFC, the Servicer or the Backup Servicer, shall be deemed to constitute any representation or warranty by such Note Agent to any Lender. Each Lender represents to each Note Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Borrower, the Seller, UACC, the Guarantor, UPFC, the Servicer, the Backup Servicer, and the Contracts and made its own decision to purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Seller, UACC, the Guarantor, UPFC, the Servicer, the

Backup Servicer, and the Contracts. Except as expressly provided herein, no Note Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Borrower Collateral or the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower, the Seller, UACC, the Guarantor, UPFC, the Borrower, the Servicer, the Lenders or the Backup Servicer which may come into the possession of such Note Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

In no event shall the Administrative/Collateral Agent or the Custodian be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if the Administrative/Collateral Agent or the Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Administrative/Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

SECTION 15.7. Indemnification. (i) The Committed Lenders agree to indemnify the Administrative/Collateral Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower, the Seller, the Guarantor, UPFC, the Servicer or UACC under the Transaction Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Transaction Documents), ratably according to their Commitment Percentages and (ii) the Committed Lenders in each Lender Group agree to indemnify the Agent for such Lender Group in its capacity as such (without limiting the obligation (if any) of the Borrower, the Seller, the Guarantor, UPFC, the Servicer or UACC under the Transaction Documents to reimburse such Agent for any such amounts), ratably according to their respective Commitments, in each case, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Note Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not such Note Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against such Note Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of such Note Agent or such affected Person). The provisions of this Section 15.7 shall survive the termination of the Transaction Documents and the resignation or removal of the Administrative/Collateral Agent or any other Note Agent.

SECTION 15.8. Successor Agent. The Administrative/Collateral Agent may, upon five (5) days’ notice to the Lenders (with a copy to the Borrower), resign as Administrative/Collateral Agent; provided, in either case, that an Agent or a Lender agrees to become the successor

Administrative/Collateral Agent hereunder in accordance with the next sentence. If the Administrative/Collateral Agent shall resign as Administrative/Collateral Agent under this Agreement, then the Required Lenders during such period shall appoint from among the Agents and the Committed Lenders a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative/Collateral Agent, and the term “Administrative/Collateral Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Administrative/Collateral Agent’s rights, powers and duties as Administrative/Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. In the event of any such resignation of the Administrative/Collateral Agent, the Administrative/Collateral Agent shall promptly transfer (upon its receipt of any outstanding fees, expenses and indemnities due and owing to it) to the successor Administrative/Collateral Agent, as directed in writing by the Required Lenders, all accounts, funds and investments being administered under this Agreement and shall cooperate with the Required Lenders, UACC and the successor administrative/collateral agent to facilitate the continued perfection and priority of the Lien granted for the benefit of the Secured Parties in the Borrower Collateral. Any Agent may resign as Agent upon ten days’ notice to the Lenders in its Lender Group, the Administrative/Collateral Agent and each other Agent, the Administrative/Collateral Agent, the Seller and the Servicer with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section 15.8. If an Agent shall resign as Agent under this Agreement, then Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group shall appoint from among the Committed Lenders in such Lender Group a successor agent for such Lender Group. After any retiring Note Agent’s resignation hereunder as Note Agent, the provisions of this Article XV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Note Agent under this Agreement. No resignation of any Note Agent shall become effective until a successor Note Agent shall have assumed the responsibilities and obligations of such Note Agent; provided, however, that in the event a successor note Agent is not appointed within 60 days after such Note Agent has given notice of its resignation as permitted by this Section 15.8, such Note Agent may petition a court for its removal.

SECTION 15.9. Agents in their Individual Capacity. Each Note Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the Seller, UACC, the Guarantor, UPFC, the Servicer, the Backup Servicer or the Administrative/Collateral Agent as though such Note Agent were not an agent hereunder. In addition, the Lenders acknowledges that one or more Persons which are Note Agents may act (i) as administrator, sponsor or agent for one or more Noncommitted Lenders and in such capacity acts and may continue to act on behalf of each such Noncommitted Lender in connection with its business, and (ii) as the agent for certain financial institutions under the liquidity and credit enhancement agreements relating to this Agreement to which any one or more Noncommitted Lenders is party and in various other capacities relating to the business of any such Noncommitted Lender under various agreements. Any such Person, in its capacity as Note Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as a Note Agent other than as expressly provided in this Agreement. Any Person which is a Note Agent may act as a Note Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity.

ARTICLE XVI

ASSIGNMENTS

SECTION 16.1. Restrictions on Assignments. Except as specifically provided herein (with respect to the Servicer and the Backup Servicer), neither Borrower, the Seller, the Guarantor, UPFC, the Servicer, UACC, the Administrative/Collateral Agent, the Custodian nor Backup Servicer may assign any of their respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative/Collateral Agent and the Required Lenders. No Noncommitted Lender shall assign any of its Advances or rights hereunder without the consent of its Committed Lenders; and no Committed Lender may assign any of its Advances or rights or commitments hereunder without the consent of the related Noncommitted Lenders.

SECTION 16.2. Documentation. Each Lender shall deliver to each assignee an assignment, in such form as such Lender and the related assignee may agree, duly executed by such Lender assigning any such rights, obligations, Advance or Note to the assignee; and such Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to the items assigned, and to enable the assignee to exercise or enforce any rights hereunder or under the Notes evidencing such Advance.

SECTION 16.3. Rights of Assignee. Upon the foreclosure of any assignment of any Advances made for security purposes, or upon any other assignment of any Advance from any Lender pursuant to this Article XVI, the respective assignee receiving such assignment shall have all of the rights of such Lender hereunder with respect to such Advances and all references to the Lender or Investors in Section 6.1 shall be deemed to apply to such assignee.

SECTION 16.4. Notice of Assignment. Each Lender shall provide notice to the Borrower of any assignment hereunder by such Lender to any assignee. Each Lender authorizes the related Agent to, and such Agent agrees that it shall, endorse the Notes to reflect any assignments made pursuant to this Article XVI or otherwise.

SECTION 16.5. Registration; Registration of Transfer and Exchange.

(a) The Administrative/Collateral Agent shall keep a register (the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Administrative/Collateral Agent shall provide for the registration of the Notes and of transfer of interests in the Notes. The Administrative/Collateral Agent is hereby appointed “Note Registrar” for the purpose of registering the Notes and transfers of the Notes as herein provided.

(b) Each person who has or who acquired an interest in a Note shall be deemed by such acquisition to have agreed to be bound by the provisions of this Section 16.5. A Note may be exchanged (in accordance with Section 16.5(c)) and transferred to the holders (or their agents or nominees) of the Advances and to any assignee (in accordance with Section 16.1) (or its agent or nominee) of all or a portion of the Advances. The Administrative/Collateral Agent shall not register (or cause to be registered) the transfer of such Note, unless the proposed transferee shall have delivered to the Administrative/Collateral Agent (i) either (x) evidence satisfactory to it that the transfer of such Note is exempt from registration or qualification under the Securities Act of 1933, as amended, and all applicable state securities laws and that the transfer does not constitute a “prohibited transaction” under ERISA or (y) an express agreement by the proposed transferee to be bound by and to abide by the provisions of this Section 16.5, the restrictions noted on the face of such Note and (ii) a properly executed Form W-9 and, in the case of a transferee who is a foreign person (within the meaning of Section 7701(a)(5) of the Code), a properly executed Form W-8ECI or Form W-8BEN.

(c) At the option of the holder thereof, a Note may be exchanged for one or more new Notes of any authorized denominations and of a like class and aggregate principal amount at an office or agency of the Borrower. Whenever any Note is so surrendered for exchange, the Borrower shall execute and deliver (through the Administrative/Collateral Agent) the new Note which the holder making the exchange is entitled to receive.

(d) Upon surrender for registration of transfer of any Note at an office or agency of the Borrower, the Borrower shall execute and deliver (through the Administrative/Collateral Agent), in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like class and aggregate principal amount.

(e) All Notes issued upon any registration of transfer or exchange of any Note in accordance with the provisions of this Agreement shall be the valid obligations of the Borrower, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Note(s) surrendered upon such registration of transfer or exchange.

(f) Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Borrower or the Administrative/Collateral Agent) be fully endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Note Registrar, duly executed by the holder thereof or his attorney duly authorized in writing. Each such Note shall be accompanied by a statement providing the name of the transferee and indicating whether the transferee is subject to income tax backup withholding requirements and whether the transferee is the sole beneficial owner of such Notes.

(g) No service charge shall be made for any registration of transfer or exchange of a Note, but the Borrower may require payment from the transferee holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of exchange of a Note, other than exchanges pursuant to this Section 16.5.

(h) The holders of the Notes shall be bound by the terms and conditions of this Agreement.

SECTION 16.6. Mutilated, Destroyed, Lost and Stolen Notes.

(a) If any mutilated Note is surrendered to the Administrative/Collateral Agent, the Borrower shall execute and deliver (through the Administrative/Collateral Agent) in exchange therefor a new Note of like class and tenor and principal amount and bearing a number not contemporaneously outstanding.

(b) If there shall be delivered to the Borrower and the Administrative/Collateral Agent prior to the payment of the Notes (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Borrower or the Administrative/Collateral Agent that such Note has been acquired by a bona fide Lender, the Borrower shall execute and deliver (through the Administrative/Collateral Agent), in lieu of any such destroyed, lost or stolen Note, a new Note of like class, tenor and principal amount and bearing a number not contemporaneously outstanding.

(c) Upon the issuance of any new Note under this Section 16.6, the Borrower may require the payment from the transferor holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

(d) Every new Note issued pursuant to this Section 16.6 and in accordance with the provisions of this Agreement, in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Borrower, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

(e) The provisions of this Section 16.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of a mutilated, destroyed, lost or stolen Note.

SECTION 16.7. Persons Deemed Owners. The Borrower, the Servicer, the Seller, the Agents, the Administrative/Collateral Agent and any agent for any of the foregoing may treat the holder of any Note as the owner of such Note for all purposes whatsoever, whether or not such Note may be overdue, and none of Borrower, the Seller, the Guarantor, UPFC, the Servicer, the Agents, the Administrative/Collateral Agent and any such agent shall be affected by notice to the contrary.

SECTION 16.8. Cancellation. All Notes surrendered for payment or registration of transfer or exchange shall be promptly canceled. The Borrower shall promptly cancel and deliver to the Administrative/Collateral Agent any Notes previously authenticated and delivered hereunder which the Borrower may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Borrower. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 16.8, except as expressly permitted by this Agreement.

SECTION 16.9. Participations; Pledge.

(a) At any time and from time to time, each Lender may, in accordance with applicable law, at any time grant participations in all or a portion of its Commitment and/or its interest in the Advances and other payments due to it under this Agreement to any Person (each, a “Participant”); provided, however, that no participation shall be granted to any Person unless and until the Administrative/Collateral Agent shall have consented thereto (which consent shall not be unreasonably withheld or delayed). Each Lender hereby acknowledges and agrees that (A) any such participation will not alter or affect such Lender’s direct obligations hereunder, and (B) neither Borrower, the Seller, the Guarantor, UPFC, Administrative/Collateral Agent, any Agent, the Backup Servicer nor the Servicer shall have any obligation to have any communication or relationship with any Participant. Each Participant shall comply with the provisions of Section 5.1(c). No Participant (i) which is other than an Eligible Assignee shall be entitled to receive additional amounts under Section 6.1 in excess of the additional amounts its lead Lender would have been entitled to receive had such participation not been granted unless such Participant was consented to by the Borrower or (ii) shall be entitled to transfer all or any portion of its participation without the prior written consent of the Administrative/Collateral Agent.

(b) Each Lender may pledge its interest in the Advances and the Notes to any Federal Reserve Bank as collateral in accordance with applicable law.

ARTICLE XVII

INDEMNIFICATION

SECTION 17.1. General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable law, UPFC agrees to indemnify the Administrative/Collateral Agent, the Investors, the Agents, the Custodian and each Eligible Assignee and each of their Affiliates, and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated thereby or the use of proceeds therefrom by the Borrower, the Seller or UACC, including (without limitation) in respect of the funding of any Advance or in respect of any Transferred Contract, excluding, however, (a) Indemnified Amounts payable to an Indemnified Party to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of any Indemnified Party or its agent or subcontractor, (b) except as otherwise provided herein, non-payment by any Obligor of an amount due and payable with respect to a Transferred Contract, (c) any loss in value of any Financed Vehicle or Permitted Investment due to changes in market conditions or for other reasons beyond the control of the Borrower, the Seller or the Servicer or (d) any tax upon or measured by net income on any Indemnified Party. Without limiting the foregoing, but subject to the exclusions (a) through (d) above, UPFC agrees to indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

(i)	the breach of any representation or warranty made by the Borrower, the Seller or UACC (or any of their respective officers) under or in connection with this Agreement or the other Transaction Documents, any Distribution Date Statement, Borrowing Base Confirmation or any other information, report or certificate delivered by the Borrower, the Seller or Servicer pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made, provided that a breach of a representation or warranty with respect to the eligibility of any Transferred Contract will not result in liability hereunder once either (A) such Transferred Contract is repurchased by UACC pursuant to the Contracts Purchase or (B) such Transferred Contract is no longer included in the Initial Borrowing Base and the outstanding principal amount of Advances is less than or equal to the Initial Borrowing Base;

(ii)	any claim arising out of the failure by the Borrower, the Seller or UACC to comply in any material way with any applicable law, rule or regulation with respect to any Transferred Contract or any Financed Vehicle, or the nonconformity of any Transferred Contract with any such applicable law, rule or regulation;

(iii)	any claim arising out of any failure of UACC or an Affiliate of the Borrower, as Servicer, to perform its duties or obligations in accordance with the provisions of Article VIII or any provision contained in any Transaction Document;

(iv)	any claim involving products liability that arises out of or relates to merchandise or services that are the subject of any Transferred Contract or strict liability claim in connection with any Financed Vehicle related to a Transferred Contract;

(v)	any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the making, maintenance or funding, directly or indirectly, of any Advance, or any other interest in the Borrower Collateral;

(vi)	the offering or effectuation of any Take-Out Securitization;

(vii)	the use, ownership or operation, if any, by UACC or any Affiliate thereof of a Financed Vehicle;

(viii)	negligence, misfeasance or bad faith of UACC in the performance of its duties under the Transaction Documents (including any violation of law);

(ix)	the commingling of the proceeds of Borrower Collateral at any time with other funds; or

(x)	any payments from time to time to Interest Rate Cap Counterparties pursuant to Section 9.5(a) resulting from any mismatch between the aggregate notional amount of the Interest Rate Caps and the aggregate outstanding principal amount of the Advances.

Indemnification under this Section 17.1 shall survive the termination of this Agreement and the resignation or removal of any Indemnified Party and shall include reasonable fees and expenses of counsel and expenses of litigation. If UPFC has made any indemnity payments pursuant to this Section 17.1 and the recipient thereafter collects any of such amounts from others, the recipient shall promptly repay such amounts collected to such Person, without interest.

SECTION 17.2. Contribution. If for any reason (other than the exclusions (a) through (d) set forth in the first paragraph of Section 17.1) the indemnification provided above in Section 17.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then UPFC agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and UPFC, UACC, the Borrower, the Seller and its Affiliates, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and UPFC, UACC, the Borrower, the Seller and its Affiliates, on the other hand, as well as any other relevant equitable considerations.

ARTICLE XVIII

MISCELLANEOUS

SECTION 18.1. No Waiver; Remedies. No failure on the part of any Investor, any Agent, Administrative/Collateral Agent any Indemnified Party or any Affected Person to

exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Investor and Participant is hereby authorized by the Borrower, the Seller and UACC at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Borrower, the Seller or UACC (as the case may be) to the amounts owed by the Borrower, the Seller or UACC, respectively, under this Agreement, to the Administrative/Collateral Agent, the Agents, any Affected Person, any Indemnified Party or any Investor or their respective successors and assigns.

SECTION 18.2. Amendments, Waivers. This Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 18.2. With the written consent of the Required Lenders, the Agents, Borrower, the Seller, the Guarantor, UPFC, the Servicer, UACC, Administrative/Collateral Agent the Custodian and the Backup Servicer may, from time to time, enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement (which consent shall not be unreasonably withheld if such amendment, supplement, waiver or modification is accompanied by an Opinion of Counsel that such amendment, supplement, waiver or modification will not adversely affect in any material respect the Required Lenders, the Agents or the Administrative/Collateral Agent); provided, however, that no such amendment, supplement, waiver or modification shall (i) reduce the amount of or extend the maturity of any payment with respect to an Advance or reduce the rate or extend the time of payment of Yield thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, in each case without the consent of each Lender affected thereby or (ii) amend, modify or waive any provision of this Section 18.2 or 18.11, or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders. Any waiver of any provision of this Agreement shall be limited to the provisions specifically set forth therein for the period of time set forth therein and shall not be construed to be a waiver of any other provision of this Agreement. No amendment, supplement, modification or waiver of this Agreement shall take effect unless each Rating Agency shall have confirmed that such action will not result in the withdrawal or reduction of its rating of the Notes.

SECTION 18.3. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2 shall not be effective until received.

SECTION 18.4. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Section 17.1, the Borrower or UACC on behalf of the Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative/Collateral Agent in connection with the preparation (subject to the Fee Letter), execution, delivery, syndication and administration of this Agreement, any Noncommitted Lender Liquidity Arrangement or other liquidity support facility and the other documents and agreements to be delivered hereunder or with respect hereto, and UACC further agrees to pay all reasonable costs and expenses of the Administrative/Collateral Agent in connection with any amendments, waivers or consents executed in connection with this Agreement and any Noncommitted Lender Liquidity Arrangement or other liquidity support facility, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative/Collateral Agent with respect thereto and with respect to advising the Administrative/Collateral Agent as to its rights and remedies under this Agreement and any Noncommitted Lender Liquidity Arrangement or other liquidity support facility, and to pay all costs and expenses, if any (including reasonable counsel fees and expenses), of the Administrative/Collateral Agent, the Agents, the Lenders, the Investors, the Administrative/Collateral Agent and their respective Affiliates, in connection with the enforcement against UACC or the Borrower of this Agreement or any of the other Transaction Documents and the other documents and agreements to be delivered hereunder or with respect hereto.

(b) In addition, UACC shall pay any and all stamp, personal property, transfer and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement, the Note, applicable UCC financing statements or the other documents or agreements to be delivered hereunder, and the pledge of the Borrower Collateral, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 18.5. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of Borrower, the Seller, the Guarantor, UPFC, the Investors, the Agents, the Administrative/Collateral Agent, the Back-Up Servicer, the Custodian, the Servicer, UACC, the Administrative/Collateral Agent and their respective successors and assigns, and the provisions of Section 5.1(b), Article VI, Section 12.1 and Article XVII shall inure to the benefit of the Affected Persons and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XVI. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time when all Obligations have been finally and fully paid and performed. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article X and the indemnification and payment provisions of Article VI, Section 12.1 and Article XVII and the provisions of Section 18.10,

Section 18.11 and Section 18.12 shall be continuing and shall survive any termination of this Agreement and any termination of UACC’s rights to act as Servicer hereunder or under any other Transaction Document.

SECTION 18.6. Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 18.7. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 18.8. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 18.9. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.

SECTION 18.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE SELLER, THE BORROWER, THE SERVICER, ADMINISTRATIVE/COLLATERAL AGENT, THE AGENTS, THE INVESTORS OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.

SECTION 18.11. No Proceedings.

(a) Each of the Borrower, the Seller, UACC, the Guarantor, UPFC, the Custodian, the Servicer, the Backup Servicer, Administrative/Collateral Agent, each Agent and each Investor hereby agrees that it will not institute against any Lender which is a Structured Lender, or join any other Person in instituting against such Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any commercial paper or other senior indebtedness issued by such Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall be outstanding. The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.

(b) Each of DBNY, UACC, the Custodian, the Servicer, the Seller, the Backup Servicer, each Agent, each Investor and the Administrative/Collateral Agent hereby agrees that it will not institute against the Borrower, or join any other Person in instituting against the Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any Advances or other amounts due from the Borrower hereunder shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Advances or other amounts shall be outstanding. The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.

SECTION 18.12. Limited Recourse to the Lenders. No recourse under any obligation, covenant or agreement of a Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of its Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of each Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of a Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by a Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of their willful misconduct, gross negligence or of fraudulent actions taken or fraudulent omissions made by them.

SECTION 18.13. Custodian. Deutsche Bank Trust Company Americas accepts and agrees to its designation and appointment as Custodian under the Sale and Servicing Agreement and agrees to perform its obligations under such agreement in accordance with the terms thereof and for the benefit of the Borrower and the Secured Parties. The Custodian may at any time resign as such by delivering the contents of the Contract Files to any successor Custodian designated by the Borrower in writing, or to any court of competent jurisdiction, whereupon the Custodian shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Custodian will take effect on the earlier of (a) the appointment of a successor (including by a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the Borrower. If a successor Custodian does not take office within 30 days after the retiring Custodian resigns or is removed, the retiring Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian.

SECTION 18.14. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 18.15. Confidentiality. (a) The Borrower, the Servicer, the Seller and UACC shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in connection with this Agreement except they may disclose such information (i) to their affiliates and its and their officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (ii) with the consent of such Lender, or (iii) to the extent the Borrower, the Seller, UACC, the Guarantor, UPFC or the Servicer or any Affiliate of any of them should be required by any law or regulation applicable to it or requested by any Official Body to disclose such information; provided, that, in the case of clause (iii), the Borrower, the Seller, UACC, the Guarantor, UPFC or the Servicer, as the case may be, will use all reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Administrative/Collateral Agent of its intention to make any such disclosure prior to making such disclosure.

(b) The Administrative/Collateral Agent, each Agent and each Lender, severally and with respect to itself only, covenants and agrees that any information obtained by the Administrative/Collateral Agent, such Agent or such Lender pursuant to this Agreement shall be held in confidence (it being understood that documents provided to the Administrative/Collateral Agent hereunder may in all cases be distributed by the Administrative/Collateral Agent to the Agents and the Lenders) except that the Administrative/Collateral Agent, such Agent or such Lender may disclose such information (i) to its affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Administrative/Collateral Agent, such Agent or such Lender, (iii) to the extent such information was available to the Administrative/Collateral Agent, such Agent or such Lender on a nonconfidential basis prior to its disclosure to the Administrative/Collateral Agent, such Agent or such Lender hereunder, (iv) with the consent of UACC, (v) to the extent permitted by Article XVI, (vi) to the extent the Administrative/Collateral Agent, such Agent or such Lender should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any

Official Body to disclose such information, (vii) for the purposes of establishing a “due diligence” defense, (viii) in the case of any Lender that is a Structured Lender, to rating agencies, placement agents and providers of liquidity and credit support who agree to hold such information in confidence or (ix) at any time which is 18 months after such information was provided to the Administrative/Collateral Agent, such Agent or such Lender; provided, that, in the case of clause (vi) above, the Administrative/Collateral Agent, such Agent or such Lender, as applicable, will use all reasonable efforts to maintain confidentiality and, in the case of clause (vi)(A) above, will (unless otherwise prohibited by law) notify UACC of its intention to make any such disclosure prior to making any such disclosure.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

UPFC FUNDING CORP.

By:	/s/ Garland Koch
Name: Garland Koch
Title: Senior Vice President 3990 Westerly Place, Suite 200 Newport Beach, CA 92660 Attention: Garland Koch Facsimile No.: 949-224-1910

UNITED AUTO CREDIT CORPORATION, individually and as Seller and Servicer

By:	/s/ Mario Radrigan
Name: Mario Radrigan
Title: Executive Vice President 3990 Westerly Place, Suite 200 Newport Beach, CA 92660 Attention: Garland Koch Facsimile No.: 949-224-1910

UNITED PANAM FINANCIAL CORP.

By:	/s/ Ray Thousand
Name: Ray Thousand
Title: President and Chief Executive Officer 3990 Westerly Place, Suite 200 Newport Beach, CA 92660 Attention: Garland Koch Facsimile No.: 949-224-1910

[Signature page to Receivables Financing Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative/Collateral Agent

By:	/s/ Eileen M. Hughes
Name: Eileen M. Hughes
Title: Vice President

By:	/s/ Tara Richards
Name: Tara Richards
Title: Associate

60 Wall Street New York, New York 10005 Attention: Asset Finance Department Facsimile No.: (212) 797-8626

[Signature page to Receivables Financing Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Custodian

By:	/s/ Christopher Corcoran
Name: Christopher Corcoran
Title: Assistant Vice President

By:	/s/ Tsutomu Yoshida
Name: Tsutomu Yoshida
Title: Assistant Vice President

1761 East St. Andrew Place Santa Ana, CA 92705 Attention: Mortgage Custody Facsimile No.: (714) 247-6082

[Signature page to Receivables Financing Agreement]

CENTERONE FINANCIAL SERVICES LLC, as Backup Servicer

By:	/s/ Edward J. Brown, Jr.
Name: Edward J. Brown, Jr.
Title: Executive Vice President

Address: 190 Jim Moran Blvd. Address: Deerfield Beach, FL 33442 Attention: Executive Vice President Facsimile No.: (954) 596-3070

[Signature page to Receivables Financing Agreement]

GEMINI LENDER GROUP

Type of Lender: Noncommitted Lender	GEMINI SECURITIZATION CORP., LLC

Maximum Purchase	By:	/s/ R. Douglas Donaldson
Amount: $200,000,000		Name:	R. Douglas Donaldson
		Title:	Treasurer

Address for Notices:

c/o Ropes & Gray One International Place Boston, Massachusetts 02110 Attn: R. Douglas Donaldson Telecopier: (617) 951-7050

with a copy to:

c/o Deutsche Bank AG, New York Branch, Agent 60 Wall Street New York, New York 10005 Attention: Conduit Funding/Administration Telecopier: (212) 797-7973

Payment Instructions:

Fed ABA: 026-003-780 Fed Bank: Deutsche Bank, NY Acct. #: 10-463646-0008 Acct. Name: Gemini Securitization Corp., LLC Attention: Siegfried Rader Ph: 212-474-7737 Ref: UPFC

[Signature page to Receivables Financing Agreement]

Type of Lender: Committed Lender	DEUTSCHE BANK AG, NEW YORK BRANCH

Commitment: $200,000,000	By:	/s/ Eric Shea
		Name:	Eric Shea
		Title:	Director

	By:	/s/ Stanley Chao
		Name:	Stanley Chao
		Title:	Vice President

Address for Notices:

c/o Deutsche Bank AG, New York Branch 60 Wall Street New York, New York 10005 Attention: Conduit Funding/Administration Telecopier: (212) 797-7973

Payment Instructions:

Fed ABA: 021-000-018 Fed Bank: The Bank of New York Acct. Name: DBO Account #: GLA-111569 Attention: Nicole Lashley Ref: UPFC

[Signature page to Receivables Financing Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Agent

By:	/s/ Eric Shea
	Name:	Eric Shea
	Title:	Director

By:	/s/ Stanley Chao
	Name:	Stanley Chao
	Title:	Vice President

Address for Notices:

c/o Deutsche Bank AG, New York Branch 60 Wall Street New York, New York 10005 Attention: Conduit Funding/Administration Telecopier: (212) 797-7973

Payment Instructions:

Fed ABA: 021-000-018 Fed Bank: The Bank of New York Acct. Name: DBO Account #: GLA-111569 Attention: Nicole Lashley Ref: UPFC

[Signature page to Receivables Financing Agreement]